CREDIT AGREEMENT

Dated as of May 17, 2012

among

MEDIA GENERAL, INC.,
as the Borrower,

BH FINANCE LLC,
as Administrative Agent and a Lender,

and

The Other Lenders Party Hereto

with

J.P. MORGAN SECURITIES LLC,

as Sole Arranger and Syndication Agent

Section	Page

	ARTICLE I.
	DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	27
1.03	Accounting Terms	28
1.04	Rounding	28
1.05	Times of Day	29
	ARTICLE II.
	THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Loans	29
2.02	Borrowings	29
2.03	Reserved.	30
2.04	Prepayments.	30
2.05	Termination or Reduction of Commitments	33
2.06	Repayment of Loans	34
2.07	Interest.	34
2.08	Commitment Fee	35
2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	35
2.10	Evidence of Debt	35
2.11	Payments Generally; Administrative Agent’s Clawback.	36
2.12	Sharing of Payments by Lenders	37
2.13	Insufficient Funds	37
2.14	Reserved.	38
2.15	Defaulting Lenders.	38
	ARTICLE III.
	TAXES

3.01	Taxes	39
3.02	Tax Treatment	42
3.03	Survival	42
	ARTICLE IV.
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Effectiveness and of Initial Credit Extension	42
4.02	Conditions to all Credit Extensions	45

i

	ARTICLE V.
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	46
5.02	Authorization; No Contravention	46
5.03	Governmental Authorization; Other Consents	46
5.04	Binding Effect	47
5.05	Financial Statements; No Material Adverse Effect.	47
5.06	Litigation	48
5.07	No Default	48
5.08	Ownership of Property; Liens	48
5.09	Environmental Compliance	49
5.10	Insurance	50
5.11	Taxes	50
5.12	ERISA Compliance.	50
5.13	Subsidiaries; Equity Interests	51
5.14	Margin Regulations; Investment Company Act.	51
5.15	Disclosure	51
5.16	Compliance with Laws	52
5.17	Intellectual Property; Licenses, Etc	52
5.18	Solvency	52
5.19	Labor Matters	53
5.20	Collateral Documents	53
	ARTICLE VI.
	AFFIRMATIVE COVENANTS

6.01	Reports and Other Information	53
6.02	Certificates; Other Information	54
6.03	Notices	55
6.04	Payment of Obligations	57
6.05	Preservation of Existence, Etc	57
6.06	Maintenance of Properties	57
6.07	Maintenance of Insurance	57
6.08	Compliance with Laws	58
6.09	Books and Records	58
6.10	Inspection Rights	58
6.11	Use of Proceeds	58
6.12	Post-Closing Date Collateral Requirements.	58
6.13	Covenant to Guarantee Obligations and Give Security	61
6.14	Lien Searches	66
6.15	Deposit, Securities and Investment Accounts	66
6.16	Further Assurances	67
6.17	Compliance with Environmental Laws	67
6.18	Environmental Indemnity Agreements; Preparation of Environmental Reports and Appraisals	67
6.19	Taxpayer Identification Number	68

6.20	Designation as Senior Debt	68
	ARTICLE VII.
	NEGATIVE COVENANTS

7.01	Liens	68
7.02	Reserved.	70
7.03	Dividend and Other Payment Restrictions Affecting Subsidiaries	70
7.04	Indebtedness	71
7.05	Fundamental Changes	72
7.06	Asset Sales	73
7.07	Restricted Payments	73
7.08	Limitation on Guarantees of Indebtedness by Subsidiaries	74
7.09	Change in Nature of Business	74
7.10	Transactions with Affiliates	74
7.11	Subsidiaries	76
7.12	Existing Notes	76
	ARTICLE VIII.
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	76
8.02	Remedies Upon Event of Default	78
8.03	Application of Funds	79
	ARTICLE IX.
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority.	80
9.02	Rights as a Lender	80
9.03	Exculpatory Provisions	80
9.04	Reliance by Administrative Agent	81
9.05	Delegation of Duties	81
9.06	Resignation of Administrative Agent.	82
9.07	Non-Reliance on Administrative Agent and Other Lenders	83
9.08	Reserved.	83
9.09	Administrative Agent May File Proofs of Claim	83
9.10	Collateral and Guaranty Matters	84
	ARTICLE X.
	MISCELLANEOUS

10.01	Amendments, Etc	85
10.02	Notices; Effectiveness; Electronic Communication.	86
10.03	No Waiver; Cumulative Remedies	88
10.04	Expenses; Indemnity; Damage Waiver.	88
10.05	Payments Set Aside	90
10.06	Successors and Assigns	90

10.07	Treatment of Certain Information; Confidentiality	94
10.08	Right of Setoff	95
10.09	Interest Rate Limitation	96
10.10	Counterparts; Integration; Effectiveness	96
10.11	Survival of Representations and Warranties	96
10.12	Severability	96
10.13	Intercreditor Agreement.	97
10.14	Governing Law; Jurisdiction; Etc	98
10.15	Waiver of Jury Trial	99
10.16	USA PATRIOT Act	99
10.17	Release of Collateral	99
10.18	No Advisory or Fiduciary Responsibility	100
10.19	Time of the Essence	100
10.20	ENTIRE AGREEMENT	100

SCHEDULES

2.01(a)	Commitments, Term Loan Amounts and Applicable Percentages
5.08(b)	Existing Liens
5.08(c)	Description of all Real Property
5.08(d)	List of all Real Property Leases where Loan Party is Lessee
5.08(e)	List of all Real Property Leases where Loan Party is Lessor
5.08(f)	Existing Investments
5.09(b)	Environmental Compliance
5.11	Tax Sharing Agreements
5.13	Subsidiaries; Other Equity Investments
6.12	Certain Mortgaged Properties
7.01	Existing Liens
7.04	Existing Indebtedness
10.02	Certain Addresses for Notices

EXHIBITS
Form of
A	Committed Loan Notice
B	Term Loan Notice
C	Term Loan Note
D	Committed Loan Note
E	Compliance Certificate
F	Assignment and Assumption
G	Guaranty
H	Warrant Agreement
I	Registration Rights Agreement
J	Shareholders Agreement

v

MEDIA GENERAL, INC.

$445,000,000

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of May 17, 2012, among MEDIA GENERAL, INC., a Virginia corporation, each lender from time to time party hereto, and BH FINANCE LLC, a Nebraska limited liability company, as Administrative Agent.

The Borrower is a party to that certain Second Amended and Restated Credit Agreement, dated February 12, 2010, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of February 8, 2012, and that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of March 20, 2012, among each lender party thereto, and Bank of America, N.A., as administrative agent and letter of credit issuer, as amended through the date hereof (the “Existing Credit Facility”).

The Borrower has requested that the Lenders and Administrative Agent enter into this Credit Agreement, and Borrower has covenanted and agreed to use the proceeds of the Credit Extensions hereunder to, inter alia, repay all outstanding indebtedness and obligations under the Existing Credit Facility, and the Lenders and Administrative Agent are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that when the conditions set forth in Section 4.01 hereof are satisfied, the Existing Credit Facility shall be refinanced and replaced as hereinbefore set forth and as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01           Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means BH Finance LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the aggregate Commitments of all the Revolver Lenders.  Notwithstanding anything herein or in any other Loan Document to the contrary, on the Closing Date, the Aggregate Commitments shall be in an aggregate amount for all Revolver Lenders not to exceed $45,000,000.

“Agreement” means this Credit Agreement.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Leverage Ratio	Rate
2	>3.5:1	10.500%
1	≤3.5:1	9.000%

The Applicable Rate as of the Closing Date shall be Pricing Level 2.  Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 2 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered, until the first Business Day after the date on which such Compliance Certificate is delivered.

“Asset Sale” means:

(1)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of or pursuant to any Local Marketing Agreement, Joint Sales Agreement, Shared Services Agreement, or Sale and Lease-Back Transaction) of the Borrower or any of its Subsidiaries (each referred to in this definition as a “disposition”); or

(2)           the issuance or sale of Equity Interests of any Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than the following exceptions that shall apply so long as there exists no Default before and/or after giving effect to each and every such disposition, issuance or sale described below on a Pro Forma Basis:

(a)           any disposition of obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Borrower and its Subsidiaries in a manner permitted pursuant to the provisions described in Section 7.05 hereof;

(c)           [reserved];

(d)           any disposition of assets or issuance or sale of Equity Interests of a Subsidiary in any transaction or series of transactions that, when considered together with all other transactions or series of transactions previously entered into pursuant to the exception set forth in this clause (d), do not equal or exceed an aggregate fair market value of $5.0 million;

(e)           any disposition of property or assets or issuance of securities by a Subsidiary of the Borrower to the Borrower or by the Borrower or a Subsidiary of the Borrower to another Subsidiary of the Borrower;

(f)           the sale, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)           foreclosures on assets; and

(i)           transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Cash Proceeds and are applied in accordance with Section 7.06 hereof; (l) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower or a Subsidiary are not material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 25, 2011, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes and schedules thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of a Lender to make Committed Loans pursuant to Section 8.02.

“Berkshire” means Berkshire Hathaway Inc., a Delaware corporation.

“Borrower” means Media General, Inc., a Virginia corporation.

“Borrowing” means a Committed Borrowing or a Term Loan Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cafeteria Plan Flex Account” means the bank deposit account (or if more than one, the aggregate of all such accounts) established and maintained by the Borrower from time to time to serve as collateral for stored value card transactions under the health and/or dependent care flexible spending account components of the Borrower’s cafeteria plan for employees, as such plan exists now or may be amended in the future, but in each case only to the extent such accounts are established and maintained in accordance with applicable Laws and qualify under Section 125 of the Code.

“Capital Lease Obligation” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Capital Stock” means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the issuer of any letter of credit issued for the benefit of any Loan Party, as collateral for such Loan Party’s obligations pursuant to such letter of credit, cash or deposit account balances pursuant to documentation in form and substance satisfactory to such letter of credit issuer.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least Prime-1 (or the then equivalent grade) by Moody’s or at least A-1 (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof; and

(d)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) the descendents of D. Tennant Bryan and their respective estates, lineal descendants, adoptive children, heirs, executors, personal representatives, administrators and trusts for any of their benefit or the benefit of their respective spouses, estates, lineal descendants, adoptive children or heirs) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, 50% or more of the outstanding shares of the Class B voting stock of the Borrower; or

(b)           during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)           a “change of control” or “change in control” or any comparable term under, and as defined in the Indenture Documentation or any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of $25,000,000 or more shall have occurred.

“Closing Date” means the first date all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived by each Closing Date Lender and the initial Credit Extension of Loans has been made by the Lenders pursuant to Section 2.01.

“Closing Date Lender” means any Lender that is a party to this Agreement on the Closing Date and any Affiliate of any such Lender.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the collateral and mortgaged property described in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents or Loan Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, including, without limitation, all cash, assets, real estate and other properties of the Borrower and its Subsidiaries, but excluding certain assets (i) not required to be subject to Liens securing the Obligations by the terms of this Agreement or any Loan Document or (ii) immaterial to the Borrower and its Subsidiaries.

“Collateral Agent” means Bank of America, N.A., or any such successor collateral agent in accordance with the terms of the Intercreditor Agreement.

“Collateral Documents” means, collectively, the Security Agreements, the Security Agreement Joinders, the Pledge Agreements, the Pledge Agreement Joinders, the Mortgages, the Intercreditor Agreement, and each of the other agreements, instruments or documents that creates, evidences or provides notice of, or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, in a form acceptable to the Administrative Agent.

“Commitment” means, as to each Revolver Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolver Lender’s name on Schedule 2.01(a) as its Commitment under the Revolver Credit Facility, or in the Assignment and Assumption pursuant to which such Revolver Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing of the Committed Loan.

“Committed Loan” has the meaning specified in Section 2.01(a).

“Committed Loan Note” means a promissory note made by the Borrower in favor of a Revolver Lender evidencing Committed Loans made by such Revolver Lender, substantially in the form of Exhibit D.

“Committed Loan Notice” means a notice of a Committed Borrowing, which, if in writing, shall be substantially in the form of Exhibit A or in such other form acceptable to the Administrative Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E, or in such other form acceptable to the Administrative Agent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means any Loan (including the Committed Loan and/or Term Loan).

“Cross Ownership Rules” means the rules of the FCC regarding multiple ownership of media assets within a market area set forth in Amendment of Sections 73.34, 73.240 and 73.636 of the Commissions Rules Relating to Multiple Ownership of Standard, FM, and Television Broadcast Stations, 50 F.C.C. 2d 1046 (1975) or any successor FCC rules.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the Applicable Rate or the Revolver Rate, as applicable, plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date or the date the Loans are no longer outstanding.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means, for any period (the “Determination Period”), for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for the Determination Period plus the sum of:

(a)           the following (but in each case only to the extent deducted in calculating Net Income for the Determination Period), and in each case without duplication:

(i)           Interest Expense for the Determination Period,

(ii)           the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for the Determination Period,

(iii)           depreciation and amortization expense for the Determination Period,

(iv)           all film amortization charges, less any film cash payments for the Determination Period,

(v)           other non-recurring expenses of the Borrower and its Subsidiaries for the Determination Period reducing such Net Income which do not represent a cash item in the Determination Period or any future period,

(vi)           actual one-time employment severance costs expensed during the Determination Period, provided that, (A) such severance costs were customary and incurred in accordance with the Borrower’s past practices, (B) the aggregate amount of all such cash employment severance costs expensed during the period from the date hereof through the end of the Determination Period does not exceed $15,000,000 (excluding from such limitation all such cash employment severance costs incurred in connection with the sale of any of the Borrower’s publishing assets, and (C) the aggregate amount of all such cash employment severance costs arising from the sale of any of the Borrower’s publishing assets expensed during the period from the date hereof through the end of the Determination Period does not exceed $15,000,000,

(vii)           cash receipts during the Determination Period in respect of non-cash increases deducted from EBITDA previously,

(viii)           actual shut-down expenses expensed during the Determination Period, provided that, (A) such shut-down expenses were customary and incurred in accordance with the Borrower’s past practices, (B) the aggregate amount of all such actual shut-down expenses expensed during the period from the date hereof through the end of the Determination Period does not exceed $40,000,000 (excluding from such limitation all such shut-down expenses incurred in connection with the sale of any of the Borrower’s publishing assets), and (C) the aggregate amount of all such actual shut-down expenses expensed in connection with the sale of any of the Borrower’s publishing assets during the period from the date hereof through the end of the Determination Period does not exceed $15,000,000,

(ix)           actual costs expensed for any appraisals required pursuant to this Agreement or the Existing Credit Agreement during the Determination Period,

(x)           actual expense reimbursement payments expensed by the Borrower during the Determination Period with respect to any advisor engaged on behalf of the Administrative Agent or the Existing Administrative Agent under the Existing Credit Agreement,

(xi)           actual payments and fees to the extent incurred and expensed after January 1, 2012 by the Borrower in each case solely in connection with the actual cash payment of:

(A)           for Determination Periods during the Borrower’s fiscal year 2012, all financial and legal advisors engaged on behalf of the Borrower in connection with the Existing Credit Facility, this Agreement, any divestiture of all or any portion of the Borrower’s and its Subsidiaries’ publishing assets; and

(B)           For Determination Periods during any fiscal year after the end of the Borrower’s fiscal year 2012, one financial advisor and one legal advisor at any one time engaged on behalf of the Borrower;

(xii)           transaction fees and losses expensed in the Determination Period arising from (A) the Disposition of assets or (B) the termination of any lease of real or personal property,

(xiii)           fees (including reimbursements) to the Existing Administrative Agent (and its Affiliates) and the lenders under the Existing Credit Facility or relating to a proposed issuance of senior notes or other refinancing of the Existing Credit Facility, or paid in connection with this Agreement, and in each case expensed by the Borrower during the Determination Period,

(xiv)           non-cash expenses for the Determination Period in respect of fees paid in connection with financing transactions in prior periods; and

(xv)           fees (including reimbursements) constituting legal fees for counsel to the underwriter and printing costs in each case in connection with the proposed issuance of the senior notes and expensed by the Borrower during the Determination Period;

minus the sum of

(b)           the following (but only to the extent deducted in calculating such Net Income for such period), and in each case without duplication:

(i)           any benefit for Federal, state, local and foreign income taxes accrued with respect to the Borrower and its Subsidiaries for the Determination Period, plus

(ii)           all non-cash items increasing Net Income for the Determination Period, plus

(iii)           cash payments made during the Determination Period with respect to non-cash charges added back during previous periods if otherwise excluded;

provided that for the purposes of determination of the Leverage Ratio, EBITDA shall be determined as if any Subsidiary that has become or ceased to be a Subsidiary during the fiscal quarter then ending or the immediately preceding three fiscal quarters, was (or, in the case of a Subsidiary that has ceased to be a Subsidiary, was not) a Subsidiary at all times during such period.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to the consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430 and 432 of the Code or Sections 303 and 305 of ERISA.

“Event of Default” has the meaning specified in Section 8.01.

“Existing Administrative Agent” has the meaning specified in Section 4.01(e).

“Existing Credit Facility” has the meaning specified in the opening paragraphs of this Agreement.

“Existing Lender” has the meaning specified in Section 4.01(e).

“Existing Mortgages” means the Mortgages executed and delivered pursuant to the Existing Credit Facility prior to the Closing Date.

“Existing Mortgage Policies” means the Mortgage Policies issued prior to the Closing Date with respect to the Existing Mortgages.

“Existing Notes” means the 11¾% senior secured notes due 2017 issued by the Borrower pursuant to the Indenture.

“Facility” means the Term Loan Facility and/or the Revolver Credit Facility, as the context may require.

“Facility Secured Parties” means the “Secured Parties” (or similar term) as defined in this Agreement.

“FCC” means the Federal Communications Commission and any successor thereto.

“FCC Cross Ownership Issues” means (i) the Cross Ownership Rules are in effect and (ii) the Borrower and its Subsidiaries’ ownership of media assets is Permitted Cross Ownership.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the primary obligor) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien) limited to the lesser of such Indebtedness or the value of the assets securing such Lien; provided, however, that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  For the purposes of Section 7.04, Guarantee obligations by the Borrower or any of its Subsidiaries in respect of Indebtedness shall be calculated without duplication of any other Indebtedness.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each Subsidiary which executes and delivers to the Administrative Agent the Guaranty or a Guaranty Joinder, for so long as such Subsidiary is obligated under such Guaranty or Guaranty Joinder.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G and all Guaranty Joinders executed and delivered in connection therewith.

“Guaranty Joinder” means each Guaranty Joinder in the form of Exhibit A attached to the Guaranty, including, without limitation, those Guaranty Joinders to be executed and delivered by each Subsidiary acquired or created after the Closing Date.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is non-recourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property subject to such Lien);

(f) Capital Lease Obligations and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing determined in accordance with GAAP.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (provided that, if such Indebtedness is partially recourse and partially non-recourse, only the amount of such recourse Indebtedness shall be included). The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indenture” means that certain Indenture, dated as of February 12, 2010, among the Borrower, the Guarantors and the Trustee executed in connection with the Existing Notes, and any supplement or amendment thereto, on such terms and conditions, and subject to documentation, acceptable to the Administrative Agent.

“Indenture Documentation” means the Existing Notes, the Indenture, and all agreements and instruments executed by the Borrower or any of the other Loan Parties in connection with the Existing Notes and the Indenture, including without limitation, all agreements and instruments granting any Lien to secure any of the Existing Notes, in each case on such terms and conditions, and subject to documentation, acceptable to the Administrative Agent.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.07.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor and Collateral Agency Agreement dated as of February 12, 2010 by and among the Borrower, Bank of America, N.A., as Collateral Agent, the Administrative Agent (as a successor to Bank of America, N.A., in its capacity as Administrative Agent under the Existing Credit Facility), as Bank Agent, and the Bank of New York Mellon, as Trustee, as such agreement may be amended on or following the date hereof in accordance with its terms.

“Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect Indebtedness or investment by such Person, whether by means of (a) the purchase or other acquisition of all or any portion of the capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Joint Sales Agreement” means an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (i) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (ii) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (iii) set the rates for advertising on and/or (iv) provide the advertising material for broadcast on, a television broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each lender from time to time party hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, on any date of determination, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries on a consolidated basis on such date of determination minus any Indebtedness of the type described in subsection (c) of the definition of “Indebtedness” that is not currently due and payable, to (b) (i) EBITDA for the period of the eight fiscal quarters most recently ended for which financial statements have been delivered in accordance with the terms of Section 6.01(a), divided by (ii) two (2).

“License” means, as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Term Loan.

“Loan Documents” means this Agreement, each Note, each Collateral Document, the Guaranty, each Guaranty Joinder, each Compliance Certificate delivered to the Administrative Agent and signed by a Responsible Officer of the Borrower, and each other document or agreement executed by any Loan Party in connection with this Agreement from time to time.

“Loan Parties” means, collectively, the Borrower and each Subsidiary, and “Loan Party” means any of them, as applicable in the context in which it is used.

“Local Marketing Agreement” means a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time during more than fifteen percent (15%) of the air time of a television broadcast station licensed to another Person.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower or the Borrower and the other Loan Parties, taken as a whole, to perform its or their obligations under the Loan Documents; or (c) the rights or remedies of the Administrative Agent, the Collateral Agent, or the Lenders (or any of their permitted agents or designees) under this Agreement or any of the other Loan Documents.

“Maturity Date” means the date that is the eighth (8th) anniversary of the Closing Date.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means (in each case as same may be amended or amended and restated) a deed of trust, trust deed, deed to secure debt, mortgage, leasehold deed of trust, leasehold trust deed, leasehold deed to secure debt, or leasehold mortgage, together with the assignments of leases and rents referred to therein or executed in connection therewith, in each case in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders and securing the obligations described therein (including the Secured Obligations) and in form and substance acceptable to the Administrative Agent.  The term “Mortgages” includes without limitation the Existing Mortgages together with the Mortgage Amendments delivered pursuant to Section 6.12, and Mortgages delivered pursuant to Section 6.13.  Each Mortgage executed after the Closing Date shall be in form and substance substantially the same as the Existing Mortgages, as amended by the Mortgage Amendments contemplated by Section 6.12, with such changes as may be reasonably acceptable to the Administrative Agent (including, without limitation, such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for matters of Law, whether local or otherwise).

“Mortgage Amendment” means (a) an amendment to an Existing Mortgage or an amendment and restatement of an Existing Mortgage, or (b) an amendment to a Mortgage or an amendment and restatement of a Mortgage, as applicable, in each case in form and substance acceptable to the Administrative Agent.

“Mortgage Policy” means a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgage in question to be valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, filed mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means as applied to the Borrower and its Subsidiaries on a consolidated basis for any period, the aggregate amount of net income of such Person, after taxes (but before extraordinary items), for such period, as determined in accordance with GAAP.

“Net Cash Proceeds” means:

(a)           with respect to any Asset Sale by the Borrower or any other Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable, customary and documented out-of-pocket expenses incurred by the Borrower or such other Loan Party in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b)           with respect to the sale or issuance of any Equity Interest by the Borrower  or any other Loan Party, or the incurrence or issuance of any Indebtedness by the Borrower or any other Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable, customary and documented out-of-pocket expenses, incurred by the Borrower or such other Loan Party in connection therewith. “Note” means any of the Committed Loan Notes or Term Loan Notes, and “Notes” means all of the Committed Loan Notes and Term Loan Notes.

“Non-Defaulting Lender” means a Lender other than a Defaulting Lender.

“Noteholders” means each “Holder” as defined in the Indenture.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, including without limitation, all indemnification obligations, yield protection obligations and other obligations arising under the Loan Documents, and including interest and fees with respect to any of the foregoing that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the general counsel of the Borrower, that meets the requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Administrative Agent.  The counsel may be an employee of or counsel to the Borrower.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means (i) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (ii) with respect to a Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of a Term Loan occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Pay-Off Amount” has the meaning specified in Section 4.01(e).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 7.06 hereof.

“Permitted Cross Ownership” means the common ownership by the Borrower and its Subsidiaries of a television station and a daily newspaper in the same market where (i) the ownership of such media assets is permitted by or grandfathered under the Cross Ownership Rules (the Borrower’s Tampa operations are grandfathered under the Cross Ownership Rules), (ii) the Borrower and its Subsidiaries have a waiver in respect of their ownership of such media assets under the Cross Ownership Rules, or (iii) if the ownership of such media assets does not satisfy either clause (i) or (ii), (A) the only consequence the FCC imposes on the Borrower or its Subsidiaries is the divestiture of such assets and (B) the Borrower (x) is in the process of complying with any FCC order or ruling regarding the divestiture of such assets or (y) is contesting such FCC order or ruling regarding divestiture in good faith by appropriate proceedings diligently conducted; provided that, with respect to the activities described in (x) and (y), such FCC order or ruling regarding divestiture does not constitute a final non-appealable order or ruling to divest all or substantially all of the assets of the Borrower.

“Permitted Line of Business” means any business related to those currently conducted by the Borrower and its Subsidiaries or businesses related to the communications or media businesses.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreement” means those certain First Restated Pledge Agreements made by the Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, substantially in the form delivered in connection with the Existing Credit Facility, with such changes thereto as are acceptable to the Administrative Agent, and all Pledge Agreement Joinders from time to time executed and delivered in connection therewith.

“Pledge Agreement Joinders” means any joinder executed in connection with any Pledge Agreement.

“Pro Forma Basis” means, for any period or date, for each Loan Party with respect to any Asset Sale, Indebtedness, Investment, merger, dissolution, liquidation, consolidation, or Restricted Payment (including any related assumption, incurrence or issuance of Indebtedness in connection with any such transaction or event), that any calculation or projection required to be made hereunder shall be calculated after giving effect on a pro forma basis to any such transaction or event, and that such transaction or event shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction or event for which the Borrower has delivered financial statements in accordance with the terms of Section 6.01(a) or Section 6.01(b), as applicable. In connection with the foregoing, with respect to any Asset Sale (i) income statement and cash flow statement items (whether positive or negative) attributable to the Person or assets disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction or event and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 10.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Committed Loans, a Committed Loan Notice, and (b) with respect to the initial Credit Extension hereunder, a Term Loan Notice.

“Required Revolver Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Aggregate Commitments (or, if the commitment of each Revolver Lender to make Committed Loans has been terminated pursuant to Section 8.02 or expired, Lenders holding in the aggregate more than 50% of the Revolver Outstandings), provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolver Lenders.

“Required Term Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the Outstanding Amount of Term Loans, provided that the Outstanding Amount of Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Required Total Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of (a) the Aggregate Commitments (or, if the commitment of each Revolver Lender to make Committed Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Revolver Outstandings), plus (b) the Outstanding Amount of Term Loans, provided that, in each case of subsections (a) and (b) preceding, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Total Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolver Applicable Percentage” means with respect to any Revolver Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Revolver Lender’s Commitment at such time.  If the commitment of each Revolver Lender to make Committed Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Revolver Applicable Percentage of each Revolver Lender shall be determined based on the Revolver Applicable Percentage of such Revolver Lender most recently in effect, giving effect to any subsequent assignments.  The initial Revolver Applicable Percentage of each Revolver Lender is set forth opposite the name of such Revolver Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Revolver Lender becomes a party hereto, as applicable.

“Revolver Credit Facility” means, at any time, the revolving loan facility described in Section 2.01(a) and the other applicable provisions of this Agreement and the Loan Documents.

“Revolver Lender” means, on any date of determination, each Lender that has either or both of the following characteristics on such date:  (a) a Revolver Applicable Percentage that is more than zero or (b) such Lender is owed any portion of the outstanding amount of the Committed Loans.

“Revolver Outstandings” means the aggregate Outstanding Amount of all Committed Loans.

“Revolver Rate” means 10.000%.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to a third Person in contemplation of such leasing.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Subsidiaries secured by a Lien.

“Secured Obligations” means (a) the Obligations and (b) the “Notes” and “Guarantees”, as each such term is defined in the Indenture.

“Secured Parties” means, collectively, Collateral Agent, each Lender and the Administrative Agent.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or, to the extent approved by the SEC, the Public Company Accounting Oversight Board (United States), as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means those certain Security Agreements made by the Borrower and its Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, substantially in the form delivered in connection with the Existing Credit Facility, with such changes thereto as are acceptable to the Administrative Agent, and all Security Agreement Joinders from time to time executed and delivered in connection therewith.

“Security Agreement Joinder” means any joinder executed in connection with any Security Agreement.

“Senior Secured Debt Rating” means the Borrower’s senior secured debt rating as announced by either S&P or Moody’s (or both).

“Shared Services Agreement” means a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate television broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one television broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one television broadcast station by employees of the owner and operator of the other television broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such television broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” or “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the fair value or present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) unliquidated, contingent, disputed and unmatured claims shall be valued at the amount that can be reasonably expected to be actual and matured.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Survey” means an American Land Title Association/American Congress on Surveying and Mapping form survey, for which all necessary fees (where applicable) have been paid, certified to the Administrative Agent and the issuer of the applicable Mortgage Policy in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the State in which the property described in such survey is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the existence of any encroachments, either by such improvements or on to such property, and other matters that would be disclosed by an accurate survey complying with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and the National Society of Professional Surveyors in 2005.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Amount” means, as to each Term Loan Lender, its obligation to make a Term Loan on the Closing Date to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount, and with an aggregate face amount reflecting an agreed original issue discount, equal to the respective principal amount and face amount set forth opposite such Term Loan Lender’s name as the “Term Loan Funding Amount” and Term Loan Amount, respectively, on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.  On the Closing Date, the aggregate face amount of all Term Loan Amounts for all Term Loan Lenders shall be $400,000,000.

“Term Loan Applicable Percentage” means with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Loan Facility represented by the principal amount of such Term Loan Lender’s Term Loans at such time.  The initial Term Loan Applicable Percentage of each Term Loan Lender is set forth opposite the name of such Term Loan Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term Loan Lender becomes a party hereto, as applicable.

“Term Loan Borrowing” means the initial borrowing of the Term Loans made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Loan Facility” means, at any time, the term loan facility described in Section 2.01(b) and the other applicable provisions of this Agreement and the Loan Documents.

“Term Loan Lender” means, on any date of determination, any Lender that is owed any portion of the Term Loans on such date.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the Term Loans made by such Term Loan Lender, substantially in the form of Exhibit C, and any replacements, extensions, renewals or amendments thereto.

“Term Loan Notice” means the notice of the initial Borrowing of Term Loans, substantially in the form of Exhibit B or in such other form acceptable to the Administrative Agent.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“United States” and “U.S.” mean the United States of America.

“Warrant” has the meaning specified in Section 4.01(b)(i).

“Warrant Agreement” has the meaning specified in Section 4.01(b)(i).

“Wholly-Owned Subsidiary” means, as to any Person, any other Person 100% of the Equity Interests (other than warrants, options or other rights to acquire Capital Stock) of which (other than directors’ qualifying shares required by law) is owned by such Person directly or indirectly through one or more other Wholly-Owned Subsidiaries.

1.02           Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)           References in this Agreement or any other Loan Document to knowledge by the Borrower or any Subsidiary of events or circumstances shall be deemed to refer to events or circumstances of which any Responsible Officer of any Loan Party has actual knowledge or reasonably should have knowledge.

1.03           Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Total Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the required Total Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) upon the request of the Administrative Agent, the Borrower shall assist the Administrative Agent and the Lenders in reconciling the financial statements of the Borrower and the calculations of such ratios or requirements made before and after giving effect to such change in GAAP.

(c)           Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein, but each such variable interest entity shall not be considered a Subsidiary for any other purpose hereunder.

(d)           Financial Statements.  References in this Agreement or any other Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

1.04           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01           Loans.

(a)           Committed Loans.  Subject to the terms and conditions set forth herein, each Revolver Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolver Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Revolver Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Revolver Lender shall not exceed such Lender’s Commitment.  Within the limits of each Revolver Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a).

(b)           Term Loans.  On the Closing Date and subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a term loan (each such loan, a “Term Loan”) to the Borrower in an aggregate face amount on the Closing Date not to exceed the amount of such Term Loan Lender’s Term Loan Amount.  On the Closing Date, the aggregate amount of all Term Loan Amounts for all Term Loan Lenders shall be $400,000,000, issued for $354,000,000 to give effect to an agreed original issue discount.  Notwithstanding the foregoing, for income tax purposes a portion of the funded amount of the Term Loan equal to the fair market value of the Warrant as of its issue date (which shall be based upon the market trading price of the Borrower’s stock on such date, as reasonably determined by the Borrower and the Term Loan Lenders) shall be treated as allocable to the acquisition of the Warrant.  Amounts borrowed under this Section 2.01(b) on the Closing Date and thereafter repaid or prepaid may not be reborrowed.

2.02           Borrowings.

(a)           Each Borrowing of the Committed Loans and the initial Borrowing of the Term Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time on the Business Day prior to the requested date of any Borrowing.  Each Borrowing of Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  No more than one Borrowing of Committed Loans may occur during any calendar month, provided that the initial borrowing of the Committed Loans pursuant to the Committed Loan Notices to be delivered on the Closing Date shall not count as the allowed Borrowing of the Committed Loans during that calendar month.  Each Committed Loan Notice or Term Loan Notice, as applicable (whether telephonic or written), shall specify (i) the requested date of the Borrowing (which shall be a Business Day) and (ii) the principal amount to be borrowed.

(b)           Following receipt of a Committed Loan Notice (in which case the Administrative Agent shall promptly notify each Revolver Lender of the amount of its Revolver Applicable Percentage of the applicable Committed Loans) or Term Loan Notice, and upon satisfaction of the applicable conditions set forth in Section 4.02 (and, with respect to the initial Credit Extension, the Borrowing of Term Loans and Committed Loans on such date, satisfaction of the applicable conditions set forth in Section 4.01), each Lender shall make the amount of its Committed Loans or Term Loans, as the case may be, available to the Borrower in immediately available funds not later than 1:00 p.m. Eastern time on the Business Day specified in the applicable Committed Loan Notice or Term Loan Notice by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) such Lender by the Borrower.

2.03           Reserved.

2.04           Prepayments.

(a)           Voluntary; In General.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part, provided that any voluntary prepayment of Term Loans shall be accompanied by payment of all accrued interest on the amount of principal prepaid to the date of prepayment plus the following applicable premium payments determined based on the date of such prepayment as set forth below:

(i)             on or before the fourth anniversary of the Closing Date, a 14.5% premium on the amount of any voluntary prepayment of the Term Loan;

(ii)             after the fourth anniversary of the Closing Date and on or before the fifth anniversary of the Closing Date, a 9.0% premium on the amount of any voluntary prepayment of the Term Loan;

(iii)             after the fifth anniversary of the Closing Date and on or before the sixth anniversary of the Closing Date, a 7.0% premium on the amount of any voluntary prepayment of the Term Loan;

(iv)             after the sixth anniversary of the Closing Date, and on or before the seventh anniversary of the Closing Date, a 4.0% premium on the amount of any voluntary prepayment of the Term Loan; and

(v)             after the seventh anniversary of the Closing Date, no premium of any kind shall apply to any such voluntary prepayment of the Term Loan.

provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. Eastern time on Business Day prior to the date of such prepayment; and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any such prepayment shall be accompanied by all accrued interest on the amount prepaid together with the applicable premium payment payable with respect thereto.  Voluntary prepayments shall be applied to the Loans by the Administrative Agent as directed by the Borrower; provided that any voluntary prepayments shall not reduce the Commitment unless there exists an Event of Default at such time.

(b)           Mandatory.

(i)             If the Borrower or any other Loan Party engages in or suffers to exist any Asset Sale (except any Asset Sale, or series of Asset Sales with the same buyer, with respect to which the aggregate gross proceeds therefrom are less than $200,000) that results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay immediately upon receipt thereof by the Borrower or such Loan Party as follows:

(A)           first, to the amounts, if any, owing to the Collateral Agent in its capacity as such in accordance with the terms of the Intercreditor Agreement;

(B)           second, 100% of the next $25,000,000 (less all Net Cash Proceeds received by the Administrative Agent (or any predecessor of the Administrative Agent, including the Existing Administrative Agent) prior to the Closing Date in accordance with Section 2.5(a) second of the Intercreditor Agreement) of Net Cash Proceeds from any such Asset Sale by any Loan Party after the Closing Date shall be offered to the Administrative Agent for the benefit of the Lenders to repay (i) first, the Revolver Outstandings in accordance with the Revolver Lenders’ Revolver Applicable Percentages (which such prepayment shall not reduce the Commitment unless there exists an Event of Default at such time) until Revolver Outstandings are reduced to zero and (ii) second, the Outstanding Amount of the Term Loan; provided, however, that to the extent the Borrower has received from any Lender a written response to any such offer to the effect that such Lender will not accept such offer to prepay its Term Loans, or any of them, the amount of Net Cash Proceeds that would have been offered to such Lender shall not be offered pursuant to this Section 2.04(b)(i)(B), and will instead be subject to Section 2.04(b)(i)(D);

(C)           third, 100% of the Net Cash Proceeds (in excess of the amounts paid pursuant to Section 2.04(b)(i)(A) and Section 2.04(b)(i)(B) above) from any such Asset Sale made by any Loan Party after the Closing Date shall, be offered to (i) the Lenders for prepayment of the Loans, and (ii) the Noteholders for prepayment and repurchase of the Existing Notes, which such offers shall be allocated among the Total Outstandings and Existing Notes pro rata; provided, however, that if any of the Noteholders elect not to require a repurchase of their Existing Notes, the portion of Net Cash Proceeds that would have been applied to reduce such Existing Notes held by such declining Noteholders shall instead be offered to the Administrative Agent for the benefit of the Lenders; provided, further, that to the extent the Borrower has received from any Lender a written response to the Borrower’s request therefor to the effect that it will not accept any offer to prepay its Loans pursuant to this Section 2.04(b)(i)(C), or any of them, the amount of Net Cash Proceeds that would have been offered to such Lender shall not be offered pursuant to this Section 2.04(b)(i)(C), and will instead be subject to Section 2.04(b)(i)(D);

(D)           fourth, if, following the Borrower’s payment of all amounts accepted for prepayment of the Loans and/or the Existing Notes pursuant to Section 2.04(b)(i)(B) and (C) above, any Net Cash Proceeds from any such Asset Sale remain, then the Borrower may apply such remaining Net Cash Proceeds to general corporate purposes of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document, including (without limitation) an offer to repurchase any Existing Notes at any time or a voluntary prepayment in accordance with Section 2.04(a) at any time;

(E)           Notwithstanding anything to the contrary in this Section 2.04(b), only during the first 90 days following the Closing Date and not thereafter, the Borrower may apply the Net Cash Proceeds of any such Asset Sale to prepay the Term Loans at face value in accordance with the procedures set forth in Section 2.04(b)(i)(B) or (C), as applicable, up to a maximum aggregate prepayment amount of $80,000,000, and the Lenders may not reject such prepayment during such period.

(F)           Any Net Cash Proceeds of Asset Sales allocated and offered to, and accepted by any Lender for prepayment of, the Loans pursuant to this  Section 2.04(b) (other than any Net Cash Proceeds designated for prepayment of the Term Loans in accordance with Section 2.04(b)(i)(E)), shall be applied in the following order:

first, to reduce the outstanding Committed Loans (without any reduction of the Commitment); and

second, to reduce the Outstanding Amount of the Term Loan to zero.

(G)           Any prepayment of a Loan under this Section 2.04(b)(i) shall be accompanied by all accrued interest on the amount prepaid.

(ii)             Notwithstanding any of the other provisions of this Section 2.04(b), so long as no Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to this Section 2.04(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under this Section 2.04(b) to be applied to prepay Loans (but which have not previously been so applied) exceeds $1,000,000.  During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.04(b).  Upon the occurrence of a Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.04(b) (without giving effect to the first and second sentences of this clause (ii)) but which have not previously been so applied.

(iii)             Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the provisions of Section 2.04(b)(i) shall be subject, so long as there are any Existing Notes outstanding, to the terms of the Intercreditor Agreement.

(c)           Outstandings in Excess of Commitments.  If for any reason the Revolver Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Committed Loans in an aggregate amount equal to such excess.

(d)           Asset Sale Offers.  Anything contained in Section 2.04(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Sale” (as such term is defined in the Indenture Documentation, or any other term used in the Indenture Documentation having the same or similar meaning) by any Loan Party or any of its Subsidiaries, any Loan Party is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Net Proceeds” (as defined in the Indenture Documentation, or any other term used in the Indenture Documentation having the same or similar meaning) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Net Proceeds” in a particular manner, in either case in order to excuse such Loan Party from being required to make an “Asset Sale Offer” or “Collateral Asset Sale Offer” (as each such term is defined in the Indenture Documentation, or any other terms used in the Indenture Documentation having the same or similar meaning) in connection with such “Asset Sale”, and such Loan Party shall have failed to so commit or to so apply an amount equal to such “Net Proceeds” at least 60 days before the applicable Commitment Date or Application Date, as the case may be, or (ii) if such Loan Party at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Net Proceeds”, and, within 60 days thereafter assuming no further application or commitment of an amount equal to such “Net Proceeds” such Loan Party would otherwise be required to make an “Asset Sale Offer” or “Collateral Asset Sale Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Net Proceeds” to be applied to the payment of the Loans in the manner set forth in Section 2.04(b) in such amounts as shall excuse such Loan Party from making any such “Asset Sale Offer” or “Collateral Asset Sale Offer”, as applicable.

2.05           Termination or Reduction of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolver Outstandings would exceed the Aggregate Commitments.  The Administrative Agent will promptly notify the Revolver Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Revolver Lender according to its Revolver Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

2.06           Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date together with all other outstanding Obligations.

2.07           Interest.

(a)           Subject to the provisions of subsection (b) below, each Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate and each Committed Loan shall bear interest at the Revolver Rate.

(b)           i) If any amount of principal of any Loan is not paid when due (after expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)             If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Total Lenders, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)             Upon the request of the Required Total Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)             Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolver Lender in accordance with its Revolver Applicable Percentage a commitment fee equal to two percent times the actual daily amount by which the Aggregate Commitments exceed the Outstanding Amount of Committed Loans.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears.

2.09           Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)           If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as of any applicable date as calculated by the Borrower was improperly calculated and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.   This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.07(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10           Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Committed Loan Note and/or a Term Loan Note, as applicable, which shall evidence such Lender’s Committed Loans and Term Loans, respectively as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.11           Payments Generally; Administrative Agent’s Clawback.

(a)           General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Revolver Applicable Percentage or Term Loan Applicable Percentage, as applicable, (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)           Reserved.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12           Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13           Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, toward payment of interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, and (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.14           Reserved.

2.15           Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the full extent permitted by applicable Law:

(i)           Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)           Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), or received by the Administrative Agent from that Defaulting Lender pursuant to Section 10.08, shall be applied, subject to any applicable requirements of Law, at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, in respect of obligations under this Agreement, as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a prepayment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to prepay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the prepayment of any Loans owed to such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied pursuant to this subsection 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)           Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Revolver Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES

3.01           Taxes.

(a)           Withholding.

(i)             Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

(ii)             If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall, or after notice from a Loan Party, such Loan Party shall, withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (d) below and to the extent required by the Code, and (B) the Administrative Agent shall, or after notice from a Loan Party, such Loan Party shall, timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code.

(iii)             If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (d) below, and (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws.

(b)           Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Evidence of Payments. Upon request by the Administrative Agent, after any payment of Taxes by a Loan Party to a Governmental Authority as provided in this Section 3.01, the Loan Party shall deliver to the Administrative Agent, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. person (within the meaning of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any other Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)  in the case of such a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)  executed originals of IRS Form W-8ECI;

(iii) in the case of such a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in a form substantially acceptable to the Borrower and the Administrative Agent to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent such a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate in the form described in the preceding clause (iii) and substantially acceptable to the Borrower and the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)  any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  For purposes of this clause (D), the term “FATCA” means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)           Cooperation; Refunds. The Borrower shall provide reasonable advance notice to the Administrative Agent if it believes that withholding will be required in connection with any payments by or on account of any obligation of any Loan Party under any Loan Document and the Borrower shall, at the Administrative Agent’s request, cooperate in timely completing, executing and submitting such documentation or other materials as will permit (i) any such payments to be made without withholding or at a reduced rate of withholding or (ii) the Administrative Agent or any Lender to qualify for any refund, credit or other recovery with respect to such withholding as it determines may be available (such refund, credit or other recovery to be solely for the account of the applicable Lender).

3.02           Tax Treatment.  The Borrower and each Lender hereby agree that for United States federal income tax purposes the Term Loan will be treated as indebtedness of the Borrower, and that the Treasury regulations governing contingent payment debt instruments shall not apply to the Term Loan.

3.03           Survival.  Each party’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01           Conditions of Effectiveness and of Initial Credit Extension.  This Agreement will become effective upon, and the obligation of each Lender to make its initial Credit Extension hereunder is subject to, satisfaction or written waiver of (I) each of the conditions precedent in Sections 4.02 hereof and (II) each of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals, pdfs or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, as applicable, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) or as otherwise provided below and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)             executed counterparts of (A) this Agreement duly executed by the Borrower  and each Lender and (B) the Guaranty, in the form attached hereto as Exhibit G, duly executed by each of the Loan Parties (other than the Borrower), in each case sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)             Committed Loan Notes and Term Loan Notes executed by the Borrower in favor of each Lender requesting any such Notes;

(iii)             such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)             such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and each other Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)             a favorable opinion of (A) Shearman & Sterling LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Documents, in form and substance as the Required Total Lenders may reasonably request, (B) McGuireWoods LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to matters concerning the Loan Parties, in form and substance as the Required Total Lenders may reasonably request, and (C) Dow Lohnes, PLLC, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to FCC matters requested by the Administrative Agent;

(vi)             a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, Licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and stating that such consents, Licenses and approvals shall be in full force and effect, or (B) stating that no such consents, Licenses or approvals are so required;

(vii)             a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (c) have been satisfied, and (B) that except as disclosed in writing to the Administrative Agent prior to May 15, 2012, there has been no event or circumstance since December 25, 2011 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(viii)             such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Total Lenders reasonably may require.

(b)           The Borrower shall have delivered to the Administrative Agent and Berkshire:

(i)             a warrant agreement, in the form attached hereto as Exhibit H, between the Borrower and Berkshire (the “Warrant Agreement”), duly executed by the Borrower, and shall have duly executed, issued and delivered to Berkshire a warrant for 4,646,220 shares of Class A Common Stock of the Borrower (the “Warrant”) in accordance with such Warrant Agreement and in the form set forth on Exhibit A to the Warrant Agreement;

(ii)             a registration rights agreement, in the form attached hereto as Exhibit I, between the Borrower and Berkshire, duly executed by the Borrower; and

(iii)             a shareholders agreement, in the form attached hereto as Exhibit J, among the Borrower, Berkshire, the D. Tennant Bryan Media Trust and J. Stewart Bryan, III, duly executed by the Borrower, the D. Tennant Bryan Media Trust and J. Stewart Bryan, III.

(c)           The Administrative Agent, on behalf of the Lenders, shall have delivered to the Trustee (as defined in the Intercreditor Agreement) a writing pursuant to Section 7.3(b) of the Intercreditor Agreement and pursuant to which the Administrative Agent is designated as the successor to Bank of America, N.A. as the “Bank Agent” under and as defined in the Intercreditor Agreement.

(d)           The Borrower shall have delivered to the Administrative Agent under the Existing Credit Facility notices in accordance with Sections 2.04(a) and 2.05 thereof notifying the Administrative Agent of prepayment of the Loans (as defined therein) and termination of the Aggregate Commitments (as defined therein), and all applicable notice periods related to such notices shall have expired.

(e)           At least two (2) Business Days prior to the Closing, the Administrative Agent shall have received an agreement (which may be in the form of a letter) executed and delivered by the “Administrative Agent” under and as defined in the Existing Credit Facility (the “Existing Administrative Agent”), acting on its behalf and on behalf of each lender and letter of credit provider under the Existing Credit Facility (collectively, the “Existing Lenders”), substantially in the form distributed among the Existing Administrative Agent, the Borrower, and the Administrative Agent on May 16, 2012 and with such changes thereto as are reasonably requested by or otherwise reasonably acceptable to the Administrative Agent.

(f)           The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute the Administrative Agent’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude additional settling of accounts between the Borrower and the Administrative Agent).

(g)           Prior to the Closing Date, there shall not have occurred a material adverse change since December 25, 2011 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or the facts and information regarding such entities as represented to date.

(h)           The Borrower shall have entered into an agreement with a financial institution to issue letters of credit for the benefit of the Loan Parties.

(i)           The Borrower and the other Loan Parties shall have performed or delivered, as the case may be, all such further acts, deeds, certificates, assurances and other instruments, if any, as the Administrative Agent may reasonably request in order to (i) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents, the rights of the Secured Parties thereunder, and any of the Liens intended to be created thereunder, and (ii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties and the Noteholders the rights granted to the Secured Parties and the Noteholders under any Loan Document or under any other instrument executed in connection with any Loan Document.

4.02           Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01(a)(1), respectively and (iii) that for purposes of this Section 4.02(a), the representations and warranties contained in Sections 5.08(b), (c), (d), (e) and (f) and Section 5.13 shall be deemed to refer to the schedules referenced therein as updated according to the terms of this Agreement.

(b)           From and after May 15, 2012, there shall not have occurred a material adverse change with respect to any of (a) the business, assets, operations or condition (financial or otherwise) of the Borrower, or of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Borrower or the Borrower and the other Loan Parties, taken as a whole, to perform its or their obligations under any material Loan Document or under the Loan Documents taken as a whole; or (c) the rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders (or any of their permitted agents or designees) under this Agreement or any of the other Loan Documents.

(c)           No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(d)           The Administrative Agent shall have received a duly completed and executed Committed Loan Notice and Term Loan Notice in accordance with the requirements hereof.

(e)           Prior to such Credit Extension, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer (i) certifying that there exists no Default on the date of the proposed Credit Extension after giving effect to the proposed Credit Extension and any other borrowings on such date, and (ii) certifying that the conditions set forth in Sections 4.02(a), (b) and (c) are satisfied on the date of the proposed Credit Extension after giving effect to the proposed Credit Extension and any other borrowings on such date.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b), (c) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the date of each Credit Extension:

5.01           Existence, Qualification and Power.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires governmental qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  No Subsidiary is organized outside the United States or is a CFC.

5.02           Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to be so could not reasonably be expected to have a Material Adverse Effect.  The Obligations constitute “Indebtedness” (as defined, for purposes of this sentence only, in the Indenture) that the Loan Parties are permitted to incur under the Indenture pursuant to the provisions of Section 4.09(b)(1) thereof, and the aggregate amount of the Obligations does not exceed the limitation set forth in such Section 4.09(b)(1) on the aggregate principal amount of Indebtedness by the Loan Parties under “Credit Facilities” (as defined in the Indenture) permitted at any one time to be outstanding thereunder.

5.03           Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to Liens permitted to exist under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than consent of the FCC and such other approvals, consents, exemptions, authorizations, or other actions, notices or filings, as have been obtained or made and are in full force and effect or are being obtained concurrently herewith, except to the extent that enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally.  Each Loan Party and each Subsidiary thereof has all requisite governmental licenses, authorizations, consents and approvals to (a) except with respect to FCC Cross Ownership Issues, own or lease its assets and carry on its business except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

5.04           Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally.

5.05           Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The most recent unaudited consolidated balance sheet of the Borrower and its Subsidiaries, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.  Other than draws on disclosed revolving credit facilities, there have been no material and adverse variations in the Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries (including liabilities for taxes, material commitments and Indebtedness) as of the Closing Date from the Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries (including liabilities for taxes, material commitments and Indebtedness) disclosed on the quarterly financial statements for the fiscal quarter ended March 25, 2012.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06           Litigation.  Except with respect to FCC Cross Ownership Issues, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) expressly purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07           No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08           Ownership of Property; Liens.

(a)           Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Schedule 5.08(b) sets forth (or otherwise includes by way of cross-reference to the applicable Schedules of the Collateral Document) a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries other than real property, showing as of the Closing Date the lienholder thereof and the property or assets of such Loan Party or such Subsidiary subject thereto.  The property, other than real property of each Loan Party and each of its Subsidiaries, is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and other Liens arising by operation of law or as otherwise permitted by Section 7.01.

(c)           Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.  Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created by the Loan Documents or permitted by Section 7.01.

(d)           Schedule 5.08(d) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(e)           Schedule 5.08(e) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual base rent thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(f)           Schedule 5.08(f) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

5.09           Environmental Compliance.

(a)           The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that any potential liability or responsibility for violation of such Environmental Laws and such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Except as disclosed on Schedule 5.09(b), on the Closing Date: (i) none of the properties currently or, to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) all known or presumed asbestos containing material in any property owned or operated by any Loan Party or any of its subsidiaries is being managed in accordance with applicable laws and regulations, including the Occupational Safety and Health Act and 29 CFR Part 1910.1001, and to the knowledge of any Loan Party or any of its subsidiaries no asbestos abatement activities are required because of the damaged or degraded condition of any known or presumed friable asbestos containing materials; (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or to the best knowledge of the Borrower, formerly, owned or operated by any Loan Party or any of its Subsidiaries; and (iv) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.  After the Closing Date, except to the extent individually or in the aggregate a failure by any Loan Party or any of its Subsidiaries to comply with Environmental Law could not reasonably be expected to have a Material Adverse Effect, each Loan Party or any of its Subsidiaries shall cause its operations and all owned or operated property, whether now or hereafter owned and operated, to comply with any Environmental Law.

(c)           Except as disclosed on Schedule 5.09(b), neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10           Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.  Among other policies, the Borrower and its Subsidiaries maintain a storage tank liability policy providing bodily injury and property damage liability coverage with respect to storage tank incidents for its above ground and underground storage tanks.

5.11           Taxes.  The Borrower and its Subsidiaries have filed all material tax returns and reports required to be filed, and have paid all material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  To the Borrower’s knowledge, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither any Loan Party nor any Subsidiary thereof is party to any intercompany tax sharing agreement other than as set forth on Schedule 5.11.

5.12           ERISA Compliance.

(a)           The Borrower and its Subsidiaries are in compliance in all material respects with the applicable provisions of ERISA.  Each Plan (i) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, and (ii) that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except in each case of (i) and (ii) preceding, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  With respect to the 2012 and subsequent plan years for each Plan, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and, with respect to the 2012 and subsequent plan years for each Plan, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  Neither the Borrower nor any Subsidiary, taken individually or in the aggregate, is obligated to pay any material accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Code, or is obligated to pay any material liability to the PBGC, or any successor thereto under ERISA (other than the payment of premiums to the PBGC as required by ERISA), in connection with any Plan.  As of the date on which this Agreement is entered into, to the knowledge of the Borrower, no ERISA Event (other than circumstances described in clause (g) in the definition of “ERISA Event” set forth in Section 1.01 hereof) has occurred that could reasonably be expected to result in any liability to the Borrower.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13           Subsidiaries; Equity Interests.  As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (except those created by the Collateral Documents).  As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Parts (a) and (b) of Schedule 5.13.  All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.  Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or organization, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation.  The copy of the charter of each Loan Party and each amendment thereto provided in connection with the execution of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14           Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15           Disclosure.  The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender or in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made when read in conjunction with the Audited Financial Statements, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16           Compliance with Laws.  Except as could not reasonably be expected to result in a Material Adverse Effect and except with respect to FCC Cross Ownership Issues:

(a)           The Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(b)           Neither the Borrower nor any of its Subsidiaries is in violation of any duty or obligation required by the Communications Act of 1934, as amended, or any FCC rule or regulation applicable to it.

(c)           There is not pending or, to the knowledge of the Borrower, threatened, any action by the FCC to revoke, cancel, suspend or refuse to renew any FCC License held by the Borrower or any of its Subsidiaries, provided that the ownership of any FCC licensed radio station or television station following public notice of an initial decision by the FCC (as opposed to a FCC final order) to grant all or part of an application or request (i) to consent to the transfer of control or assignment of any FCC License, (ii) to grant a temporary waiver of any applicable FCC rule or regulation, and/or (iii) otherwise to permit such ownership by valid temporary action, shall not be a breach of this representation.

(d)           There is not pending or, to the knowledge of the Borrower, threatened, any action by the FCC to modify adversely, revoke, cancel, suspend or refuse to renew any other License.

(e)           There is not issued or outstanding or, to the knowledge of the Borrower, threatened, any notice of any hearing, violation or complaint against the Borrower or any of its Subsidiaries with respect to the operation of their businesses.

5.17           Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18           Solvency.  As of the date on which this representation and warranty is made or deemed made, each of the Borrower and its Subsidiaries, taken as a whole, are solvent, before and after giving effect to the transactions contemplated hereby consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection herewith and therewith.

5.19           Labor Matters.  There are no actual or, to the Borrower’s knowledge, overtly threatened strikes, labor disputes, slow downs, walkouts or other concerted interruptions of operations by the employees of any Loan Party which could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which could not reasonably be expected to have a Material Adverse Effect.  All payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayment which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect.

5.20           Collateral Documents. The provisions of the Collateral Documents are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for filings completed prior to the Closing Date or as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect such Liens.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01           Reports and Other Information.

(a)           Whether or not required by the SEC, so long as any Obligations under this Agreement are outstanding, the Borrower will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC’s rules and regulations and (a) furnish (without exhibits) to the Administrative Agent and each Lender:

(i)             all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and l0-K if the Borrower were required to file such forms, including a “Management’s discussion and analysis of financial condition and results of operations” and, with respect to the annual information only, a report on the annual financial statements by the Borrower’s certified independent accountants; and

(ii)             all current reports that would be required to be filed with the SEC on Form 8-K if the Borrower were required to file such reports.

(b)           Delivery of such reports, information and documents to the Administrative Agent and each Lender is for informational purposes only and the Administrative Agent and each Lender’s receipt of such shall not constitute constructive notice of any information contained therein, including compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). Neither the Administrative Agent nor any Lender is under any duty to examine such reports, information or documents to ensure compliance with the provisions of this Agreement or to ascertain the correctness or otherwise of the information or statements contained therein. The Administrative Agent and each Lender is entitled to assume such compliance and correctness unless a Responsible Officer of the Administrative Agent or a Lender is informed in writing otherwise.

6.02           Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Total Lenders:

(a)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by its Registered Public Accounting Firm in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(b)           concurrently with the delivery of the financial information referred to in Section 6.01(a), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e)           promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f)           promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(g)           as soon as available, but in any event within 45 days after the end of each fiscal year of the Borrower (beginning with the 2010 fiscal year), (i) a report supplementing Schedules 5.08(c), 5.08(d), and 5.08(e), including an identification of all owned and leased real property disposed of by the Borrower or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing information previously delivered to the Collateral Agent, setting forth (A) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to the Borrower or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by the Borrower or any Subsidiary thereof during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(f) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent ; and

(h)           promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent ); provided that: (i) the Borrower shall, upon request, deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent  by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03           Notices.  Notify the Administrative Agent and each Lender:

(a)           promptly of the occurrence of any Default;

(b)           promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following if it could reasonably be expected to have a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           promptly of the occurrence of any ERISA Event;

(d)           promptly notify the Administrative Agent of the occurrence of any of the following events numbered (i) through (iii) below; provided, however, to the extent not previously disclosed to the Lenders, the Borrower shall notify the Administrative Agent of the occurrence of any of the following events numbered (i) through (iii) below not less than one Business Day (or such lesser notice prior to public disclosure as is reasonable under the circumstances) prior to (A) the public announcement thereof by a representative of the Borrower, (B) the filing with the SEC or any other Governmental Authority of any report or communication related thereto or (C) the submission of a Request for Credit Extension:

(i)             any Internal Control Event (I) which is required to be publicly disclosed of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge, (II) which the Borrower intends to disclose or (III) which has otherwise become known to the public (other than an Internal Control Event concerning allegations of fraud that involve an amount less than $500,000),

(ii)             any Internal Control Event of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge which could reasonably be expected to have a Material Adverse Effect, or

(iii)             any Internal Control Event of which a Responsible Officer (other than a Responsible Officer committing the fraud constituting such Internal Control Event) has knowledge which includes a fraud allegation that could reasonably be expected to involve an amount in excess of $15,000,000;

(e)           promptly of any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) which could reasonably be expected to result in an adverse judgment of $15,000,000 or more and not covered by insurance or (ii) in which injunctive or similar relief is sought which in the case of this clause (ii) could reasonably be expected to materially interfere with the ordinary conduct of business of the Borrower or its Subsidiaries;

(f)           promptly of any announcement by Moody’s or S&P of any change or possible change in a Senior Secured Debt Ratings; and

(g)           promptly upon the occurrence of any Asset Sale for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.04(b)(i).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04           Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property which would not be permitted under Section 7.01; and (c) all Indebtedness in an aggregate amount greater than $5,000,000, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05           Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.06; (b) except with respect to FCC Cross Ownership Issues, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06           Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07           Maintenance of Insurance.  (i)  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, (A) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and (B) environmental indemnity insurance of such type and in such amounts as in effect for the applicable Loan Parties on the Closing Date, including an above ground and underground storage tank liability insurance policy providing bodily injury and property damage liability coverage with respect to storage tank incidents and (ii) to the extent not already provided, no later than five Business Days after the Closing Date, provide the Administrative Agent with an endorsement of each of such policies evidencing the Collateral Agent’s interest in such policy, and with respect to the tank liability policy such endorsement shall name Administrative Agent in its capacity as Collateral Agent as an additional named insured.

6.08           Compliance with Laws.  Except with respect to FCC Cross Ownership Issues, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09           Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10           Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender acting on behalf of the Administrative Agent and the Lenders to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and its Registered Public Accounting Firm (provided that representatives of the Borrower designated by a Responsible Officer of the Borrower may be present at any such meeting with accountants), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and at the expense of the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors acting on behalf of the Administrative Agent and the Lenders) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11           Use of Proceeds.  Use the proceeds of the Credit Extensions to repay all outstanding indebtedness and obligations under the Existing Credit Facility and for general corporate purposes not in contravention of any Law or of any Loan Document.

6.12           Post-Closing Date Collateral Requirements.

I.           Owned and Leased Real Properties Currently Mortgaged. With respect to (i) each of the real properties owned or leased by the Loan Parties that are subject to an Existing Mortgage and listed in Schedule 6.12, to the extent not provided as of the Closing Date, deliver to the Administrative Agent within the earlier of (A) the date of the appointment of a successor collateral agent designated by the Administrative Agent as Collateral Agent in accordance with the terms of the Intercreditor Agreement or (B) 45 days after the Closing Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 45 days in extension periods), and (ii) each of the real properties then-owned or leased by the Loan Parties but not listed in Schedule 6.12 that are subject to an Existing Mortgage, to the extent not provided as of the Closing Date, deliver to the Administrative Agent within 60 days after the Closing Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 60 days in extension periods), the following documents, in each case in form and substance satisfactory to the Administrative Agent:

(a)           a Mortgage Amendment duly executed by the appropriate Loan Party which amends the Existing Mortgage covering such property to provide that the Existing Mortgage as so amended secures the Obligations,

(b)           evidence that counterparts of the Mortgage Amendment for such property have been duly executed, acknowledged and delivered and have been duly filed or recorded in all appropriate filing or recording offices in order to continue or create, as the case may be, a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, and that all applicable filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(c)           a down date endorsement to the Existing Mortgage Policy for such property disclosing no additional liens or title exceptions against such property unless approved by the Administrative Agent, and an ALTA Form 11 endorsement to such Existing Mortgage Policy insuring that coverage under such Existing Mortgage Policy has not been reduced or terminated by virtue of such Mortgage Amendment, and an endorsement to such Existing Mortgage Policy extending the date of such Existing Mortgage Policy to the date of recordation of such Mortgage Amendment,

(d)           a local counsel opinion from counsel in the applicable State addressed to the Secured Parties regarding the enforceability of such Mortgage Amendment (except to the extent that Rhode Island statutory law prohibits an enforceability opinion) and such other matters as reasonably requested by the Administrative Agent and its counsel, and

(e)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to continue or create, as the case may be, valid first and subsisting Liens on the properties described in such Mortgage Amendments and Mortgages has been taken.

II.           Other Property.  With respect to Collateral other than real property:

(A)           To the extent not provided as of the Closing Date, as to all motor vehicles and property subject to certificate of title in which any Loan Party has an interest which either (i) have an original cost of $30,000 or more per vehicle, or (ii) are a broadcast or remote production vehicle, or (iii) are in any other manner material to the operations of a Loan Party, within 60 days after the Closing Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 60 days in extension periods), deliver to the Administrative Agent for delivery to the Collateral Agent, the original certificate of title of each such vehicle together with each document, executed by all necessary Persons, required by the Governmental Authority issuing such certificate of title to cause the reissuance of such certificate of title with the first priority lien in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders noted thereon; provided that, notwithstanding the foregoing, the Borrower shall not be required by this provision to deliver any certificate or document with respect to the three motor vehicles used by the Borrower’s Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer,

(B)           To the extent not provided as of the Closing Date, as to the aircraft and helicopter interests owned by the Borrower and the other Loan Parties, the Borrower shall use commercially reasonable efforts to deliver within 60 days after the Closing Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 60 days in extension periods) such consents and other items necessary in order to grant a first and prior Lien on all such interests in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders and an FAA counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to FAA matters requested by the Administrative Agent,

(C)           To the extent not provided as of the Closing Date, as to any Equity Interests owned by the Borrower or any other Loan Party for which a (I) pledge of such Equity Interests would cause a default under any change-of-control provision or anti-assignment provision in a material contract of such Loan Party, the Borrower shall identify all such material contracts and disclose such material contracts to the Administrative Agent prior to the Closing Date, and (II) foreclosure in connection with any pledge of such Equity Interests would cause a default under any change-of-control provision or anti-assignment provision in a material contract of such Loan Party, the Borrower shall, within 60 days following the Closing Date (provided that, if the Borrower has been diligently exercising commercially reasonable efforts and submits a request in writing to the Administrative Agent, the Administrative Agent may in its sole discretion grant up to an aggregate of 60 days in extension periods) use commercially reasonable efforts to deliver such consents and other items necessary in order to not violate, breach or otherwise default under any such material contracts.  Nothing in the foregoing sentence or any other provision of this Agreement or any other Loan Document will operate to relieve, eliminate or delay the Borrower’s obligation to pledge all of the Equity Interests in its Subsidiaries, and

(D)           The Borrower agrees that within 45 days after the Closing Date, the Borrower shall, to the extent requested by the Administrative Agent, have either (I) provided the Collateral Agent with an executed restated account control agreement acceptable to the Collateral Agent for each deposit account of each Loan Party and each securities account of each Loan Party (except the Cafeteria Plan Flex Account) showing Bank of America, N.A. as Collateral Agent, which restated account control agreement shall be in form and substance substantially the same as the account control agreement executed pursuant to the Existing Credit Facility with respect to such account or (II) closed any and all such accounts for which no acceptable executed control agreement has been delivered to the Collateral Agent (except the Cafeteria Plan Flex Account), provided that, until such time as there has been an executed restated account control agreement acceptable to the Collateral Agent for any such account, if more than $15,000 shall be in such account for a period of two or more consecutive Business Days, there shall occur a Default under this Agreement.

(E)           The Borrower agrees that, to the extent requested by the Administrative Agent, within 45 days after such request by the Administrative Agent, it shall provide duly executed and completed instruments and agreements granting a Lien securing the Secured Parties and the Noteholders with respect to the Borrower’s fractional ownership interest in its aircraft.

6.13           Covenant to Guarantee Obligations and Give Security.

(a)           Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i)             within 20 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii)             within 20 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii)             within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent, Mortgages, Security Agreements, Security Agreement Joinders, Pledge Agreements and Pledge Agreement Joinders (including delivery of all pledged interests in and of such Subsidiary, and other Equity Interests), securing payment of all the Secured Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties and assets,

(iv)             within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Joinders, Pledge Agreement Joinders, Security Agreements and Pledge Agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and

(v)             within 30 days after such formation or acquisition, deliver, to the Administrative Agent with respect to any real property of such Subsidiary, Mortgages covering such properties in form and substance acceptable to the Administrative Agent, duly executed by the appropriate Loan Party, together with:

(A)           evidence that counterparts of the Mortgages for such properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all appropriate filing or recording offices in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           unless waived by the Administrative Agent in writing, Mortgage Policies as to such Mortgages,

(C)           if requested by the Administrative Agent as to one or more of such properties, Surveys for such properties,

(D)           as to each such property, a flood insurance policy in an amount equal to the lesser of the maximum amount secured by the applicable Mortgage or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to the Administrative Agent that none of the improvements located on such land is located in a flood hazard area,

(E)           as to each such property, evidence satisfactory to the Administrative Agent of the insurance required by the terms of the applicable Mortgage,

(F)           as to each such property, evidence satisfactory to the Administrative Agent (i) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over such property or any portion thereof, (ii) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority, and (iii) that the land is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that the land is a separate legally subdivided parcel,

(G)           local counsel opinions from counsel in each State addressed to the Secured Parties regarding the enforceability of the Mortgages (except to the extent that Rhode Island statutory law prohibits an enforceability opinion) and such other matters as reasonably requested by the Administrative Agent and its counsel,

(H)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the properties described in the Mortgages has been taken,

(I)           as to each such property, a Phase I environmental site assessment prepared by a qualified environmental consultant (approved by the Administrative Agent) in accordance with ASTM International Standard E1527-05 for each such property, indicating the presence or absence of Hazardous Materials, and, if requested by the Administrative Agent, the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties and Phase II or other additional assessments to the extent recommended in the Phase I reports; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment, at Borrower’s sole cost and expense,

(J)           as to each such property, an appraisal report complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent, and

(K)           if requested by the Administrative Agent deliver to the Administrative Agent with respect to such real property a subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each of the lessees of such real property, in each case in form and substance acceptable to the Administrative Agent (the Borrower shall use commercially reasonable efforts to obtain such agreements and certificates, but the failure to obtain such agreements and certificates shall not constitute an Event of Default).

(b)           Upon the acquisition of any property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of Collateral Agent for the benefit of the Secured Parties and the Noteholders, then the Borrower shall, at the Borrower’s expense:

(i)             within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii)             within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent Mortgages, Security Agreements, Security Agreement Joinders, Pledge Agreements and Pledge Agreement Joinders, securing payment of all the Secured Obligations and constituting Liens on all such properties, including real estate, in each case to the extent necessary to perfect first priority Liens in favor of Collateral Agent for the benefit of the Secured Parties and the Noteholders on all such properties (or in any representative of the Administrative Agent designated by it), enforceable against all third parties, subject to the Liens permitted under Section 7.01,

(iii)             within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to perfect first priority Liens in favor of Collateral Agent for the benefit of the Secured Parties and the Noteholders on all such properties (or in any representative of the Administrative Agent designated by it), enforceable against all third parties, together with:

(A)           evidence that counterparts of the Mortgages for each such property have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all appropriate filing or recording offices in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B)           unless waived by the Administrative Agent in writing, Mortgage Policies as to such Mortgages,

(C)           if requested by the Administrative Agent as to one or more of such properties, Surveys for such properties,

(D)           as to each such property, a flood insurance policy in an amount equal to the lesser of the maximum amount secured by the applicable Mortgage or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to the Administrative Agent that none of the improvements located on such land is located in a flood hazard area,

(E)           as to each such property, evidence satisfactory to the Administrative Agent of the insurance required by the terms of the applicable Mortgage,

(F)           as to each such property, evidence satisfactory to the Administrative Agent (i) of the identity of all taxing authorities and utility districts (or similar authorities) having jurisdiction over such property or any portion thereof, (ii) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority, and (iii) that the land is a separate tax lot or lots with separate assessment or assessments of the land and the improvements thereon, independent of any other land or improvements and that the land is a separate legally subdivided parcel,

(G)           local counsel opinions from counsel in each State addressed to the Secured Parties regarding the enforceability of the Mortgages (except to the extent that Rhode Island statutory law prohibits an enforceability opinion) and such other matters as reasonably requested by the Administrative Agent and its counsel,

(H)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid first and subsisting Liens on the properties described in the Mortgages has been taken,

(I)           as to each such property, a Phase I environmental site assessment prepared by a qualified environmental consultant (approved by the Administrative Agent) in accordance with ASTM International Standard E1527-05 for each such property, indicating the presence or absence of Hazardous Materials, and, if requested by the Administrative Agent, the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties and Phase II or other additional assessments to the extent recommended in the Phase I reports; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment, at Borrower’s sole cost and expense, and

(J)           as to each such property, an appraisal report complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent.

(iv)             unless waived by the Administrative Agent, within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, the other Secured Parties, the Noteholders and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request,  and

(v)             as promptly as practicable after any acquisition of a real property, if requested by the Administrative Agent deliver to the Administrative Agent with respect to such real property a subordination, non-disturbance and attornment agreement and a tenant estoppel certificate executed by each of the lessees of such real property, in each case in form and substance acceptable to the Administrative Agent (the Borrower shall use commercially reasonable efforts to obtain such agreements and certificates, but the failure to obtain such agreements and certificates shall not constitute an Event of Default).

(c)           Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, to the extent not already provided or completed, the Borrower shall, at the Borrower’s expense:

(i)             within 20 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii)             within 30 days after such request, duly execute and deliver, and cause each Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent the Mortgages, Security Agreement Joinders, Pledge Agreement Joinders, Security Agreements and Pledge Agreements, securing payment of all the Secured Obligations of the Borrower and the Subsidiaries under the Loan Documents and constituting Liens on all such properties,

(iii)             within 30 days after such request, take, and cause each Subsidiary to take, whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, Security Agreement Joinders, Pledge Agreement Joinders, Security Agreements and Pledge Agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and

(iv)             within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent, the Collateral Agent, the other Secured Parties and the Noteholders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request.

(d)           At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, Mortgages, Security Agreement Joinders, Pledge Agreement Joinders, Security Agreements and Pledge Agreements.

6.14           Lien Searches.  Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties and the Noteholders, deliver to the Administrative Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.15           Deposit, Securities and Investment Accounts.  Maintain, and cause each of the other Loan Parties to maintain, all deposit accounts, securities accounts and investments accounts with a financial institution satisfactory to the Collateral Agent for the benefit of the Secured Parties and the Noteholders, to the extent available in each existing market, provided that, the Cafeteria Plan Flex Account shall not be subject to the requirements of this Section 6.15 so long as such account never has a balance of more than $25,000.

6.16           Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties and the Noteholders the rights granted or now or hereafter intended to be granted to the Secured Parties and the Noteholders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.17           Compliance with Environmental Laws.  Comply, and use its commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.18           Environmental Indemnity Agreements; Preparation of Environmental Reports and Appraisals.

(a)           At the request of the Administrative Agent from time to time, provide to the Lenders within 60 days after such request, at the expense of the Borrower:

(i)             a Phase I environmental site assessment report in accordance with ASTM International Standard E1527-05 for any of its properties described in such request, prepared by a qualified environmental consultant (approved by the Administrative Agent), indicating the presence or absence of Hazardous Materials and, if requested by the Administrative Agent, the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment, provided that, so long as there exists no Default, the Administrative Agent shall not make a request for an environmental site assessment report more than once in any fiscal year per each piece of real property of the Loan Parties; and

(ii)             an appraisal report for any of its properties described in such request complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Administrative Agent.

(b)           Within 10 days after each request of the Administrative Agent from time to time and at the expense of the Borrower, deliver to the Administrative Agent a duly completed and executed State specific environmental indemnity agreement in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, with respect to each piece of real property owned by any Loan Party and mortgaged in favor of the Collateral Agent for the benefit of the Secured Parties and the Noteholders, in each case in form and substance acceptable to the Administrative Agent.

6.19           Taxpayer Identification Number.  Each Loan Party shall have, in each case, taken all necessary action and executed all documents and instruments and made all necessary filings as may be required by applicable Governmental Authority to obtain such U.S. taxpayer identification number and shall thereafter (i) take all such further steps as may be required to obtain such identification number as soon as reasonably practicable and (ii) provide such identification number to the Administrative Agent in writing promptly after the receipt thereof.

6.20           Designation as Senior Debt.  Designate all Obligations as “Senior Indebtedness” under, and defined in, all of the Borrower’s public indebtedness and all supplemental indentures thereto.

ARTICLE VII.
NEGATIVE COVENANTS

7.01           Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following Liens (or financing statements relating thereto):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.04(b);

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and contractual, common law or statutory rights of set off against deposits or other amounts owing any depository institution, provided that such pledges or deposits made were not made in connection with the borrowing of money or the obtaining of advances or credit and do not, in the aggregate, materially detract from the value of the property or assets or impair the use thereof in the operation of the business of the Borrower or its Subsidiaries;

(f)           deposits to secure the performance of bids, trade contracts and leases (other than contracts for the payment of money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           (i) to the extent in existence on the Closing Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property and (ii) to the extent incurred, granted or otherwise created or arising after the Closing Date, easements, rights-of-way, servitudes, leases, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)           (i) Liens securing Indebtedness of the Borrower permitted under Section 7.04(e) for (i) Capital Lease Obligations incurred after the Closing Date and created contemporaneously with such Capital Lease Obligations to secure the same and (ii) purchase money Indebtedness on property acquired after the Closing Date and created contemporaneously with the acquisition of such property to secure or provide for the payment or financing of the purchase price thereof; provided that (x) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (y) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)           Liens (i) created by lease agreements, licenses or similar interests, or by statute or common law to secure the payments of rental, license amounts or similar amounts and other sums not yet due thereunder or (ii) on leasehold interests, licenses or similar interests created by the lessor, licensee or grantor thereunder in favor of any mortgagee of the leased premises;

(k)           Liens on the Cafeteria Plan Flex Account;

(l)           Liens created to Cash Collateralize any Indebtedness permitted to be incurred pursuant to Section 7.04(d); and

(m)           Liens on any company owned life insurance policies to secure any loans made pursuant to such policy (to the extent such Liens exist), in each case in favor of the insurance company issuing such policy for the amount of such loan made pursuant to such policy.

7.02           Reserved.

7.03           Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)           The Borrower shall not, and shall not permit any of its Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Subsidiary to:

(1)           (A) pay dividends or make any other distributions to the Borrower or any of its Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of its Subsidiaries;

(2)           make loans or advances to the Borrower or any of its Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to the Borrower or any of its Subsidiaries.

(b)           The restrictions in Section 7.03(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions pursuant to the Facility and the related documentation and contractual encumbrances or restrictions in effect on the Closing Date;

(2)           this Agreement and the Loans;

(3)           purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) of Section 7.03(a) hereof on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person acquired by the Borrower or any of its Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(6)           contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Borrower or (ii) a Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7)           Secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.04 hereof and Section 7.01 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)           customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(10)           customary provisions contained in leases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business; and

(11)           any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 7.03(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) of this Section 7.03(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.04           Indebtedness.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents and any refinancing, refunding, renewal or extension of such Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the Closing Date and listed on Schedule 7.04;

(c)           so long as there exists no Default before and/or after giving effect to each and every incurrence of such Indebtedness on a Pro Forma Basis, Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower, or any Loan Party that is a Wholly-Owned Subsidiary;

(d)           Indebtedness, in an aggregate amount not to exceed $15,000,000 at any one time outstanding, incurred by the Borrower or any other Loan Party constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(e)           so long as there exists no Default before and/or after giving effect to each and every incurrence of such Indebtedness on a Pro Forma Basis, Indebtedness of the Borrower in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets in an aggregate amount not to exceed $10,000,000 at any one time outstanding;

(f)           so long as there exists no Default before and/or after giving effect to each and every incurrence of such Indebtedness on a Pro Forma Basis, Indebtedness among the Borrower and its Wholly-Owned Subsidiaries that are Loan Parties;

(g)           the Indebtedness under the Existing Notes and the other Indenture Documentation incurred prior to the Closing Date up to a maximum principal amount of $300,000,000 (which such $300,000,000 maximum amount, for the avoidance of doubt, shall not include any additional Existing Notes issued under the Indenture, or any supplement or amendment thereto, after the Closing Date); and

(h)           in addition to other Indebtedness permitted by this Section 7.04, so long as (1) there exists no Default before and/or after giving effect to each and every incurrence of such Indebtedness on a Pro Forma Basis, unsecured Indebtedness of the Borrower in an amount not exceed $15,000,000 in the aggregate for all such Indebtedness, which such Indebtedness (i) must be pari passu in priority with, or subordinated in priority to, the Obligations hereunder, (ii) shall have a stated maturity date after the date that is 180 days after the Maturity Date, and (iii) shall not have any scheduled payments, prepayments or redemptions of principal (or sinking funds or the other setting aside of funds) at any time prior to the date that is 180 days after the Maturity Date; and (2) the Leverage Ratio at the time such additional Indebtedness is incurred is no greater than 7.00 to 1.00, determined on a Pro Forma Basis.

7.05           Fundamental Changes. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, computed after giving effect to such action or event and on a Pro Forma Basis:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Wholly-Owned Subsidiary or other non-Borrower Loan Party is merging with another Subsidiary, a Wholly-Owned Subsidiary and Loan Party shall be the continuing and surviving Person;

(b)           any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Wholly-Owned Subsidiary that is a Loan Party;

(c)           the Borrower may merge with another Person, provided that; (i) such Person is organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger, (iii) both immediately before and after giving effect to such merger, no Material Adverse Effect shall have occurred or result therefrom, (iv) such merger is in connection with a transaction permitted by Section 7.03 hereof and (v) 60 days before such merger, the Borrower shall provide the Administrative Agent evidence of compliance with all of the terms of this Agreement after giving effect to such merger on a Pro Forma Basis; and

(d)           Asset Sales permitted by Section 7.06.

7.06           Asset Sales.

(a)           The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, cause, make or suffer to exist an Asset Sale, unless:

(1)           the Borrower or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of; and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(A)           any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Loans or that are owed to the Borrower or a Subsidiary, that are assumed by the transferee of any such assets and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing and

(B) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale shall be deemed to be cash for purposes of this Section 7.06(a)(2) and for no other purpose.

7.07           Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom computed on a Pro Forma Basis:

(a)           each Subsidiary may make Restricted Payments to the Borrower, a Loan Party and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)           each Subsidiary may declare and make dividend payments or other distributions to any Person holding an Equity Interest in such Subsidiary ratably according to their respective holdings of the type of Equity Interest and payable solely in the common stock or other common Equity Interests of such Subsidiary; and

(c)           the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the cash proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

7.08            Limitation on Guarantees of Indebtedness by Subsidiaries.  The Borrower shall not permit (1) any Subsidiary that is a Wholly-Owned Subsidiary of the Borrower to guarantee the payment of any Indebtedness of the Borrower or any Guarantor or (2) any Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness represented by securities of the Borrower or any Guarantor unless in the case of either (1) or (2):

(a)           such Subsidiary within 30 days executes and delivers a supplemental agreement to this Agreement in form attached here to as Exhibit G providing for a Guaranty by such Subsidiary, a joinder to the Security Agreement or new Security Agreement and take all actions required by the Security Agreement to perfect the Liens created thereunder, except that with respect to a guarantee of Indebtedness of the Borrower or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Loan or such Guarantor’s Guaranty, any such guarantee by such Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guaranty substantially to the same extent as such Indebtedness is subordinated to the Loan or such Guarantor’s Guaranty; and

(b)           such Subsidiary shall within 30 days deliver to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel reasonably satisfactory to the Administrative Agent;

provided that this covenant shall not be applicable to any guarantee of any Subsidiary that existed at the time such Person became a Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary.

7.09           Change in Nature of Business.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any Permitted Line of Business.

7.10           Transactions with Affiliates.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) unless:

(1)           such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)           the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the board of directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 7.10(a).

(b)           The provisions of Section 7.10(a) will not apply to the following:

(1)           transactions between or among the Borrower or any of its Subsidiaries;

(2)           Restricted Payments permitted by Section 7.07 hereof;

(3)           the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries;

(4)           transactions in which the Borrower or any of its Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Subsidiary with an unrelated Person on an arm’s-length basis;

(5)           any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(6)           transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Borrower and its Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(7)           the issuance of Equity Interests (other than Disqualified Stock) by the Borrower or a Subsidiary; and

(8)           payments or loans (or cancellation of loans) to employees or consultants of the Borrower or any of its Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the board of directors of the Borrower in good faith.

7.11           Subsidiaries.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, acquire or otherwise permit to exist any Subsidiary of the Borrower or any other Loan Party that is a CFC or otherwise organized outside the United States.

7.12           Existing Notes.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, amend, revise, agree to any consent or waiver with respect to, permit any forbearance, or otherwise alter, modify or change (or take any action or inaction resulting in an alteration, modification or change) of any term or provision of the Existing Notes, the Indenture or any of the Indenture Documentation, without the express prior written consent of the Required Total Lenders, provided, that, amendments resulting in terms in the Existing Notes, the Indenture or any of the Indenture Documentation that are no less favorable to the Lenders than the terms in such Existing Notes, Indenture and Indenture Documentation on the Closing Date will be permitted without the consent of the Required Total Lenders.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01           Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party (i) fails to pay when and as required to be paid herein (A) any amount of principal of any Loan, or (B) any interest on any Loan, or (ii) fails to pay within three Business Days after the same becomes due (A) any fee due hereunder or in any Loan Document or, (B) any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.04, 2.05, 6.03(a), 6.05, 6.10, 6.11, 6.12, 6.13, or Article VII.

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) actual knowledge thereof by a Responsible Officer of the Borrower and (ii) the date that the Administrative Agent shall have given the Borrower notice thereof; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be incorrect or misleading in any respect) when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event under clause (B) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable notice or cure period, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000; or

(f)           Insolvency Proceedings, Etc.  The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, stayed, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, and in each case in clauses (i) or (ii) above, such event or condition could reasonably be expected to have a Material Adverse Effect; or

(j)           Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control; or

(l)           FCC and Communications Act.  The Borrower or any Subsidiary shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC (except with respect to FCC Cross Ownership Issues), and such failure could reasonably be expected to have a Material Adverse Effect; or

(m)           Collateral Documents.  Any Collateral Document, whether (i) existing on the Closing Date, (ii) after delivery thereof pursuant to Section 4.01, Section 6.12, Section 6.13 or (iii) otherwise, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

8.02           Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may, or shall, at the request of, the Required Revolver Lenders or the Required Total Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           [reserved];

(d)           exercise on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders under the Loan Documents; and

(e)           if applicable, direct the Collateral Agent pursuant to the terms of the Intercreditor Agreement to exercise on behalf of itself, the Secured Parties and the Noteholders, all rights and remedies available to it, and any Secured Party under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03           Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent  in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, except Obligations relating to Swap Contracts, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of remaining portion of the Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full in cash, to the Borrower or as otherwise required by Law.

Notwithstanding anything in the Loan Documents to the contrary and so long as the Intercreditor Agreement has not been terminated, all mandatory prepayments made pursuant to Section 2.04(b) and payments and proceeds received from collateral securing the Obligations, or pursuant to any Collateral Document shall first be distributed in accordance with the terms of the Intercreditor Agreement to the extent applicable.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01           Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints BH Finance LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Total Lenders, Required Term Lenders or Required Revolver Lenders, as applicable (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Total Lenders, Required Term Lenders or Required Revolver Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

(e)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV, in any amendment or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06           Resignation of Administrative Agent.

(a)           The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Total Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Total Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Total Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Total Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Total Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Total Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Total Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08           Reserved.

9.09           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.05, 2.08 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.05, 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10           Collateral and Guaranty Matters.  Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b)           to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Total Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.  In each case as specified in this Section 10.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X.
MISCELLANEOUS

10.01           Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Total Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, in addition to the consent of the Required Total Lenders, no such amendment, waiver or consent shall (or shall effectively):

(a)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such payment; provided, however, that only the consent of the Required Total Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 2.11(a), Section 2.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)           (i) change the definition of “Required Total Lenders” without the written consent of each Lender; or (ii) make any material change to any provision of this Section without the written consent of each Lender; or (iii) change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in the following clause (iv)), without the written consent of each Lender; or (iv) change the definition of “Required Revolver Lenders” without the written consent of each Revolver Lender or change the definition of “Required Term Lenders,” without the written consent of each Term Loan Lender;

(g)           release all or substantially all of the value of the Guaranty without the written consent of each Lender;

(h)           release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;

(i)           waive any condition set forth in Section 4.02 without the consent of the Required Revolver Lenders, or, in the case of the initial Credit Extension, without the written consent of each Lender;

(j)           (i) change or amend Section 2.01(a) or Section 2.05, or take any action or amend any definition that has the effect of changing or amending any such Section, or (ii) change, amend or waive any Default or Event of Default under Section 8.01(a) (or take any action or amend any definition or provision that has the effect of changing, amending or waiving such Default or Event of Default), in each case, without the written consent of the Required Revolver Lenders; or

(k)           change or amend any of Sections 2.02, 2.04, 2.06, 2.07, 2.08, 2.09, 2.10, 2.11, or 2.13, or Article III, or take any action or amend any definition that has the effect of changing or amending such Sections or Article, in each case to the extent that any such change or amendment would effect any Committed Loan or any Revolver Lender, without the written consent of the Required Revolver Lenders and the Required Total Lenders; provided further, that notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the provisions of Section 2.04(b) may not be waived or amended in any manner that affects any Lender under a Facility without the written consent of (A) if such Facility is the Term Facility, the Required Term Lenders, and (B) if such Facility is the Revolver Credit Facility, the Required Revolver Lenders;

and, provided further, that no amendment, waiver or consent shall, unless consented to in writing and signed by the Administrative Agent in addition to the Lenders required above, (A) change or amend the definition of “Defaulting Lenders” or any of Sections 2.14 or 10.04 or  Article IX, (B) change or amend the Intercreditor Agreement, or (C) otherwise affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) no amendment, waiver or consent which would otherwise require the consent of such Lender under any of subsections (b), (c) or (d) of this Section 10.01 may be given without the consent of such Lender if such amendment, waiver or consent would, upon its consummation, result in the disproportionate treatment of such Lender.

10.02           Notices; Effectiveness; Electronic Communication.

(i)             Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)           Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic Committed Loan Notices and Term Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender, and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03           No Waiver; Cumulative Remedies.

(a)           No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (and, if applicable, the Collateral Agent) in accordance with Section 8.02; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), (c) any Lender from demanding or bringing an action to collect any amount due and payable to such Lender, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Total Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Total Lenders, enforce any rights and remedies available to it and as authorized by the Required Total Lenders.

10.04           Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including without limitation the reasonable fees, charges and disbursements of counsel for the Administrative Agent other than fees for in-house counsel in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  The Borrower covenants and agrees to promptly pay any required retainer and invoice and to promptly cooperate and cause the advisors to promptly cooperate with the Administrative Agent, the Lenders and any advisor or consultant to the Administrative Agent and the Lenders, including without limitation, providing full access to all requested information, management and advisors (together with copies of all requested information).

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and Collateral Agent (and any sub-agents of either thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, a percentage of such unpaid amount equal to the sum of such Lender’s Revolver Applicable Percentage or Term Loan Applicable Percentage, or both as applicable (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Loan Party or Subsidiary shall have any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender or the Administrative Agent, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05           Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06           Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Non-Defaulting Lender or an Affiliate of a Non-Defaulting Lender, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of (I) the Commitment (which for this purpose includes Committed Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Committed Loans of the assigning Lender subject to each such assignment and (II) Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless, each of the Administrative Agent, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)             Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)             Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) an Event of Default has occurred and is continuing at the time of such assignment or (B) such assignment is by a Closing Date Lender as the assignor; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(iv)             Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)             No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person; and

(vi)             Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Revolver Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning  Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Committed Loan Note and/or a Term Loan Note, as applicable, to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower. The Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(d) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f)           Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under any of its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments and Certain Other Documents.   The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.07           Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required by or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or their respective Affiliates on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08           Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Administrative Agent and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and subject to the Intercreditor Agreement, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Administrative Agent or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Administrative Agent or their respective Affiliates, irrespective of whether or not such Lender, Administrative Agent or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Administrative Agent different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.    The rights of each Lender, the Administrative Agent and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Administrative Agent or their respective Affiliates may have.

10.09           Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10           Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12           Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13           Intercreditor Agreement.

(a)           The Administrative Agent acknowledges that because (i) Collateral is being granted to secure both the Secured Parties and the Noteholders and (ii) there are mandatory prepayment provisions in both this Agreement and the Indenture, it is necessary for the Secured Parties under this Agreement and the Noteholders to enter into an intercreditor arrangement to provide that such Collateral is securing the Secured Obligations on a pari passu basis and that the mandatory prepayments from Asset Sales will be shared among the Secured Parties and the Noteholders as provided in Section 2.04(b)(i);

(b)           Notwithstanding the provisions in this Agreement and/or any other Loan Document, (i) the Administrative Agent and Secured Parties agree to each of the terms and provisions of the Intercreditor Agreement and (ii) any proposed new intercreditor agreement that the Administrative Agent deems necessary to be entered into from time to time and authorizes the Administrative Agent to enter into any such agreement on its behalf;

(c)           The Administrative Agent and Secured Parties agree to be bound by the terms and provisions of the Intercreditor Agreement, each amendment thereto and each such other new intercreditor agreement;

(d)           Each Secured Party agrees and acknowledges that each representation, warranty and covenant made by the Administrative Agent  on its behalf in the Intercreditor Agreement, each amendment thereto and any new intercreditor agreement is hereby made by such Secured Party herein (and fully incorporated herein by reference) and the Secured Party acknowledges and agrees that the Administrative Agent was authorized to make each such representation, warranty and covenant in the Intercreditor Agreement, each amendment thereto and any new intercreditor agreement on its behalf;

(e)           The Administrative Agent and Secured Parties agree to comply with, and perform their obligations under, the terms and provisions of the Intercreditor Agreement, each amendment thereto and any new intercreditor agreement entered into pursuant to Section 10.13(b)(ii) above; and

(f)           The Secured Parties agree and acknowledge that any authority, right or action granted to the Administrative Agent and/or the Secured Parties hereunder, or under any other Loan Document, may, upon the election of the Administrative Agent acting in its sole discretion, be exercised by the Collateral Agent as if such authority, right or action was granted to the Collateral Agent directly by the Administrative Agent hereunder.

Notwithstanding anything herein to the contrary, so long as the Intercreditor Agreement or any new intercreditor agreement is in full force and effect:

(i)             The Administrative Agent may elect, in its sole discretion, to delegate to the Collateral Agent, in whole or in part, the power and authority in the Collateral Agent’s exclusive and sole discretion, to exercise any and all discretion granted herein and in the other Loan Documents to the Administrative Agent in connection with the Collateral and the Collateral Documents.

The Administrative Agent further acknowledges and agrees that the terms and provisions of the Intercreditor Agreement and any new intercreditor agreement entered into pursuant to Section 10.13(b)(ii) above (when executed) govern and control over the terms and provisions of this Agreement and the other Loan Documents.  Notwithstanding the foregoing or anything herein, any other Loan Document or in the Intercreditor Agreement or any new intercreditor agreement to the contrary, the Borrower may not rely on this provision or on the terms of the Intercreditor Agreement or any new intercreditor agreement.

10.14           Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH ON SCHEDULE 10.02 OR ON ITS ADMINISTRATIVE QUESTIONNAIRE, AS APPLICABLE, OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT TO SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16           USA PATRIOT Act.   The Administrative Agent is subject to the Act (as hereinafter defined) and the Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Administrative Agent to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17           Release of Collateral.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall release all or substantially all of the Collateral, and this provision may not be waived or amended without the consent of the Administrative Agent.

(b)           The Borrower covenants and agrees that each reference herein to the Administrative Agent relating to (i) the Collateral, the Guaranty or any other Collateral Document, or any of the rights and remedies of the Administrative Agent in connection therewith, (ii) any mandatory prepayment under Section 2.04(b) or (iii) any other matter or provision subject to the Intercreditor Agreement, shall be a reference to the Collateral Agent to the extent the Intercreditor Agreement is in full force and effect.

10.18           No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any of the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.19           Time of the Essence. Time is of the essence of the Loan Documents.

10.20           ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Borrower:

MEDIA GENERAL, INC.

By:	/s/ James F. Woodward
Name:	James F. Woodward
Title:	Vice President, Finance and Chief Financial Officer

The Administrative Agent:

BH FINANCE LLC, as Administrative Agent

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	President

The Lenders:

BERKSHIRE HATHAWAY INC., as a Lender

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	Senior Vice President and Chief Financial Officer

BH FINANCE LLC, as a Lender

By:	/s/ Marc D. Hamburg
Name:	Marc D. Hamburg
Title:	President

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, _____
To:           BH Finance LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Media General, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, and BH Finance LLC, as Administrative Agent.

The undersigned hereby requests a Borrowing of Committed Loans:

1.         On ________________________________________ (a Business Day).

2.         In the amount of $____________________.

The Committed Borrowing, if any, requested herein complies with Section 2.01 of the Agreement.  The Borrower hereby certifies that (i) it is in compliance with all provisions of Section 4.02 of the Agreement, and (ii) each provision of Section 4.02 of the Agreement is true and correct.

MEDIA GENERAL, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF TERM LOAN NOTICE

Date: ____________, 20_______

To: BH Finance LLC, as Administrative Agent

Reference is made to that certain Credit Agreement, dated as of May 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Media General, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and BH Finance LLC, as Administrative Agent.

The undersigned hereby requests:

1.	On ____________________ (a Business Day).

2.	In the amount of $______.

MEDIA GENERAL, INC. as Borrower

By:
Name:
Title:

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. MEDIA GENERAL, INC. WILL PROMPTLY PROVIDE TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.  ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE FOLLOWING ADDRESS: [ISSUER ADDRESS AND CONTACT PERSON].

EXHIBIT C

FORM OF TERM LOAN NOTE

US$________	_______ __, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), $            (                    DOLLARS), which is the principal amount of the Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and BH Finance LLC, as Administrative Agent.

The Borrower promises to pay (i) interest on the unpaid principal amount of the Term Loan made by the Lender from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement, and (ii) any applicable prepayment premium payments that are required to be paid by the Borrower with respect to certain prepayments of the Term Loan in such amounts and at such times as provided in Section 2.04(a) of the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein, including Section 2.04 thereof. This Term Loan Note is also entitled to the benefits of the Guaranty and the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Loan Note.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

MEDIA GENERAL, INC.,

By:
Name:
Title:

EXHIBIT D

FORM OF COMMITTED LOAN NOTE

US$_____________	____________, 20___

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Committed Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of May 17, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and BH Finance LLC, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Committed Loan made by the Lender from the date of such Committed Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate set forth in the Agreement.

This Committed Loan Note is one of the Committed Loan Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Committed Loan Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Committed Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Committed Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Committed Loan Note.

THIS COMMITTED LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

MEDIA GENERAL, INC.,

By:
Name:
Title:

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _________, __

To:           BH Finance LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 17, 2012, as amended (such agreements, together with all other amendments and restatements, the “Agreement;” the terms defined therein being used herein and in all Schedules hereto as therein defined), among Media General, Inc., a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto, and BH Finance LLC, as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a)(i) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial information]

1. Attached hereto as Schedule 1 is the unaudited financial information required by Section 6.01(a)(i) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial information fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached year-end financial statements or quarter-end financial information, as applicable.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, (a) the Borrower performed and observed in all material respects each covenant and condition of the Loan Documents applicable to it, and (b) the undersigned has no knowledge that any Default has occurred and is continuing.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.           As of the Financial Statement Date written above, the Leverage Ratio is _____________, as reflected in the financial analyses and information set forth on Schedule 1 attached hereto, which analyses and information are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ____________________, _____________.

MEDIA GENERAL, INC.,

By:

Name:

Title:

For the Quarter/Year ended                      (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

I	Section 7.11(a) – Maximum Leverage Ratio.

A.
Indebtedness on a consolidated basis at Statement Date: (detailed by Borrower and its Subsidiaries for each component of Indebtedness as set forth on the attached “Schedule of Detailed Indebtedness of Media General and its Subsidiaries”)
$_____

	B.	Net obligations under Swap Contracts not currently due and payable:		$_____

	C.	EBITDA for eight consecutive fiscal quarters ending on above date (“Determination Period”):

		1.	Net Income for the Determination Period:	$_____

		2.	EBITDA add-backs for the Determination Period set forth on Schedule A attached hereto:	$_____

3.
To the extent included in calculating such Net Income, benefits for Federal, state, local and foreign income taxes accrued with respect to the Borrower and its Subsidiaries during the Determination Period:
$_____

		4.	To the extent included in calculating such Net Income, non-cash items increasing Net Income during the Determination Period:	$_____

		5.	To the extent included in calculating such Net Income, cash payments made with respect to non-cash charges added back during the Determination Period (if otherwise excluded):	$_____

		6.	EBITDA (Lines I.C.1 + 2 - 3 - 4 - 5):	$_____

	D	Divided by 2

	E.	Leverage Ratio [(Line I.A - Line I.B) ÷ (Line C.6 ÷ 2)]:		______ to 1.00

Schedule of Detailed Indebtedness of Media General and its Subsidiaries

As of                     , 20

Indebtedness

A.	All obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

		Term Loans	$_____

		Revolver Outstandings	$_____

		Existing Notes	$_____

		Capital Leases	$_____

		Letters of Credit	$_____

		Guarantees	$_____

		Other: (describe)	$_____

	TOTAL:			$_____

B.	All direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;			$_____

C.	Net obligations of such Person under any Swap Contract;			$_____

D.	All obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);			$_____

E.
Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (provided that, if such Indebtedness is nonrecourse, the amount of such Indebtedness for purposes hereof shall be limited to the lesser of the principal amount of such Indebtedness and the fair market value of the property subject to such Lien);
$_____

F.	Capital Lease Obligations and Synthetic Lease Obligations;			$_____

G.
All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
$_____

H.	All Guarantees of such Person in respect of any of the foregoing determined in accordance with GAAP.			$_____

Schedule A
EBITDA add-backs of Media General and its Subsidiaries
As of                     , 20

A.	To the extent deducted in calculating Net Income, Interest Expense during the Determination Period	$_____

B.	To the extent deducted in calculating Net Income, provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries during the Determination Period	$_____

C.	To the extent deducted in calculating Net Income, depreciation expenses during the Determination Period	$_____

D.	To the extent deducted in calculating Net Income, amortization expenses during the Determination Period	$_____

E.	To the extent deducted in calculating Net Income, all film amortization charges during the Determination Period, less any film cash payments during the Determination Period	$_____

F.
To the extent deducted in calculating Net Income, other non-recurring expenses of the Borrower and its Subsidiaries during the Determination Period which do not represent a cash item in such period or any future period
$_____

G.	To the extent deducted in calculating Net Income, actual one-time employment severance costs expensed during the Determination Period, provided that

(A) severance costs were customary and incurred in accordance with the Borrower’s past practices,

(B) the aggregate amount of all such cash employment severance costs expensed during the period from the date of the Agreement through the end of the Determination Period does not exceed $15,000,000 (excluding from such limitation all such cash employment severance costs incurred in connection with the sale of any of the Borrower’s publishing assets), and
$_____

(C) the aggregate amount of all such cash employment severance costs arising from the sale of any of the Borrower’s publishing assets expensed during the period from the date of the Agreement through the end of the Determination Period does not exceed $15,000,000

H.	To the extent deducted in calculating Net Income, cash receipts during the Determination Period in respect of non-cash increases deducted from EBITDA previously	$_____

I.	To the extent deducted in calculating Net Income, actual shut-down expenses expensed during the Determination Period, provided that

(A) such shut-down expenses were customary and incurred in accordance with the Borrower’s past practices,

(B) the aggregate amount of all such actual shut-down expenses expensed during the period from the date of the Agreement through the end of the Determination Period does not exceed $40,000,000 (excluding from such limitation all such shut-down expenses incurred in connection with the sale of any of the Borrower’s publishing assets), and
$_____

(C) the aggregate amount of all such actual shut-down expenses expensed in connection with the sale of any of the Borrower’s publishing assets during the period from the date of the Agreement through the end of the Determination Period does not exceed $15,000,000

J.	To the extent deducted in calculating Net Income, actual costs expensed for any appraisals required pursuant to the Agreement during the Determination Period	$_____

K.
To the extent deducted in calculating Net Income, actual expense reimbursement payments expensed by the Borrower during the Determination Period with respect to any advisor engaged on behalf of the Administrative Agent
$_____

L.
To the extent deducted in calculating Net Income, actual payments and fees to the extent incurred and expensed after January 1, 2012 by the Borrower in each case solely in connection with the actual cash payment of:

(A) for Determination Periods during the Borrower’s fiscal year 2012, all financial and legal advisors engaged on behalf of the Borrower in connection with the Existing Credit Facility, the Agreement, and any divestiture of all or any portion of the Borrower’s and its Subsidiaries’ publishing assets; and

	(B) for Determination Periods during any fiscal year after the end of the Borrower’s fiscal year 2012, one financial advisor and one legal advisor at any one time engaged on behalf of the Borrower;	$_____

M.
To the extent deducted in calculating Net Income, transaction fees and losses expensed in the Determination Period arising from (A) the Disposition of assets or (B) the termination of any lease of real or personal property
$_____

N.
To the extent deducted in calculating Net Income, fees (including reimbursements) to the Administrative Agent (and its Affiliates) and the Lenders under the Existing Credit Facility or relating to a proposed issuance of senior notes or other refinancing of the Existing Credit Facility, or paid in connection with this Agreement, and in each case expensed by the Borrower during the Determination Period
$_____

O.	To the extent deducted in calculating Net Income, non-cash expenses for the Determination Period in respect of fees paid in connection with financing transactions in prior periods	$_____

P.
To the extent deducted in calculating Net Income, fees (including reimbursements) constituting legal fees for counsel to the underwriter and printing costs in each case in connection with the proposed issuance of the senior notes and expensed by the Borrower during the Determination Period
$_____

EBITDA add-backs for the Determination Period = A + B + C + D + E + F + G + H + I + J + K + L + M + N + O + P =		$_____

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:                                          [and is an Affiliate of [identify Lender]1]

3. Borrower(s): Media General, Inc.

4. Administrative Agent: BH Finance LLC, as the administrative agent under the Credit Agreement

1	Select as applicable.

5. Credit Agreement: Credit Agreement, dated as of May 17, 2012 (as amended, among Media General, Inc., the Lenders from time to time party thereto, and BH Finance LLC, as Administrative Agent.

6. Assigned Interest:

Facility Assigned2	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans3		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7. Trade Date:                                 ]4

Effective Date:                                 , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Title:

2
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

3	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
4	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]5 Accepted:

BH Finance LLC, as Administrative Agent

By:
Title:

[Consented to:]6

By:
Title:

5	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

6	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 hereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

Guaranty

THIS GUARANTY AGREEMENT (this agreement, together with all amendments and restatements and Joinders, this “Guaranty Agreement”), dated as of May 17, 2012, made by each of the signatories hereto and each other Person who becomes a party hereto pursuant to Section 23 (including any permitted successors and assigns, collectively, the “Guarantors” and each a “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as Collateral Agent for its benefit and the benefit of each Secured Party under the Credit Agreement (collectively, the “Bank Secured Parties”), and (ii) the Bank Secured Parties.

BACKGROUND.

The Borrower was a party to that certain Second Amended and Restated Credit Agreement, dated February 12, 2010, among each lender party thereto, and Bank of America, N.A., as administrative agent and letter of credit issuer, as amended through the date hereof (the “Prior Credit Facility”).  On the date hereof, the Prior Credit Facility was refinanced and replaced by that certain Credit Agreement among the Borrower, each lender from time to time party thereto, and BH Finance LLC, as Administrative Agent (the “Credit Agreement”).

Media General, Inc., a Virginia Corporation (“Company”) and The Bank of New York Mellon, as Trustee, have entered into the Indenture dated as of February 12, 2010.

Company, Collateral Agent, Bank Agent and Trustee have entered into the Amended and Restated Intercreditor and Collateral Agency Agreement dated as of February 12, 2010 (such agreement, together with all amendments and restatements, the “Intercreditor Agreement”).

Bank Lenders have severally agreed to make Bank Loans under the Credit Agreement to the Company for such purposes and upon the terms and subject to the conditions set forth therein.

Company is a member of an affiliated group of corporations, limited liability companies and partnerships that includes each Guarantor.

Company and Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Bank Loans.

AGREEMENT.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the applicable Bank Secured Parties to make the Bank Loans and to extend other credit and financial accommodations under the Bank Loan Documents, each Guarantor hereby agrees with Collateral Agent, for its benefit and the benefit of Bank Secured Parties, and the Bank Secured Parties as follows:

1.           Defined Terms.

(a)           As used herein, the following terms have the following meaning:

“Joinder” means a Guaranty Joinder in substantially the form of Exhibit A.

“Release Date” means the date on which all Liens securing the Obligations have been released pursuant to Credit Agreement Section 9.10(a)(i).

(b)           Unless otherwise defined herein, terms herein shall have the meanings given to them in the Intercreditor Agreement either as defined therein or as incorporated thereto by reference to the Credit Agreement.

(c)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guaranty Agreement shall refer to this Guaranty Agreement as a whole and not to any particular provision of this Guaranty Agreement, and section and paragraph references are to this Guaranty Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.           Guarantee.

(a)           Subject to the provisions of Section 3, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to Collateral Agent, for it and the benefit of Bank Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance by Company when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           Each Guarantor further agrees to pay or reimburse Collateral Agent and each of the Bank Secured Parties for all their respective costs and expenses (including, without limitation, the fees and disbursements of any counsel to Collateral Agent and any of the Bank Secured Parties) which may be paid or incurred by any of such Persons in enforcing or preserving any rights under this Guaranty Agreement, including, without limitation, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guaranty Agreement. With respect to each Guarantor, this Guaranty Agreement shall remain in full force and effect until the earlier to occur of (i) the Release Date, and (ii) the release of this Guaranty Agreement as to such Guarantor in accordance with Section 2(f) (the “Guaranty Termination Date”).

(c)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guaranty Agreement or affecting the rights and remedies of Collateral Agent or any Bank Secured Party hereunder.

(d)           No payment or payments made by Company, any of the Guarantors, any other guarantor or any other Person or received or collected by Collateral Agent or any Bank Secured Party from Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations until the Guaranty Termination Date, subject to Section 3 below.

(e)           Each Guarantor agrees that all payments under this Guaranty Agreement shall be made to Collateral Agent for the benefit of Bank Secured Parties.  Notwithstanding the preceding sentence if, at any time any Guarantor shall make any payment to any Bank Secured Party on account of its liability hereunder, it will notify Collateral Agent in writing that such payment is made under this Guaranty Agreement for such purpose and promptly forward such payment, together with any necessary endorsement, to Collateral Agent.

(f)           The Guaranty Agreement shall be released as to a specific Guarantor in accordance with the terms of Section 9.10(b) of the Credit Agreement.

3.           Fraudulent Transfer Limitation.  Anything contained in this Guaranty Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Company or other Affiliates of the Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation or contribution of such Guarantor pursuant to (a) applicable Law or (b) any agreement providing for an equitable allocation among such Guarantor and other Affiliates of the Company of obligations arising under guaranties by such parties.

4.           Right of Contribution.  The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty Agreement.  Accordingly, in the event any payment or distribution is made by any Guarantor under this Guarantee (a “Funding Guarantor”) that exceeds its Fair Share (as defined below), that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as defined below), with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as defined below) to equal its Fair Share.  “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Adjusted Maximum Amount (as defined below) with respect to such Guarantor to (ii) the aggregate of the Adjusted Maximum Amounts with respect to all Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guarantee in respect of the obligations guaranteed.  “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor.  “Adjusted Maximum Amount” means, with respect to a Guarantor, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty Agreement, determined in accordance with Section 3;

provided that solely for purposes of calculating the “Adjusted Maximum Amount” with respect to any Guarantor for purposes of this Section 4, the assets or liabilities arising by virtue of any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty Agreement (including, without limitation, in respect of this Section 4).  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 4 shall not be construed in any way to limit the liability of any Guarantor hereunder.

5.           Right of Set-off.  In addition to any rights and remedies of Collateral Agent and of the Bank Secured Parties provided by law (including, without limitation, other rights of set-off), each Guarantor hereby irrevocably authorizes Collateral Agent and each Bank Secured Party at any time and from time to time without prior notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor to the extent not prohibited by applicable law, upon any amount becoming due and payable by such Guarantor hereunder (whether at the stated maturity of the Obligations, by acceleration or otherwise) to set off and appropriate and apply against such amount, to the extent not prohibited by applicable law any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured at any time held or owing by such Bank Secured Party (or any branch or agency thereof) to or for the credit or the account of Collateral Agent or such Guarantor, whether or not Collateral Agent or such Bank Secured Party has made any demand for payment.  Collateral Agent and each Bank Secured Party shall notify such Guarantor (and each Bank Secured Party shall notify Collateral Agent) promptly of any such set-off and the application made by Collateral Agent or such Bank Secured Party, provided that, to the extent not prohibited by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

6.           No Subrogation, Contribution, Reimbursement or Indemnity.  Notwithstanding anything to the contrary in this Guaranty Agreement, each Guarantor hereby irrevocably waives all rights which may have arisen in connection with the guarantees contained in this Guaranty Agreement to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code (or similar action under any successor law or under any comparable law), including Section 509 thereof, under any other Debtor Relief Law, under common law or otherwise) of Collateral Agent and any of the Bank Secured Parties against the Company or against Collateral Agent and any Bank Secured Party for the payment of the Obligations until the date which is 91 days after the Guaranty Termination Date.  Each Guarantor hereby further irrevocably waives all contractual, common law, statutory and other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company or any other Person which may have arisen in connection with the guarantees contained in this Guaranty Agreement until the date which is 91 days after the Guaranty Termination Date.  Until the date which is 91 days after the Guaranty Termination Date, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this Section 6, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Collateral Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided in the Intercreditor Agreement.  The provisions of this Section 6 shall survive the termination of the guarantees contained in this Guaranty Agreement.

7.           Amendments, etc. with Respect to the Obligations: Waiver of Rights.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by Collateral Agent or any Bank Secured Party may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released, and the Credit Agreement, any other Bank Loan Documents or any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminate, in whole or part, from time to time, and any collateral security, guarantee or right of offset at any time existing for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.  Each Guarantor hereby knowingly, intentionally and specifically waives any rights it may have at law or in equity to repudiate or abrogate or otherwise disclaim or limit its obligations hereunder as a result of any of the foregoing.  Neither Collateral Agent nor any Bank Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by or for it as security for the Obligations or for this Guaranty Agreement or any property subject thereto, and each Guarantor hereby knowingly, intentionally and specifically waives any rights it otherwise may have at law or in equity in the event of any failure by Collateral Agent or any Bank Secured Party to so protect, secure, perfect or insure any such Lien.  When making any demand hereunder against any of the Guarantors, Collateral Agent or any Bank Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any other Guarantor or guarantor, and any failure by Collateral Agent or any Bank Secured Party to make any such demand or to collect any payments from the Company or any such other Guarantor or guarantor or any release of the Company or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Collateral Agent or any Bank Secured Party against any of the Guarantors. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

8.           Guaranty Agreement Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Collateral Agent or any Bank Secured Party upon this Guaranty Agreement or acceptance of this Guaranty Agreement, and the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty Agreement; and all dealings between the Company and any of the Guarantors, on the one hand, and Collateral Agent and the Bank Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty Agreement.  Each Guarantor knowingly, intentionally and specifically waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company or any of the Guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Guaranty Agreement shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, the following: (a) the validity, regularity or enforceability of the Credit Agreement, any other Bank Loan Document any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by or for Collateral Agent or any Bank Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company against Collateral Agent or any Bank Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under this Guaranty Agreement, in bankruptcy or in any other instance, including, without limitation, any diminution in value, for whatever reason, of any of the collateral security for the Obligations.  When pursuing its rights and remedies hereunder against any Guarantor, Collateral Agent or a Bank Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto (and each Guarantor hereby knowingly, intentionally and specifically waives any right it may have to require Collateral Agent or a Bank Secured Party to do so), and any failure by Collateral Agent or any Bank Secured Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Collateral Agent or Bank Secured Parties against such Guarantor.  This Guaranty Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of Collateral Agent and Bank Secured Parties, and their respective successors, endorsees, transferees and assigns, until the Guaranty Termination Date.

9.           Reinstatement.  This Guaranty Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Collateral Agent or any Bank Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.           Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to Collateral Agent without set-off or counterclaim in Dollars and immediately available funds at the office of Collateral Agent set forth in the Intercreditor Agreement.

11.           Representations and Warranties.  Each Guarantor hereby represents and warrants to Collateral Agent and each Bank Secured Party that:

(a)           such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority and the legal right to own and operate its property, to lease the property such Guarantor operates and to conduct the business in which such Guarantor is currently engaged;

(b)           such Guarantor has the power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty Agreement and the other Bank Loan Documents to which it is a party, and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty Agreement and each of the other Bank Loan Documents to which it is a party;

(c)           this Guaranty Agreement and each of the other Bank Loan Documents to which it is a party has been duly executed and delivered by such Guarantor and constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law);

(d)           the execution, delivery and performance of this Guaranty Agreement and the other Bank Loan Documents to which it is a party will not (i) contravene the terms of such Guarantor’s Organization Documents, (ii) violate any Law, (iii) be in conflict with, result in a breach of, constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to accelerate any material obligation under any Contractual Obligation of such Guarantor or (iv) will not result in, or require, the creation or imposition of any Lien on any of the properties of such Guarantor, or any revenues, income or profits therefrom, whether now owned or hereafter acquired, pursuant to any order, injunction, writ or decree of a Governmental Authority or any arbitral award to which such Guarantor is subject or Contractual Obligation of such Guarantor (other than Liens securing the Obligations);

(e)           no action, consent or authorization of, registration or filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person (including, without limitation, any shareholder or any Affiliate of such Guarantor) is required to be obtained or made by such Guarantor in connection with the execution, delivery, performance, validity or enforceability of this Guaranty Agreement or any other Bank Loan Document to which it is a party other than such as have been obtained or made and are in full force and effect;

(f)           no litigation is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or against any of such Guarantor’s properties, revenues, income or profits therefrom with respect to this Guaranty Agreement or any other Bank Loan Document to which it is a party or any of the transactions contemplated hereby or thereby;

(g)           such Guarantor has good record and indefeasible title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, or a legal right to use, all its other property and assets which are material to the operations of its business, and none of such property is subject to any Lien of any nature whatsoever except for Liens permitted under the Credit Agreement;

(h)           as of the date on which this representation and warranty is made or deemed made, each of the Guarantors is Solvent, both before and after giving effect to the transactions contemplated by the Bank Loan Documents consummated on such date and to the incurrence of all Indebtedness and other obligations incurred on such date in connection with the Bank Loan Documents; and

(i)           each of the other representations and warranties contained in Article V of the Credit Agreement, insofar as such representations and warranties are applicable to such Guarantor, is true and correct in all material respects.

Each Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by such Guarantor on the date of each extension of credit under any Bank Loan Document, on and as of such date of extension of credit as though made hereunder on and as of such date.

All representations and warranties made hereunder and in any other Bank Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Collateral Agent and each Bank Secured Party, regardless of any investigation made by Collateral Agent or any Bank Secured Party or on their behalf and notwithstanding that Collateral Agent or any Bank Secured Party may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and survive the Guaranty Termination Date.

12.           Covenants.  Each Guarantor hereby covenants and agrees with Collateral Agent and each Bank Secured Party that, from and after the date of this Guaranty Agreement and until the occurrence of the Guaranty Termination Date, such Guarantor shall not take, and shall refrain from taking, any action that would result in a breach or violation of any of the covenants of the Company contained in the Credit Agreement.

13.           Authority of Collateral Agent.  Each Guarantor acknowledges that the rights and responsibilities of Collateral Agent under the Guaranty Agreement with respect to any action taken by Collateral Agent or the exercise or non-exercise by Collateral Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guaranty Agreement shall, as among Collateral Agent and the other Bank Secured Parties be governed by the Intercreditor Agreement and by such other agreements with respect thereto as may exist form time to time among them, but, as between Collateral Agent and such Guarantor, Collateral Agent shall be conclusively presumed to be acting as agent for the other Bank Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

14.           Notices.  All notices and other communications provided for hereunder shall be effectuated in the manner provided for in the Intercreditor Agreement; provided that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Company.

15.           Counterparts.  This Guaranty Agreement may be executed by one or more of the Guarantors on any number of separate counterparts (including by facsimile or attachment to electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the counterparts of this Guaranty Agreement signed by all the Guarantors shall be lodged with Collateral Agent.

16.           Severability.  Any provision of the Guaranty Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.           Integration.  This Guaranty Agreement represents the agreement of each Guarantor with respect to the subject matter hereof and there are no promises or representations by Collateral Agent or any Bank Secured Party relative to the subject matter hereof not reflected herein.

18.           Amendments in Writing; No Waiver; Cumulative Remedies.

(a)           None of the terms or provisions of this Guaranty Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the provisions of the Credit Agreement.

(b)           Neither Collateral Agent nor any Bank Secured Party shall by any act (except by a written instrument pursuant to this Section 18), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor delay in exercising, on the part of Collateral Agent or any Bank Secured Party, any right, power of privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power of privilege.  A waiver by Collateral Agent or any Bank Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Collateral Agent or such Bank Secured Party would otherwise have on any future occasion.

(c)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

19.           Section Headings.  The section headings used in this Guaranty Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

20.           Successors and Assigns.  This Guaranty Agreement shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of Collateral Agent and Bank Secured Parties and their respective successors and assigns; provided, that no Guarantor may assign any of its rights or obligations under this Guaranty Agreement without the prior written consent of Collateral Agent and any such purported assignment shall be null and void.

21.           GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

(a)           THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT COLLATERAL AGENT AND EACH BANK SECURED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY, AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT COLLATERAL AGENT OR ANY BANK SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY, IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 21(b).  EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.  THIS SECTION 21 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH GUARANTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.

22.           Waiver of Right to Trial by Jury.  EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS GUARANTY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GUARANTOR, COLLATERAL AGENT AND EACH BANK SECURED PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THIS SECTION 22 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY AGREEMENT, AND ANY SATISFACTION AND DISCHARGE OF EACH GUARANTOR BY VIRTUE OF ANY PAYMENT, COURT ORDER, OR LAW.

23.           Additional Guarantors.  Any Person who was not a “Guarantor” under this Guaranty Agreement at the time of initial execution hereof shall become a “Guarantor” hereunder if required pursuant to the terms of the Bank Loan Documents by executing and delivering to Collateral Agent a Joinder.  Such Person shall also deliver such items to Collateral Agent in connection with the execution of such Joinder as required by the terms of the Bank Loan Documents and this Guaranty Agreement.  Any such Person shall thereafter be deemed a “Guarantor” for all purposes under this Guaranty Agreement.

24.           Bank Loan Document.  This Guaranty is a Bank Loan Document.

25.           Replacement.  This Guaranty replaces the Second Restated Guaranty dated as of February 12, 2010 (the “2010 Guaranty”), made by certain Guarantors in favor of Collateral Agent for the benefit of the parties described therein and is entitled and subject to all of the same rights, benefits and obligations of the Security Documents, the other Bank Loan Documents, and the Intercreditor Agreement.  Each Guarantor acknowledges and agrees that it has received and reviewed the Credit Agreement.

The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first written above.

BIRMINGHAM BROADCASTING CO., INC.

BIRMINGHAM BROADCASTING (WVTM-TV), LLC

BLOCKDOT, INC.

DEALTAKER, INC.

MEDIA GENERAL COMMUNICATIONS HOLDINGS, LLC

MEDIA GENERAL COMMUNICATIONS, INC.

MEDIA GENERAL OPERATIONS, INC.

NES II, INC.

PROFESSIONAL COMMUNICATIONS SYSTEMS, INC.

VIRGINIA PAPER MANUFACTURING CORP.

By:
Name:
Title:

Exhibit A

Guaranty Joinder

THIS GUARANTY JOINDER dated _______________, to the Guaranty dated as of May 17, 2012 (such agreement, together with all amendments and restatements, the “Guaranty Agreement”), made by the parties thereto (collectively, the “Guarantors”) in favor of (i) Bank of America, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for its benefit and the benefit of each Secured Party under the Credit Agreement (collectively, the “Bank Secured Parties”), and (ii) the Bank Secured Parties.

BACKGROUND.

Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty Agreement.  The Guaranty Agreement provides that additional parties may become Guarantors under the Guaranty Agreement by execution and delivery of this form of Joinder.  Pursuant to the provisions of Section 23 of the Guaranty Agreement, the undersigned is becoming a Guarantor under the Guaranty Agreement.  The undersigned desires to become a Guarantor under the Guaranty Agreement in order to induce Bank Secured Parties to continue to make and maintain financial accommodations under the Bank Loan Documents.

AGREEMENT.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Bank Secured Parties to continue to make and maintain financial accommodations under the Bank Loan Documents, the undersigned hereby agrees with Collateral Agent, for its benefit and the benefit of Bank Secured Parties, and the Bank Secured Parties as follows:

1.           Joinder.  In accordance with the Guaranty Agreement, the undersigned hereby becomes a Guarantor under the Guaranty Agreement with the same force and effect as if it were an original signatory thereto as a Guarantor and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the undersigned.

2.           Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 11 of the Guaranty Agreement to the same extent as each other Guarantor.

3.           Notices.  All communications and notices hereunder shall be in writing and given as provided in the Guaranty Agreement.

4.           Governing Law.  THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED, THAT COLLATERAL AGENT AND EACH BANK SECURED PARTY SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

5.           Full Force of Guaranty Agreement.  Except as expressly supplemented hereby, the Guaranty Agreement remains in full force and effect in accordance with its terms.

6.           Counterparts.  This Joinder may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

The Remainder of This Page Is Intentionally Left Blank.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By:
Print Name:
Print Title:

ACCEPTED BY:

BANK OF AMERICA, N.A., as Collateral Agent

By:
Print Name:
Print Title:

EXHIBIT H

FORM OF

WARRANT AGREEMENT

Dated as of May [•], 2012

by and between

Media General, Inc.,

and

Berkshire Hathaway Inc.

WARRANT AGREEMENT

WARRANT AGREEMENT

WARRANT AGREEMENT (this “Agreement”) dated as of May [•], 2012 by and between Media General, Inc., a Virginia corporation (the “Company”) and Berkshire Hathaway Inc, a Delaware corporation.

WHEREAS, as of April 29, 2012, the Company had outstanding 22,799,273 shares of Class A Common Stock and 548,564 shares of Class B Common Stock;

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with the Holder (as defined below);

WHEREAS, in connection with such refinancing and recapitalization transactions, the Company has agreed to issue to the Holder 4,646,220 Warrants that would entitle the Holder to receive, upon proper exercise and subject to the terms and conditions herein, Class A Common Stock of the Company, representing as of the date hereof 19.9% of the Company’s aggregate issued and outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.     Defined Terms.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Additional Shares” shall mean any Shares issued or sold by the Company on or after the date hereof.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in either the City of New York are authorized or required by Law to close.

“Capital Stock” shall mean (a) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (b) with respect to any other Person, any and all partnership, membership or other equity interests of such Person and (c) with respect to the Company, the Shares.

“Change of Control” shall have the meaning set forth in Section 9.1 of this Agreement.

“Company” shall have the meaning set forth in the preamble hereto.

“control” (including the terms “controlled by”, “controlling” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Current Market Price” per Share, on any date specified herein, shall mean the average daily Market Price during the period of the most recent 10 days, ending on such date, on which the national securities exchanges were open for trading, except that if the Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

“Equity Interests” shall mean Capital Stock or warrants, options or other rights to acquire Capital Stock.

“Exercise Date” shall have the meaning set forth in Section 7.9 of this Agreement.

“Exercise Period” shall mean, with respect to any Warrant, the period commencing on the date hereof and continuing until the earlier of (a) the Expiration Date and (b) the Company’s election of an alternative settlement pursuant to Section 9.3 of this Agreement.

“Exercise Price” shall have the meaning set forth in Section 3(a) of this Agreement, as adjusted pursuant to Section 8 of this Agreement.

“Expiration Date” for any Warrant shall mean 5:00 p.m. Eastern Time on the date which is the eighth anniversary of the date hereof.

“Governmental Authority” shall mean any United States or other federal, national, state, provincial, municipal, local, or other government, governmental, regulatory or administrative authority, agency or commission or any non-governmental self-regulatory agency, instrumentality or commission, any stock exchange, or any court, tribunal or judicial or arbitral body.

“Holder” shall mean initially Berkshire Hathaway Inc., and thereafter any Person to whom a Warrant is transferred in accordance with the terms of this Agreement.

“Initial Number” shall have the meaning set forth in Section 8.2(a)(i) of this Agreement.

“Investment Bank” shall mean, for any determination to be made by the Investment Bank hereunder, an independent nationally recognized investment bank selected by the Board to make such determination that is reasonably acceptable to the Holder.

“Law” shall mean any federal, national, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order or requirement (including common law).

“Market Price” shall mean, on any date specified herein, the amount per share equal to (a) if the Shares are then listed on the NYSE, the last sale price of the Shares on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the NYSE, (b) if the Shares are not then listed on the NYSE but are admitted to trading on any national securities exchange (other than the NYSE), the last sale price of the Shares on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the Shares are then listed or admitted to trading (other than the NYSE) or (c) if Shares are not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the fair value thereof determined by the Investment Bank.

“NYSE” shall mean the New York Stock Exchange.

“Officers” shall mean, with respect to any Person, the Chief Executive Officer, the Chief Financial Officer, the President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary, or any Vice-President of such Person.

“Other Securities” shall mean any other Equity Interests, or other equity interests of the Company or any other Person (corporate or otherwise) received in exchange or replacement for or otherwise in consideration for the Shares (or Other Securities received in an earlier exchange, exercise or replacement of Shares).

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity.

“Pro Rata Repurchase” means any purchase of Shares by the Company or any Affiliate thereof pursuant to (a) any substantial issuer bid, take-over bid or exchange offer or (b) any other offer available to substantially all holders of Shares, in the case of both (a) or (b), whether for cash, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of Capital Stock, other securities or evidences of indebtedness of a subsidiary), or any combination thereof, effected while a Warrant is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by the Company under any substantial issuer bid, take-over bid or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a substantial issuer bid, take-over bid or exchange offer.

“Regulatory Approvals” with respect to a Holder, means, to the extent applicable and required to permit such Holder to exercise a Warrant for Warrant Shares without such Holder being in violation of applicable Law, the receipt of any necessary approvals and authorizations of any Governmental Authority and any notifications to, or expiration or termination of, any applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at any applicable time.

“Shares” shall mean shares of Class A Common Stock of the Company (including  Warrant Shares).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of capital stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Trading Day” shall mean a day during which trading in securities generally occurs on the NYSE or, if the Shares are not listed on the NYSE, on the principal other national or regional securities exchange on which the Shares are then listed or, if the Shares are not listed on a national or regional securities exchange, on any Business Day.

“Warrants” shall mean the warrants issued pursuant to this Agreement and represented by Warrant Certificates, and all warrants issued upon transfer, division or combination of, or in substitution thereof.

“Warrant Certificates” shall have the meaning set forth in Section 2 of this Agreement.

“Warrant Register” shall have the meaning set forth in Section 5 of this Agreement.

“Warrant Shares” shall mean the Shares issuable upon exercise of the Warrants.

SECTION 2.     Warrant Certificates.  The certificates evidencing the Warrants to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached hereto (“Warrant Certificates”) and may have such letters, numbers, or other marks of identification or designation and such legends or endorsements printed, lithographed or engraved thereon as the Officers of the Company executing the same may reasonably approve (with execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be reasonably required to comply with any applicable Law or with any rule or regulation of any exchange, inter-dealer quotation system or regulated quotation service on which the Warrants or the Shares may be listed or quoted, as the case may be.

SECTION 3.     Issuance of Warrants.

(a)           Subject to adjustment in accordance with Section 8, each Warrant shall entitle the Holder, upon proper exercise during the Exercise Period, to purchase from the Company one (1) Share at a purchase price per Share equal to $0.01 (such price being referred to herein as the “Exercise Price”), in each case as adjusted from time to time as provided herein.

(b)           The Warrant Certificates shall be dated the date of execution by the Company and shall evidence one or more Warrants.  Each Warrant evidenced thereby entitles the Holder, upon proper exercise, to receive from the Company the stated number of Warrant Shares at the Exercise Price, as adjusted as provided herein.

SECTION 4.     Execution of Warrant Certificates.  The Warrant Certificates may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Each such signature upon any Warrant Certificate may be of the present or any future Officer of the Company, notwithstanding the fact that at the time any Warrant Certificate shall be delivered or disposed of by the Company such Officer shall have ceased to hold such office, so long as, and the Company hereby represents that, under the Company’s certificate of incorporation and bylaws, any Warrants or Warrant Shares so issued would be validly issued.

SECTION 5.     Registration.  The Company shall number and register the Warrant Certificates in a register (the “Warrant Register”) as they are issued by the Company.  The Warrant Register will show the name and address of the Holder, the numbers of Warrants and Warrant Shares evidenced on the face of each Warrant Certificate and the date of each Warrant Certificate.  The Company may deem and treat the Holder as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 6.     Transfers and Exchanges.

6.1           Transfers.

(a)           The Holder may transfer, assign or encumber all or any part of a Warrant Certificate to any Person, provided, however, that such transfer shall be in compliance with the Securities Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or the Warrants.

(b)           Upon written notice from the Holder of any transfer permitted pursuant to Section 6.1(a) and receipt of such customary documents as the Company may reasonably request to assure itself that such transfer is in compliance with the Securities Act or any applicable state (or other jurisdiction) securities or “blue sky” laws, the Company shall reflect in its records any change in record ownership pursuant to any such transfer.

6.2           Exchange of Warrant Certificates.  Warrant Certificates may be exchanged at the option of the Holder, when surrendered to the Company during normal business hours for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants.  Warrant Certificates surrendered for exchange shall be cancelled by the Company.  Such cancelled Warrant Certificates shall then be disposed of by the Company in accordance with applicable Law.

SECTION 7.          Exercise of Warrants.

7.1           Vesting of Warrants.  The Warrants shall vest immediately upon the execution of this Agreement.

7.2           Exercise of Warrants.  A Warrant may be exercised upon surrender to the Company of the Warrant Certificate evidencing the Warrant to be exercised with the form of election to purchase on the reverse thereof duly completed and signed, and upon payment to the Company of the Exercise Price, as adjusted from time to time as provided herein, for each Warrant Share then purchased.  Payment of the aggregate Exercise Price for all Warrant Shares being purchased in respect of a Warrant shall be made (a) by wire transfer of immediately available funds in U.S. Dollars or (b) by certified or official bank check for U.S. Dollars made payable to the order of the Company.  Each Warrant not exercised prior to the Expiration Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.  Notwithstanding anything in this Agreement to the contrary, the Holder hereby acknowledges and agrees that its exercise of a Warrant for Warrant Shares is subject to the condition that the Holder will have first received any necessary Regulatory Approvals; provided, however, that in the event the Holder has delivered a notice of exercise to the Company prior to the Expiration Date and any Regulatory Approvals with respect to such exercise are pending as of the Expiration Date, the Expiration Date with respect to such Warrants shall automatically be extended for a period of 30 days following final approval or disapproval of any such Regulatory Approval.  The Company agrees that if the exercise of any Warrant requires any Regulatory Approval it will promptly provide the Holder all cooperation reasonably requested to obtain such Regulatory Approvals.

7.3           Issuance of Certificates Representing Shares.  Upon such surrender of Warrant Certificates and payment of the aggregate Exercise Price (unless such exercise is pursuant to Section 7.7 hereof (in which case no Exercise Price shall be due)), the Company shall cause to be delivered promptly to, or upon the written order of, the Holder, and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with cash in lieu of fractional Shares as provided in Section 7.8.  Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of such Warrant Shares as of the date of the surrender of such Warrants Certificates and, if applicable, payment of the aggregate Exercise Price.

7.4           Issuance of New Warrant Certificates.  Each Warrant shall be exercisable at the election of the Holder thereof, either in full or from time to time in part (in whole numbers of Warrant Shares), and, in the event that a Warrant is exercised (and a Warrant Certificate is surrendered) in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered by the Company.

7.5           Cancellation of Warrant Certificates.  All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled and disposed of by the Company in accordance with applicable Law.

7.6           Warrant Agreement.  The Company shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the Holder during normal business hours at its office.

7.7           Alternative Cashless Exercise.  Notwithstanding any provision herein to the contrary, in lieu of exercising a Warrant as set forth above, the Holder may exercise a Warrant by electing to receive that number of Shares as determined below by surrendering to the Company such Warrant Certificate, with the applicable election to purchase such Share(s) duly completed and signed by the Holder, in which event the Company shall deliver to the Holder the number of Shares computed using the following formula:

S	=	WS (MP – PP)
MP

where:

“S” equals the net number of Warrant Shares to be issued to the Holder;

“WS” equals the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised;

“MP” equals the Current Market Price; and

“PP” equals the Exercise Price.

Following the surrender of any Warrant pursuant to this Section 7.7, the Company shall promptly record the name of the Holder in the Warrant Register for that number of Shares, as calculated above, or in such name or names as may be designated by such Holder.

7.8           Fractional Shares.  The Company shall not be required to deliver fractional Warrant Shares on the exercise of any Warrant.  If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be deliverable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 7.8, be deliverable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Price multiplied by such fraction.

7.9           When Exercise Effective.  The exercise of any Warrant shall be deemed to have been effective immediately prior to the close of business on the Business Day on which such Warrant is surrendered to and, unless such exercise is pursuant to Section 7.7 hereof (in which case no Exercise Price shall be due), the Exercise Price is received by the Company as provided in this Section 7 (the “Exercise Date”) and the Person in whose name the Shares shall be issuable upon such exercise shall be deemed to be the holder of such Shares for all purposes on the Exercise Date.

SECTION 8.          Adjustment of Exercise Price.  If any of the events set forth in this Section 8 occur during the Exercise Period, the Exercise Price and the number of Warrant Shares for which any Warrant is exercisable, as applicable, shall be subject to adjustment from time to time as set forth in this Section 8; provided, however, that if more than one subsection of this Section 8 is applicable to a single event, the subsection shall be applied that produces the largest adjustment in favor of the Holder (as determined by the Board in good faith).  All of the adjustments referred to in this Section 8 shall only apply to Warrants which have not yet been exercised and shall not apply the issuance of any Warrant Shares upon exercise of any Warrant (or the initial issuance of Warrants pursuant to this Agreement).

8.1           Adjustments for Change in Shares.  If at any time the Company shall:

(a)           make a distribution on its Shares payable in Additional Shares or shares of other Capital Stock;

(b)           subdivide its outstanding Shares into a greater number of Shares;

(c)           combine its outstanding Shares into a smaller number of Shares; or

(d)           issue by reclassification of the Shares any shares of its Capital Stock (other than rights, warrants or options for its Shares);

then (i) the aggregate number of Warrant Shares for which any Warrant is exercisable immediately prior to such action shall be adjusted so that the Holder shall be entitled to receive upon exercise of such Warrant the number of Shares that the Holder would have owned or would have been entitled to receive immediately following such action if the Holder had exercised such Warrant immediately prior to such action and (ii) the Exercise Price payable upon the exercise of such Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares issuable upon the exercise of such Warrant immediately prior to such adjustment and the denominator of which shall be the number of Warrant Shares issuable immediately thereafter.

8.2           Adjustment for Rights Issue.

(a)           If the Company distributes any rights, warrants, options or other securities exercisable or convertible into or exchangeable (collectively, an “Exercise”) for Shares (collectively, “Rights”) to all holders of its Shares entitling them to purchase Shares at a price per Share (or having an exercise price per Share) less than the Market Price of the Shares as of the last Trading Day preceding the date of the agreement on pricing such rights, then, in such event:

(i)           the number of Warrant Shares for which any Warrant is exercisable immediately prior to the date of the agreement on pricing of such Rights (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which shall be the sum of (1) the number of Shares outstanding on such date on a fully diluted basis (i.e., taking into account any previously issued Rights (including the Warrants) exercisable for Shares then outstanding) and (2) the number of Additional Shares for which Rights then being issued may be Exercised and

(B) the denominator of which shall be the sum of (1) the number of Shares outstanding on such date on a fully diluted basis (i.e., taking into account any previously issued Rights (including the Warrants) exercisable for Shares then outstanding) and (2) the number of Shares which the aggregate consideration receivable by the Company for the total number of Shares for which Rights then being issued may be Exercised would purchase at the Market Price on the last Trading Day preceding the date of the agreement on pricing such Rights; and

(ii)           the Exercise Price payable upon exercise of a Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the date of the agreement on pricing of such Rights by a fraction, the numerator of which shall be the number of Warrant Shares prior to such date and the denominator of which shall be the number of Warrant Shares immediately after the adjustment described in Section 8.2(a)(i).

(b)           For purposes of the foregoing, the aggregate consideration receivable by the Company in connection with the issuance of such Rights shall be deemed to be equal to the sum of the net offering price (including the fair market value, as determined by the Investment Bank, of any non-cash consideration and after deduction of any related expenses payable to third parties) of all such Rights plus the minimum aggregate amount, if any, payable upon exercise of any such Rights into Shares.  Any adjustment made pursuant to this Section 8.2 shall become effective immediately upon the date of such issuance.

8.3           Adjustment for Other Non-Cash Distributions.

(a)           If the Company distributes to all holders of its Shares any of its non-cash assets, equity interests of the Company other than Shares or debt securities or any rights, warrants or options to purchase securities of the Company or other equity interests of the Company other than Shares (including securities but excluding distributions of Shares referred to in Section 8.1, distributions of rights, warrants or options referred to in Section 8.2 and any spin-off as described in Section 8.3(c)), the Exercise Price shall be adjusted in accordance with the formula:

E′    =    E    -    F

where:

E' = the adjusted Exercise Price;

E = the current Exercise Price; and

F = the fair market value (on the record date for the distribution to which this Section 8.3(a) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each Share in the distribution to which this Section 8.3(a) is being applied.

(b)           The Investment Bank shall determine fair market values for the purposes of this Section 8.3.  The adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution to which this Section 8.3 applies.

(c)           In respect of a distribution of Shares of any class or series, or Capital Stock or similar equity interests, of or relating to a subsidiary of the Company or other business unit, referred to herein as a “spin-off,” for purposes of the adjustment in Section 8.3(a) above, “F” shall be equal to the average of the closing price of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one Share for the ten (10) consecutive Trading Days beginning on the effective day of the spin-off or, if such shares of Capital Stock or similar equity interests are not listed on any national or regional securities exchange or quoted in the over-the-counter market, the fair value thereof shall be determined by the Investment Bank.  The adjustment to the Exercise Price in the event of a spin-off will occur on the tenth Trading Day from, and including, the effective date of the spin-off.

8.4           Adjustment for Cash Distributions.  In case the Company shall pay an annual cash distribution per Share, excluding any distribution in connection with the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, then, in such case, the Exercise Price shall be decreased by the amount of the cash distribution per Share payable to the holder of one Share, such adjustment to be effective immediately prior to the opening of business on the day following such record date.  If any such distribution is not so paid, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such distribution had not been declared.

8.5           Certain Repurchases of Shares.

(a)           In case the Company effects a Pro Rata Repurchase in which the cash and value of any other consideration included in the payment per Share exceeds the Market Price on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such Pro Rata Repurchase, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which (i) the numerator shall be (A) the product of (1) the number of Shares outstanding immediately before such Pro Rata Repurchase and (2) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (B) the aggregate purchase price of the Pro Rata Repurchase, and of which (ii) the denominator shall be the product of (A) the number of Shares outstanding immediately before such Pro Rata Repurchase minus the number of Shares so repurchased and (B) the Market Price of a Share on the Trading Day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase.

(b)           In such event, the number of Warrant Shares for which any Warrant is exercisable shall be increased to the number obtained by dividing (i) the product of (A) the number of Warrant Shares before such adjustment, and (B) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (ii) the new Exercise Price determined in accordance with the immediately preceding sentence.

(c)           For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares shall be made pursuant to this Section 8.5.

8.6           Other Provisions Applicable to Adjustments Under this Section 8.  The following provisions shall be applicable to the making of adjustments of the Exercise Price and number of Warrant Shares hereinbefore provided for in this Section 8, irrespective of the accounting treatment of any consideration described below:

(a)           When Adjustments to be Made.  The adjustments required by this Section 8 shall be made whenever and as often as any specified event requiring an adjustment shall occur.  For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)           When Adjustments May Be Deferred.  No adjustment in the Exercise Price needs to be made if the amount of such adjustment would be less than $0.01.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment and all adjustments that are made and carried forward shall be taken in the aggregate in order to determine if the $0.01 threshold is met.  In computing adjustments under this Section 8, fractional interests in Shares shall be taken into account to the nearest one-hundredth of a Share.

(c)           When Adjustment Not Required.  If the Company shall take a record of the holders of Shares for the purpose of entitling them to receive a distribution or subscription or purchase rights and shall, thereafter and before the distribution thereof to the holders of Shares, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled, and no adjustment to the Exercise Price or number of Warrant Shares under this Section 8 shall be made in respect of the Warrants held by the Holder.

(d)           Limitation on Number of Warrant Shares.  Notwithstanding anything contained in this Agreement to the contrary, no adjustment to the number of Warrant Shares shall be made pursuant to this Section 8 which, under the Company’s organizational documents, Virginia law, the rules of the NYSE or otherwise, would have the effect of requiring the Company to seek approval from its shareholders (assuming that all of the Warrants outstanding under this Agreement were exercised for Warrant Shares).

SECTION 9.          Consolidation and Merger.

9.1           Consolidation and Merger.  In the event that any transaction, whether by way of consolidation, merger, transfer or sale of all or substantially all of the assets of the Company, or other transaction that has substantially the same effect, shall be effected with another Person after the date hereof and the Company shall not be the surviving entity, or the Company shall be the surviving entity but its Shares shall be changed into securities or other property of another Person which is not an Affiliate of the Company immediately prior to such transaction (each such transaction, a “Change of Control”), then, as a condition of such Change of Control, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive, upon the exercise of its Warrants, on the basis and the terms and conditions specified herein (and in lieu of each Warrant Share immediately theretofore purchasable and receivable upon the exercise of the Warrants), such securities, cash or other property receivable upon such Change of Control as such Holder would have been entitled to receive if its Warrants had been exercised immediately prior to such event in accordance with Section 9.3.  The Company shall not effect any such Change of Control unless prior to or simultaneously with the consummation thereof the successor Person (if other than the Company) resulting from such Change of Control shall assume, by written instrument, the obligation to deliver to such Holder such securities, cash or other property as, in accordance with the foregoing provisions, such Holder may be entitled to upon the exercise of its Warrants.  The above provisions of this Section 9.1 shall similarly apply to successive consolidations, mergers or other transactions that have substantially the same effect as a Change of Control.

9.2           Dilution in Case of Other Securities.  In the event that all the Shares of the Company are or will be converted or exchanged for Other Securities  in a transaction which does not qualify as a Change of Control pursuant to Section 9.1, then upon such conversion or exchange, the Warrant shall become exercisable for such Other Securities, and the computations, adjustments and readjustments provided for in Section 8 with respect to the Exercise Price and Warrant Shares shall be made as nearly as possible in the manner so provided and applied to determine the Exercise Price and amount of Other Securities from time to time receivable upon the exercise of the Warrants.  In any such case, appropriate and equitable provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including Section 8 hereof) shall thereafter be applicable, as nearly as may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of any Warrants (such that, for greater clarity, the provisions of Section 8 shall read as if references therein to Shares referred to the Other Securities or other equity interests issuable on the exercise of the Warrants, mutatis mutandis).

9.3           Alternative Settlement.   Notwithstanding the foregoing, (i) if there shall occur a Change of Control for cash consideration then the Company shall pay (or cause to be paid) to the Holder, concurrent with the completion of the transaction, the amount of the Warrants (calculated in the same manner as a cashless exercise pursuant to Section 7.7 hereof, provided that the Current Market Price shall be deemed to be the value of the consideration being delivered in exchange for the Shares in the Change of Control), and the Warrants shall thereafter not be exercisable and (ii) if there shall occur a Change of Control for consideration that includes cash and non-cash consideration, then the Company shall pay (or cause to be paid) to the Holder, concurrent with the completion of the transaction and in the same allocation of cash and non-cash consideration as is paid to holders of Shares, such consideration for that number of Shares that the Warrants (calculated in the same manner as a cashless exercise pursuant to Section 7.7 hereof, provided that the Current Market Price shall be deemed to be the volume weighted average price of the Shares for the 30-day period prior to the date of the completion of the transaction), with the value of any fractional Shares to be paid in cash, and the Warrants shall thereafter not be exercisable.

SECTION 10.        Notice of Adjustments.  Whenever the Warrants or Exercise Price shall be adjusted pursuant to Section 8 or Section 9.2, the Company shall forthwith provide a certificate signed by an Officer, setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and describing the number and kind of any other securities issuable upon exercise of the Warrants and any change in the Exercise Price after giving effect to such adjustment or change.

The Company shall promptly, and in any case within 10 Business Days after the making of such adjustment, cause a signed copy of such certificate to be delivered to the Holder in accordance with Section 17.1.  The Company shall keep at its principal executive offices referred to in Section 17.1 copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder.

SECTION 11.        Payment of Taxes; Adjustments Resulting in Taxes.  No service charge shall be made to any Holder for any exercise, exchange or registration of transfer of Warrant Certificates, and the Company will pay all documentary or stamp taxes attributable to the initial issuance of Warrant Shares or upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant.  Notwithstanding anything contained herein to the contrary, to the extent that any adjustments to the Warrants or the Exercise Price, whether pursuant to Section 3(a), Section 8, Section 9.2 or otherwise, would cause the Holder to incur a tax liability, the Holder shall have 15 Business Days after receipt of the signed certificate pursuant to Section 10 to notify the Company in writing that the Holder does not accept such adjustment to the Warrants or the Exercise Price so adjusted in whole or in part, in which case such adjustments shall not be made.  The Company shall be required to withhold and deduct any taxes required to be withheld and deducted under applicable law in connection with an adjustment to the Warrants or the Exercise Price hereunder, or upon the exercise or settlement of the Warrants.

SECTION 12.        Mutilated or Missing Warrant Certificates.  If any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like date and tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and such indemnity and security therefor as is customary and reasonably satisfactory to the Company, if requested.  Applicants for such substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

SECTION 13.        Covenants with Respect to Shares.

(a)           Delivery of Shares. The Company agrees to take all actions and do all things as are necessary or desirable to enable and permit it to deliver the Warrant Shares upon the exercise of Warrants.  The Company guarantees to the Holder the performance of the Company’s obligations to deliver the Warrant Shares in accordance with this Agreement.

(b)           Reservation of Shares.  The Company will, commencing on the date hereof and at all times subsequent thereto until the sooner of the expiration of the Exercise Period or the exercise of all of the Warrants by the Holders thereof, reserve and keep available, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in treasury, for the purpose of enabling it to provide Shares (directly or indirectly) such that the Company may satisfy any obligation to deliver Warrant Shares upon exercise of Warrants, the maximum number of Shares which may then be deliverable upon the exercise of all outstanding Warrants.

(c)           Stock Exchange Listing. The Company shall use its commercially reasonable efforts to maintain the listing of the Shares on the NYSE for a period of at least the Exercise Period for each Warrant unless the Company undergoes a Change of Control.

SECTION 14.        Notices of Certain Corporate Actions.

(a)           In case:

(i)           the Company proposes to take any action that would require an adjustment to the Exercise Price or the number of Warrant Shares issuable upon exercise of the Warrants pursuant to Section 8 or Section 9.2;

(ii)           of a Change of Control; or

(iii)           of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each case, the Company shall cause to be delivered to the Holder at its address as set forth in the Warrant Register, at least 20 Business Days prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (A)(1) if applicable, the date as of which the Holders to be entitled to receive any such rights, options, warrants or distribution are to be determined or (2) if applicable, the initial expiration date set forth in any tender offer or exchange offer for Shares or (3) if applicable, the date on which any such Change of Control, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that Holders shall be entitled to exchange such Shares for securities or other property, if any, deliverable upon such Change of Control, dissolution, liquidation or winding up and (B) the facts with respect thereto as shall reasonably be necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of any Warrants.  The failure to give the notice required by this Section 14(a) or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, Change of Control, dissolution, liquidation or winding up, or the vote upon any action.

(b)           Nothing contained in this Agreement shall be construed as conferring upon the Holder the right to vote or consent to or receive notice as a shareholder in respect of the meetings of shareholders or the right to receive distributions or the right to receive the net assets of the Company upon the winding-up or termination of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 15.         Expenses.  All expenses incident to the Company’s performance of or compliance with this Agreement will be borne by the Company, including: (a) all expenses of printing Warrant Certificates; (b) messenger and delivery services and telephone calls; (c) all fees and disbursements of counsel for the Company; (d) all fees and disbursements of independent certified public accountants or knowledgeable experts selected by the Company; and (e) the Company’s internal expenses (including all salaries and expenses of their officers and employees performing legal or accounting duties).

SECTION 16.          Representations, Warranties and Covenants.

16.1           Representations, Warranties and Covenants of the Company.  The Company represents, warrants and covenants the following to the Holder:

(b)           It has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(c)           This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Holder, constitutes a valid and binding agreement of the Company.

(d)           The execution and delivery by the Company of this Agreement do not, and the consummation and performance of the transactions contemplated hereby, will not (i) contravene the Company’s certificate of incorporation or bylaws, (ii) violate any Law or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company.

(e)           The Company is authorized to issue 75,000,000 of Shares, and as April 29, 2012, there were 22,799,273 Shares issued and outstanding and 548,564 shares of the Company’s Class B Common Stock issued and outstanding.  Immediately prior to giving effect to this Agreement, there are no outstanding (i) options, warrants or other rights to purchase Shares or other equity interests of the Company, or phantom stock, stock appreciation rights or similar plans of the Company, or (ii) agreements or other rights to convert any obligation into, or exchange any securities for, Shares or other equity interests of the Company, other than as disclosed in the Company’s proxy statement filed with the Securities and Exchange Commission on April 2, 2012.

(f)           The Warrant Shares have been duly and validly authorized for issuance and, when issued and delivered in accordance with the provisions of this Agreement and the Warrants, will be duly and validly issued, fully paid and non-asssessable, free and clear of any liens, claims, adverse interests or other encumbrances and will conform to the existing Shares.

(g)           Assuming the accuracy of the representations and warranties made by the Holder, no consent, approval, authorization, finding of suitability, registration, exemption or permit or (other than informational filings or notices) any filing with or notice to any Governmental Authority or any third party that is a party to any of the documents, to which the Company or any of its Subsidiaries is a party, is required in connection with, or as a condition to, the execution, delivery or performance by the parties of this Agreement and the consummation of the transactions contemplated hereby.

16.2           Representations, Warranties and Covenants of the Holder.  The Holder hereby represents, warrants and covenants the following to the Company:

(a)           The Holder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           This Agreement has been duly authorized, executed and delivered by the Holder and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of the Holder.

(c)           The execution and delivery by the Holder of this Agreement do not, and the consummation and performance of the transactions contemplated hereby, will not (i) contravene the Holder’s certificate of incorporation or bylaws or equivalent governing documents, as applicable, (ii) violate any Law or (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Holder.

(d)           The Warrants being acquired by the Holder pursuant to this Agreement are being acquired for its own account and with no intention of distributing or reselling such Warrants or the Warrant Shares issuable upon exercise thereof or any part thereof in any transaction that would be in violation of the securities Laws of the United States, any state of the United States or any foreign jurisdiction, without prejudice, however, to the rights of such Holder at all times to sell or otherwise dispose of all or any part of such Warrants (in accordance with this Agreement) or Warrant Shares in a transaction that does not violate the Securities Act under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.  If such Holder should in the future decide to dispose of any of such Warrants or Warrant Shares, such Holder understands and agrees that it may do so only in compliance with the Securities Act and applicable state and foreign securities Laws, as then applicable and in effect and, in the case of the Warrants, in accordance with this Agreement.

(e)           Such Holder understands that (i) the Warrants and the Warrant Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement and upon exercise of Warrants is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of the Company on such exemption is predicated in part on such Holder’s representations set forth herein, and (iii) such Warrants and Warrant Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

(f)           Such Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act.

SECTION 17.          Miscellaneous.

17.1           Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an internationally recognized courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 17.1:

If to the Holder, at

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE  68131
Facsimile No.:  (402) 346-3375
Attention:         Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue
Attention:         Mary Ann Todd
Facsimile No.:   (213) 687-3702

If to the Company, at

Media General, Inc.
333 E. Franklin St.
Richmond, Virginia
Attention:         General Counsel
Chief Financial Officer
Facsimile No.:	(804) 819-5565

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Stephen Giove
Douglas Bartner
Facsimile No.:	(212) 848-7179

or at such other address as may be substituted by notice given as herein provided.

17.2           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

17.3           Amendment.  This Agreement may not be amended or modified except (i) in an instrument in writing signed by, or on behalf of, the Company and the Holder or (ii) by a waiver in accordance with Section 17.4.

17.4           Waiver.  Any party to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

17.5           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided.

17.6           Headings.  The descriptive headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.7           Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court of the United States of America sitting in the City of New York, Borough of Manhattan; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any state court sitting in the City of New York, Borough of Manhattan.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in City of New York, Borough of Manhattan, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

17.8           Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

17.9           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

17.10           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

17.11           Termination.  Subject to Section 7.2, this Agreement shall terminate on the Expiration Date, after which time this Agreement and all Warrants shall no longer be of any force or effect; provided, however, that this Agreement will terminate on such earlier date on which all outstanding Warrants have been exercised; provided, further, that provisions of Sections 15, 16 and this Section 17 shall survive such termination.

17.12           Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise indicated;

(b)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(c)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; and

(e)           references to a Person are also to its successors and permitted assigns.

17.13           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or electronic communication) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

MEDIA GENERAL, INC.

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

EXHIBIT A
Form of Warrant Certificate

[Face of Warrant Certificate]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES FOR WHICH IT MAY BE EXERCISED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, SUCH SECURITIES MAY NOT BE OFFERED, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THAT CERTAIN WARRANT AGREEMENT DATED AS OF MAY [•], 2012 (THE “WARRANT AGREEMENT”), BY AND BETWEEN MEDIA GENERAL, INC., A VIRGINIA CORPORATION, AS THE ISSUER AND BERKSHIRE HATHAWAY, A DELAWARE CORPORATION, AS HOLDER, AS SUCH WARRANT AGREEMENT MAY BE MODIFIED AND SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME, AND NO TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE SHALL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY THE PROVISIONS OF SUCH WARRANT AGREEMENT.

No. of Warrants: ___	Warrant No: __

WARRANT
TO PURCHASE SHARES OF
CLASS A COMMON STOCK OF
MEDIA GENERAL, INC.

This certifies that                                                  , or its registered assigns, is the registered holder (the “Holder”) of ___ warrants (the “Warrants”) of Media General, Inc., a Virginia corporation (the “Company”), that would entitle the Holder, upon proper exercise during the Exercise Period to receive from the Company _____ shares (the “Warrant Shares”) of Class A Common Stock of Media General, Inc. (“Shares”) at the Exercise Price, subject to adjustment as described in the Warrant Agreement.  The Warrants will vest upon the execution of the Warrant Agreement.  Subject to Section 7.2 of the Warrant Agreement, no Warrant may be exercised after the Expiration Date, and to the extent not exercised by such time such Warrants shall become void.  Reference is made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth at this place.  This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be signed by the undersigned authorized officer of the Company.

Dated:
MEDIA GENERAL, INC.

By:
______________________________
Name: Title:

[Reverse of Warrant Certificate]

MEDIA GENERAL, INC.

By accepting a Warrant Certificate, the Holder shall be bound by all of the terms and provisions of the Warrant Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same.

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants by the Company expiring on the Expiration Date, entitling the Holder upon proper exercise to receive Warrant Shares pursuant to the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and each Holder of the Warrants.  Capitalized terms used but not other otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

The Holder of the Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth below on this Warrant Certificate, properly completed and executed, together with payment of the aggregate Exercise Price (other than in the case of cashless exercise pursuant to Section 7.7 of the Warrant Agreement) in accordance with the provisions set forth on the face of this Warrant Certificate and in the Warrant Agreement.  In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant, each as set forth on the face hereof, may, subject to certain conditions, be adjusted.  No fractions of a Warrant Share will be issued upon the exercise of any Warrant, but the Company will pay the cash value in lieu thereof determined as provided in the Warrant Agreement.

Warrant Certificates, when surrendered to the Company by the Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge.

The Company may deem and treat the Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Holder(s) hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

The Warrant Agreement permits, with certain exceptions therein provided, the supplementing or amendment thereof in writing at any time by the Company and the Holder.  Any such amendment shall be conclusive and binding upon such Holder and upon all future Holders of this Warrant and any Warrant issued upon the registration of transfer thereof or in exchange thereof whether or not notation of such consent is made upon such Warrant or any other Warrant.

[Form of Assignment]

ASSIGNMENT

(To Be Executed by the Holder in Order to Assign Warrants)

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitutes and appoints ____________________________________________________ Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:_______, ______
Signature(s)*

(Social Security or Taxpayer Identification Number)

[Form of Election to Purchase, To Be Executed Upon Exercise Of Warrant]

NOTICE OF EXERCISE

(To Be Executed by the Holder in Order to Exercise Warrants)

☐           The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive ______ Warrant Shares and herewith tenders payment for such Warrant Shares to the order of Media General, Inc. in the amount of ____ U.S. Dollars per Share in accordance with the terms of the Warrant Agreement, in cash or by certified or official bank check made payable to the order of the Company.

☐           The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____ Warrant Shares and hereby elects to use the “cashless exercise” option to purchase the Warrant Shares under Section 7.7 of the Warrant Agreement.

The undersigned requests that a certificate for such Warrant Shares be registered in the name of:

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

and be delivered to:
(PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Holder at the address stated below:

(PLEASE PRINT OR TYPE ADDRESS)

Dated:_______, ______
Signature(s)*

(Social Security or Taxpayer Identification Number)

EXHIBIT I

FORM OF

REGISTRATION RIGHTS AGREEMENT

by and between

Media General, Inc.

and

Berkshire Hathaway Inc.

__________________________

Dated as of May [•], 2012

i

ii

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), is made and entered into as of May [•], 2012, by and between Media General, Inc., a Virginia corporation (the “Company”), and Berkshire Hathaway Inc., a Delaware corporation.

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with the Investor (as defined below);

WHEREAS, the Company and the Investor are parties to a Warrant Agreement, dated the date hereof (the “Warrant Agreement”) pursuant to which the Investor is acquiring from the Company warrants (the “Warrants”) to purchase 4,646,220 shares of its Class A Common Stock (the “Common Shares”); and

WHEREAS, in connection with the consummation of the refinancing and recapitalization transactions, the parties desire to enter into this Agreement in order to create certain registration rights for the Investor as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1.    Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlling,” “controlled” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“beneficially own” means, with respect to any Person, securities of which such Person or any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act, including securities beneficially owned by others with whom such Person or any of its Affiliates has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities; provided that a Person shall not be deemed to “beneficially own” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates until such tendered securities are accepted for payment, purchase or exchange, (ii) any security as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding:  (a) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act, and (b) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report).  Without limiting the foregoing, a Person shall be deemed to be the beneficial owner of all Registrable Shares owned of record by any majority-owned subsidiary of such Person.

“Company” has the meaning set forth in the introductory paragraph.

“Demand Registration” has the meaning set forth in Section 2(a).

“Demand Registration Statement” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Shares” means the shares acquired by the Investor upon exercise of the Warrants.

“Form S-3” means a registration statement on Form S-3 under the Securities Act or such successor forms thereto permitting registration of securities under the Securities Act.

“Holdback Agreement” has the meaning set forth in Section 6.

“Holdback Period” has the meaning set forth in Section 6.

“Investor” means initially Berkshire Hathaway Inc. and all subsequent Permitted Transferees who become Investors pursuant to Section 11, provided that for purposes of all thresholds and limitations herein, the actions of the Permitted Transferees shall be aggregated.

“Minimum Amount” means $25,000,000.

“Minimum Investor Holding Event” shall mean the first day on which the Investor, along with one or more of its Affiliates (other than the Company and its controlled Affiliates), fails to hold Shares or rights to acquire Shares pursuant to the Warrant Agreement (after giving effect to any adjustments for dilution set forth in Section 8 thereof), equal to at least 9.9% of the Company’s then outstanding common stock (aggregating both the Shares and the Company’s Class B Common Stock).

“Person” shall include an individual, a corporation, an association, a partnership, a limited liability company, a trust or estate, a government, foreign or domestic, and any agency or political subdivision thereof, or any other entity

“Permitted Transferee” means any Person who is a transferee of Registrable Shares from the Investor (or a prior Permitted Transferee) and who becomes party to this Agreement as required by Section 11.

“Piggyback Registration” has the meaning set forth in Section 3(a).

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

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“Registrable Shares” means, at any time, (i) the Exercise Shares, and (ii) any securities issued by the Company after the date hereof in respect of the Exercise Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, but excluding (iii) any and all Exercise Shares and other securities referred to in clauses (i) and (ii) that at any time after the date hereof (a) have been sold pursuant to an effective registration statement or Rule 144 under the Securities Act, (b) have been sold in a transaction where a subsequent public distribution of such securities would not require registration under the Securities Act, (c) are not outstanding or (d) have been transferred in violation of Section 10 hereof or the provisions of the Warrant Agreement or to a Person that does not become an Investor pursuant to Section 11 hereof (or any combination of clauses (a), (b), (c) and(d)).  It is understood and agreed that, once a security of the kind described in clause (i) or (ii) above becomes a security of the kind described in clause (iii) above, such security shall cease to be a Registrable Share for all purposes of this Agreement and the Company’s obligations regarding Registrable Shares hereunder shall cease to apply with respect to such security.

“Registration Expenses” has the meaning set forth in Section 8(a).

“Registration Statement” means any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“S-3 Shelf Registration” has the meaning set forth in Section 4(a).

“S-3 Shelf Registration Statement” has the meaning set forth in Section 4(a).

“SEC” means the Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the second recital hereto.

“Shelf Takedown” has the meaning set forth in Section 4(b).

“Suspension Period” has the meaning set forth in Section 5.

“Termination Date” means the first date on which there are no Registrable Shares.

“Third Party Holdback Period” means any Holdback Period imposed on the Investor pursuant to Section 6 in respect of an underwritten offering of Shares in which (i) the Investor elected not to participate or (ii) the Investor’s participation was reduced or eliminated pursuant to Section 3(b) or 3(c).

“underwritten offering” means a registered offering in which securities of the Company are sold to one or more underwriters on a firm-commitment basis for reoffering to the public, and “underwritten Shelf Takedown” means an underwritten offering effected pursuant to an S-3 Shelf Registration.

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“Warrant” has the meaning set forth in the first Recital hereto.

“Warrant Agreement” means the agreement specified in the second recital hereto, as such agreement may be amended from time to time.

In addition to the above definitions, unless the context requires otherwise:

(i)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii)          “including” shall be construed as inclusive without limitation, in each case notwithstanding the absence of any express statement to such effect, or the presence of such express statement in some contexts and not in others;

(iii)          references to “Section” are references to Sections of this Agreement;

(iv)          words such as “herein”, “hereof”, “hereinafter” and “hereby” when used in this Agreement refer to this Agreement as a whole;

(v)          references to “business day” mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close; and

(vi)          references to “dollars” and “$” mean U.S. dollars.

Section 2.    Demand Registration.

(a)          Right to Request Registration.  Subject to the provisions hereof, until the Termination Date, the Investor may at any time request registration for resale under the Securities Act of all or part of the Registrable Shares separate from an S-3 Shelf Registration (a “Demand Registration”); provided, however, that (based on the then-current market prices) the number of Registrable Shares included in the Demand Registration would, if fully sold, yield gross proceeds to the Investor of at least the Minimum Amount.  Subject to Section 2(d) and Sections 5 and 7 below, the Company shall use reasonable best efforts (i) to file a Registration Statement registering for resale such number of Registrable Shares as requested to be so registered pursuant to this Section 2(a) (a “Demand Registration Statement”) within 90 days after the Investor’s request therefor and (ii) if necessary, to cause such Demand Registration Statement to be declared effective by the SEC as soon as practical thereafter.  If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.

(b)          Number of Demand Registrations.  Subject to the limitations of Sections 2(a), 2(d) and 4(a), throughout the term of this Agreement the Investor shall be entitled to request a maximum of one Demand Registration or S-3 Shelf Registration (regardless of the number of Permitted Transferees who may become an Investor pursuant to Section 11).  A Registration Statement shall not count as a permitted Demand Registration unless and until it has become effective.

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(c)          Priority on Demand Registrations.  The Company may include Shares other than the Investor’s Registrable Shares in a Demand Registration for any accounts (including for the account of the Company) on the terms provided below; and if such Demand Registration is an underwritten offering, such Shares may be included only with the consent of the managing underwriters of such offering.  If the managing underwriters of the requested Demand Registration advise the Company and the Investor requesting such Demand Registration that in their opinion the number of Shares proposed to be included in the Demand Registration exceeds the number of Shares which can be sold in such underwritten offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such underwritten offering), the Company shall include in such Demand Registration (i) first, the number of Registrable Shares that the Investor proposes to sell, and (ii) second, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.  If the number of Shares which can be sold is less than the number of Shares proposed to be registered pursuant to clause (i) above by the Investor, the amount of Shares to be sold shall be allocated to the Investor.

(d)          Restrictions on Demand Registrations.  The Investor shall not be entitled to request a Demand Registration at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a Piggyback Registration.  Notwithstanding the foregoing, the Company shall not be obligated to proceed with a Demand Registration if the offering to be effected pursuant to such registration can be effected pursuant to an S-3 Shelf Registration and the Company, in accordance with Section 4, effects or has effected an S-3 Shelf Registration pursuant to which such offering can be effected.

(e)          Underwritten Offerings.  The Investor shall be entitled to request an underwritten offering pursuant to a Demand Registration, but only if the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount (based on then-current market prices).  If any of the Registrable Shares covered by a Demand Registration are to be sold in an underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(f)          Effective Period of Demand Registrations.  Upon the date of effectiveness of any Demand Registration for an underwritten offering and if such offering is priced promptly on or after such date, the Company shall use reasonable best efforts to keep such Demand Registration Statement effective for a period equal to 60 days from such date or such shorter period which shall terminate when all of the Registrable Shares covered by such Demand Registration have been sold by the Investor.  If the Company shall withdraw any Demand Registration pursuant to Section 5 before such 60 days end and before all of the Registrable Shares covered by such Demand Registration have been sold pursuant thereto, the Investor shall be entitled to a replacement Demand Registration which shall be subject to all of the provisions of this Agreement.  A Demand Registration shall not count against the limit on the number of such registrations set forth in Section 2(b) if (i) after the applicable Registration Statement has become effective, such Registration Statement or the related offer, sale or distribution of Registrable Shares thereunder becomes the subject of any stop order, injunction or other order or restriction imposed by the SEC or any other governmental agency or court for any reason not attributable to the Investor or its Affiliates (other than the Company and its controlled Affiliates) and such interference is not thereafter eliminated so as to permit the completion of the contemplated distribution of Registrable Shares or (ii) in the case of an underwritten offering, the conditions specified in the related underwriting agreement, if any, are not satisfied or waived for any reason not attributable to the Investor or its Affiliates (other than the Company and its controlled Affiliates), and as a result of any such circumstances described in clause (i) or (ii), less than 75% of the Registrable Shares covered by the Registration Statement are sold by the Investor pursuant to such Registration Statement.

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Section 3.    Piggyback Registrations.

(a)          Right to Piggyback.  Whenever prior to the occurrence of a Minimum Investor Holding Event the Company proposes to register any Shares under the Securities Act (other than on a registration statement on Form S-8, F-8, S-4 or F-4), whether for its own account or for the account of one or more holders of Shares (other than the Investor), and the form of registration statement to be used may be used for any registration of Registrable Shares (a “Piggyback Registration”), the Company shall give written notice to the Investor of its intention to effect such a registration and, subject to Sections 3(b) and 3(c), shall include in such registration statement and in any offering of Shares to be made pursuant to that registration statement all Registrable Shares with respect to which the Company has received a written request for inclusion therein from the Investor within 10 days after the Investor’s receipt of the Company’s notice or, in the case of a primary offering, such shorter time as is reasonably specified by the Company in light of the circumstances.  The Company shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof.  If the Company or any other Person other than the Investor proposes to sell Shares in an underwritten offering pursuant to a registration statement on Form S-3 under the Securities Act, such offering shall be treated as a primary or secondary underwritten offering pursuant to a Piggyback Registration.

(b)          Priority on Primary Piggyback Registrations.  If a Piggyback Registration is initiated as a primary underwritten offering on behalf of the Company and the managing underwriters advise the Company and the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration) that in their opinion the number of Shares proposed to be included in such offering exceeds the number of Shares (of any class) which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such registration and offering (i) first, the number of Shares that the Company proposes to sell, and (ii) second, the number of Shares requested to be included therein by holders of Shares, including the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration), pro rata among all such holders on the basis of the number of Shares requested to be included therein by all such holders or as such holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

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(c)          Priority on Secondary Piggyback Registrations.  If a Piggyback Registration is initiated as an underwritten registration on behalf of a holder of Shares other than the Investor, and the managing underwriters advise the Company that in their opinion the number of Shares proposed to be included in such registration exceeds the number of Shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares to be sold in such offering), then the Company shall include in such registration (i) first, the number of Shares requested to be included therein by the holder(s) requesting such registration, (ii) second, the number of Shares requested to be included therein by other holders of Shares including the Investor (if the Investor has elected to include Registrable Shares in such Piggyback Registration) and (iii) third, the number of Shares that the Company proposes to sell, pro rata among such holders on the basis of the number of Shares requested to be included therein by such holders or as such holders and the Company may otherwise agree (with allocations among different classes of Shares, if more than one are involved, to be determined by the Company).

(d)          Selection of Underwriters.  If any Piggyback Registration is a primary or secondary underwritten offering, the Company shall have the right to select the managing underwriter or underwriters to administer any such offering.

(e)          Basis of Participations.  The Investor may not sell Registrable Shares in any offering pursuant to a Piggyback Registration unless it (a) agrees to sell such Shares on the same basis provided in the underwriting or other distribution arrangements approved by the Company and that apply to the Company and/or any other holders involved in such Piggyback Registration and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents required under the terms of such arrangements.

Section 4.    S-3 Shelf Registration.

(a)          Right to Request Registration.  Subject to the provisions hereof, at any time when the Company is eligible to use Form S-3 prior to the Termination Date and if the Investor has not previously requested a Demand Registration which has resulted in an effective Demand Registration Statement, the Investor shall be entitled to request on one occasion that the Company file a Registration Statement on Form S-3 (or an amendment or supplement to an existing registration statement on Form S-3) for a public offering of all or such portion of the Registrable Shares designated by the Investor pursuant to Rule 415 promulgated under the Securities Act or otherwise (an “S-3 Shelf Registration”).  A request for an S-3 Shelf Registration may not be made at any time when the Company is diligently pursuing a primary or secondary underwritten offering pursuant to a registration statement.  Upon such request, and subject to Section 5, the Company shall use reasonable best efforts (i) to file a Registration Statement (or any amendment or supplement thereto) covering the number of shares of Registrable Shares specified in such request under the Securities Act on Form S-3 (an “S-3 Shelf Registration Statement”) for public sale in accordance with the method of disposition specified in such request within 10 business days (in the case of a Registration Statement that is automatically effective upon filing if the company is eligible to make such a filing under the Securities Act) or 45 days (in the case of all other Registration Statements) after the Investor’s written request therefor and (ii) if necessary, to cause such S-3 Shelf Registration Statement to become effective as soon as practical thereafter.  If permitted under the Securities Act, such Registration Statement shall be one that is automatically effective upon filing.  The right to request an S-3 Shelf Registration may be exercised no more than once in the aggregate and, pursuant to Section 2(b) may not be exercised after a Demand Registration, regardless of the number of Permitted Transferees who may become an Investor pursuant to Section 11.

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(b)          Right to Effect Shelf Takedowns.  The Investor shall be entitled, at any time and from time to time when an S-3 Shelf Registration Statement is effective and until the Termination Date, to sell such Registrable Shares as are then registered pursuant to such Registration Statement (each, a “Shelf Takedown”), but only upon not less than 10 business days’ prior written notice to the Company (if such takedown is to be underwritten).  The Investor shall be entitled to request that a Shelf Takedown shall be an underwritten offering; provided, however, that (based on the then-current market prices) the number of Registrable Shares included in each such underwritten Shelf Takedown would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount, and provided further that the Investor shall not be entitled to request any underwritten Shelf Takedown at any time when the Company is diligently pursuing a primary or secondary underwritten offering of Shares pursuant to a registration statement.  The Investor shall give the Company prompt written notice of the consummation of each Shelf Takedown (whether or not underwritten).

(c)          Priority on Underwritten Shelf Takedowns.  The Company may include Shares other than Registrable Shares in an underwritten Shelf Takedown for any accounts on the terms provided below, but only with the consent of the managing underwriters of such offering and the Investor (such consent not to be unreasonably withheld).  If the managing underwriters of the requested underwritten Shelf Takedown advise the Company and the Investor that in their opinion the number of Shares proposed to be included in the underwritten Shelf Takedown exceeds the number of Shares which can be sold in such offering without materially delaying or jeopardizing the success of the offering (including the price per share of the Shares proposed to be sold in such offering), the Company shall include in such underwritten Shelf Takedown (i) first, the number of Shares that the Investor proposes to sell, and (ii) second, the number of Shares proposed to be included therein by any other Persons (including Shares to be sold for the account of the Company) allocated among such Persons in such manner as the Company may determine.  If the number of Shares which can be sold is less than the number of Registrable Shares proposed to be included in the underwritten Shelf Takedown pursuant to clause (i) above, the amount of Shares to be so sold shall be allocated to the Investor.  The provisions of this paragraph (c) apply only to a Shelf Takedown that the Investor has requested be an underwritten offering.

(d)          Selection of Underwriters.  If any of the Registrable Shares are to be sold in an underwritten Shelf Takedown initiated by the Investor, the Company shall have the right to select the managing underwriter or underwriters to lead the offering.

(e)          Effective Period of S-3 Shelf Registrations.  The Company shall use reasonable best efforts to keep any S-3 Shelf Registration Statement effective for a period of 90 days after the effective date of such registration statement, provided that such 90 day period shall be extended by the number of days in any Suspension Period commenced pursuant to Section 5 during such period (as it may be so extended) and by the number of days in any Third Party Holdback Period commenced during such period (as it may be so extended).  Notwithstanding the foregoing, the Company shall not be obligated to keep any such registration statement effective, or to permit Registrable Shares to be registered, offered or sold thereunder, at any time on or after the Termination Date.

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Section 5.    Suspension Periods.

(a)          Suspension Periods.  The Company may (i) delay the filing or effectiveness of a Registration Statement in conjunction with a Demand Registration or an S-3 Shelf Registration or (ii) prior to the pricing of any underwritten offering or other offering of Registrable Shares pursuant to a Demand Registration or an S-3 Shelf Registration, delay such underwritten or other offering (and, if it so chooses, withdraw any registration statement that has been filed), but in each case described in clauses (i) and (ii) only if the Company determines in its sole discretion (x) that proceeding with such an offering would require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the disclosure of such information at that time would not be in the Company’s best interests, or (y) that the registration or offering to be delayed would, if not delayed, materially adversely affect the Company and its subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.  Any period during which the Company has delayed a filing, an effective date or an offering pursuant to this Section 5 is herein called a “Suspension Period”.  If pursuant to this Section 5 the Company delays or withdraws a Demand Registration or S-3 Shelf Registration requested by the Investor, the Investor shall be entitled to withdraw such request and, if it does so, such request shall not count against the limitation on the number of such registrations set forth in Section 2 or Section 4.  The Company shall provide prompt written notice to the Investor of the commencement and termination of any Suspension Period (and any withdrawal of a registration statement pursuant to this Section 5), but shall not be obligated under this Agreement to disclose the reasons therefor.  The Investor shall keep the existence of each Suspension Period confidential and refrain from making offers and sales of Registrable Shares (and direct any other Persons making such offers and sales to refrain from doing so) during each Suspension Period.  In no event (i) may the Company deliver notice of a Suspension Period to the Investor more than three times in any calendar year and (ii) shall a Suspension Period or Suspension Periods be in effect for an aggregate of 180 days or more in any calendar year.

(b)          Other Lockups.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to take any action hereunder that would violate any lockup or similar restriction binding on the Company in connection with a prior or pending registration or underwritten offering.

(c)          Purchase Agreement Restrictions.  Nothing in this Agreement shall affect the restrictions on transfers of Shares and other provisions of the Purchase Agreement, which shall apply independently hereof in accordance with the terms thereof.

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Section 6.    Holdback Agreements.

The restrictions in this Section 6 shall apply for as long as the Investor is the beneficial owner of any Registrable Shares.  If the Company sells Shares or other securities convertible into or exchangeable for (or otherwise representing a right to acquire) Shares in a primary underwritten offering pursuant to any registration statement under the Securities Act (but only if the Investor is provided its piggyback rights, if any, in accordance with Sections 3(a) and 3(b)), or if any other Person sells Shares in a secondary underwritten offering pursuant to a Piggyback Registration in accordance with Sections 3(a) and 3(b), and if the managing underwriters for such offering advise the Company (in which case the Company promptly shall notify the Investor) that a public sale or distribution of Shares outside such offering would materially adversely affect such offering, then, if requested by the Company, the Investor shall agree, as contemplated in this Section 6, not to (and to cause its majority-controlled Affiliates not to) sell, transfer, pledge, issue, grant or otherwise dispose of, directly or indirectly (including by means of any short sale), or request the registration of, any Registrable Shares (or any securities, including the Warrants, of any Person that are convertible into or exchangeable for, or otherwise represent a right to acquire, any Registrable Shares) for a period (each such period, a “Holdback Period”) beginning on the 10th day before the pricing date for the underwritten offering and extending through the earlier of (i) the 90th day after such pricing date (subject to customary automatic extension in the event of the release of earnings results of or material news relating to the Company) and (ii) such earlier day (if any) as may be designated for this purpose by the managing underwriters for such offering (each such agreement of the Investor, a “Holdback Agreement”).  Each Holdback Agreement shall be in writing in form and substance satisfactory to the Company and the managing underwriters.  Notwithstanding the foregoing, the Investor shall not be obligated to make a Holdback Agreement unless the Company and each selling shareholder in such offering also execute agreements substantially similar to such Holdback Agreement.  A Holdback Agreement shall not apply to (i) the exercise of any warrants or options to purchase shares of the Company (provided that such restrictions shall apply with respect to the securities issuable upon such exercise) or (ii) any Shares included in the underwritten offering giving rise to the application of this Section 6.

Section 7.    Registration Procedures.

(a)          Whenever the Investor requests that any Registrable Shares be registered pursuant to this Agreement, the Company shall use reasonable best efforts to effect, as soon as practical as provided herein, the registration and the sale of such Registrable Shares in accordance with the intended methods of disposition thereof, and, pursuant thereto, the Company shall, as soon as practical as provided herein:

(i)          subject to the other provisions of this Agreement, use commercially reasonable efforts to prepare and file with the SEC a Registration Statement with respect to such Registrable Shares and cause such Registration Statement to become effective (unless it is automatically effective upon filing);

(ii)          use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective for the relevant period required hereunder, but no longer than is necessary to complete the distribution of the Shares covered by such Registration Statement, and to comply with the applicable requirements of the Securities Act with respect to the disposition of all the Shares covered by such Registration Statement during such period in accordance with the intended methods of disposition set forth in such Registration Statement;

(iii)          use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

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(iv)          deliver, without charge, such number of copies of the preliminary and final Prospectus and any supplement thereto as the Investor may reasonably request in order to facilitate the disposition of the Registrable Shares of the Investor covered by such Registration Statement in conformity with the requirements of the Securities Act;

(v)          use commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such U.S. jurisdictions as the Investor reasonably requests and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided that the Company will not be required to (I) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (II) subject itself to taxation in any such jurisdiction or (III) consent to general service of process in any such jurisdiction);

(vi)          notify the Investor and each distributor of such Registrable Shares identified by the Investor, at any time when a Prospectus relating thereto would be required under the Securities Act to be delivered by such distributor, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of the Investor, the Company shall use commercially reasonable efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii)          in the case of an underwritten offering in which the Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, enter into a customary underwriting agreement on market terms and take all such other customary and reasonable actions as the managing underwriters of such offering may request in order to facilitate the disposition of such Registrable Shares (including, making members of senior management of the Company available at reasonable times and places to participate in “road-shows” that the managing underwriter determines are necessary to effect the offering);

(viii)          in the case of an underwritten offering in which the Investor participates pursuant to a Demand Registration, a Piggyback Registration or an S-3 Shelf Registration, and to the extent not prohibited by applicable law, (A) make reasonably available, for inspection by the managing underwriters of such offering and one attorney and accountant acting for such managing underwriters, pertinent corporate documents and financial and other records of the Company and its subsidiaries and controlled Affiliates, (B) cause the Company’s officers and employees to supply information reasonably requested by such managing underwriters or attorney in connection with such offering, (C) make the Company’s independent accountants available for any such managing underwriters’ due diligence and have them provide customary comfort letters to such underwriters in connection therewith; and (D) cause the Company’s counsel to furnish customary legal opinions to such underwriters in connection therewith; provided, however, that such records and other information shall be subject to such confidential treatment as is customary for underwriters’ due diligence reviews;

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(ix)          use reasonable best efforts to cause all such Registrable Shares to be listed on each primary securities exchange (if any) on which securities of the same class issued by the Company are then listed;

(x)          provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement and, a reasonable time before any proposed sale of Registrable Shares pursuant to a Registration Statement, provide the transfer agent with printed certificates for the Registrable Shares to be sold, subject to the provisions of Section 11; and

(xi)          promptly notify the Investor and the managing underwriters of any underwritten offering, if any:

(1)          when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(2)          of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Investor;

(3)          of the notification to the Company by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and

(4)          of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

For the avoidance of doubt, the provisions of clauses (vii), (viii) and (xi) of this Section 7(a) shall apply only in respect of an underwritten offering and only if (based on market prices at the time the offering is requested by the Investor) the number of Registrable Shares to be sold in the offering would reasonably be expected to yield gross proceeds to the Investor of at least the Minimum Amount.

(b)          No Registration Statement (including any amendments thereto) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and no Prospectus (including any supplements thereto) shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case, except for any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in reliance on and in conformity with written information furnished to the Company by or on behalf of the Investor or any other selling shareholder, underwriter or other distributor specifically for use therein.

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(c)          At all times after the Company has filed a registration statement with the SEC pursuant to the requirements of the Securities Act and until the Termination Date, the Company shall use reasonable best efforts to continuously maintain in effect the registration statement of its common stock under Section 12 of the Exchange Act and to use commercially reasonable efforts to file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, all to the extent required to enable the Investor to be eligible to sell Registrable Shares (if any) pursuant to Rule 144 under the Securities Act.

(d)          The Company may require the Investor and each other selling shareholder and other distributor of Registrable Shares as to which any registration is being effected to furnish to the Company information regarding such Person and the distribution of such securities as the Company may from time to time reasonably request in connection with such registration.

(e)          The Investor agrees by having its Shares treated as Registrable Shares hereunder that, upon being advised in writing by the Company of the occurrence of an event pursuant to Section 7(a)(vi), the Investor will immediately discontinue (and direct any other Persons making offers and sales of Registrable Shares to immediately discontinue) offers and sales of Registrable Shares pursuant to any Registration Statement (other than those pursuant to a plan that is in effect prior to such time and that complies with Rule 10b5-1 of the Exchange Act) until it is advised in writing by the Company that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 7(a)(vi), and, if so directed by the Company, the Investor will deliver to the Company all copies, other than permanent file copies then in the Investor’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice.

(f)          The Company may prepare and deliver an issuer free-writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free-writing prospectus.  Neither the Investor nor any other seller of Registrable Shares may use a free-writing prospectus to offer or sell any such shares without the Company’s prior written consent.

(g)          It is understood and agreed that any failure of the Company to file a registration statement or any amendment or supplement thereto or to cause any such document to become or remain effective or usable within or for any particular period of time as provided in Section 2, 4 or 7 or otherwise in this Agreement, due to reasons that are not reasonably within its control, or due to any refusal of the SEC to permit a registration statement or prospectus to become or remain effective or to be used because of unresolved SEC comments thereon (or on any documents incorporated therein by reference) despite the Company’s good faith and reasonable best efforts to resolve those comments, shall not be a breach of this Agreement.

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(h)          It is further understood and agreed that the Company shall not have any obligations under this Section 7 at any time on or after the Termination Date, unless an underwritten offering in which the Investor participates has been priced but not completed prior to the Termination Date, in which event the Company’s obligations under this Section 7 shall continue with respect to such offering until it is so completed (but not more than 60 days after the commencement of the offering).

(i)          Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to file a Registration Statement or include Registrable Shares in a Registration Statement unless it has received from the Investor, at least five days prior to the anticipated filing date of the Registration Statement, requested information required to be provided by the Investor for inclusion therein.

Section 8.    Registration Expenses.

(a)          All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, FINRA fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the Company and all independent certified public accountants and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) (but not including any underwriting discounts or commissions attributable to the sale of Registrable Shares or fees and expenses of counsel and any other advisor representing any underwriters or other distributors), shall be borne by the Company.  The Investor shall bear the cost of all underwriting discounts and commissions associated with any sale of Registrable Shares and shall pay all of its own costs and expenses, including all fees and expenses of any counsel (and any other advisers) representing the Investor and any stock transfer taxes.

(b)          The obligation of the Company to bear the expenses described in Section 8(a) shall apply irrespective of whether a registration, once properly demanded or requested becomes effective or is withdrawn or suspended; provided, however, that Registration Expenses for any Registration Statement withdrawn solely at the request of the Investor (unless withdrawn following commencement of a Suspension Period pursuant to Section 5) for any reason other than an adverse change in the Company or its business (unrelated to any financial market or general economic conditions that do not disproportionately affect the Company) shall be borne by the Investor.

Section 9.  Indemnification.

(a)          The Company shall indemnify, to the fullest extent permitted by law, the Investor and each Person who controls the Investor (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Company by the Investor expressly for use therein.

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(b)          In connection with any Registration Statement in which the Investor is participating, the Investor shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and shall indemnify, to the fullest extent permitted by law, the Company, its officers and directors and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Company by or on behalf of the Investor expressly for use therein.

Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person.  Failure so to notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person except to the extent that the indemnifying Person is materially and adversely prejudiced thereby.  The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld, provided that any such settlement includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnifying person, from all liabilities in respect of such claim or action for which such indemnifying person would be required to provide indemnification for).  An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person which are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case such maximum number of counsel for all indemnified Persons shall be two rather than one).  If an indemnifying Person is entitled to, and elects to, assume the defense of a claim, the indemnified Person shall continue to be entitled to participate in the defense thereof, with counsel of its own choice, but, except as set forth above, the indemnifying Person shall not be obligated to reimburse the indemnified Person for the costs thereof.  The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.  The indemnifying Person shall not be liable hereunder for any amount paid or payable or incurred pursuant to or in connection with any judgment entered or settlement effected with the consent of an indemnified Person unless the indemnifying Person has also consented to such judgment or settlement.

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(c)          The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer, director or controlling Person of such indemnified Person and shall survive the transfer of securities and the Termination Date but only with respect to offers and sales of Registrable Shares made before the Termination Date or during the period following the Termination Date referred to in Section 7(h).

(d)          If the indemnification provided for in or pursuant to this Section 9 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of the indemnifying Person on the one hand and of the indemnified Person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  In no event shall the liability of the indemnifying Person be greater in amount than the amount for which such indemnifying Person would have been obligated to pay by way of indemnification if the indemnification provided for under Section 9(a) or 9(b) hereof had been available under the circumstances.

Section 10.    Securities Act Restrictions.

The Registrable Shares are restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act.  Accordingly, the Investor shall not, directly or through others, offer or sell any Registrable Shares except pursuant to a Registration Statement as contemplated herein or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available.  Prior to any transfer of Registrable Shares other than pursuant to an effective registration statement, the Investor shall notify the Company of such transfer and the Company may require the Investor to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations or an opinion of counsel) as the Company may reasonably request.  The Company may impose stop-transfer instructions with respect to any Registrable Shares that are to be transferred in contravention of this Agreement.  Any certificates representing the Registrable Shares may bear a legend (and the Company’s share registry may bear a notation) referencing the restrictions on transfer contained in this Agreement (and the Purchase Agreement), until such time as such securities have ceased to be (or are to be transferred in a manner that results in their ceasing to be) Registrable Shares.  Subject to the provisions of this Section 10, the Company will replace any such legended certificates with unlegended certificates promptly upon surrender of the legended certificates to the Company or its designee and cause shares that cease to be Registrable Shares to bear a general unrestricted CUSIP number, in order to facilitate a lawful transfer or at any time after such shares cease to be Registrable Shares.

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Section 11.    Transfers of Rights.

(a)          If the Investor transfers any rights to a Permitted Transferee in accordance with the Purchase Agreement, such Permitted Transferee shall, together with all other such Permitted Transferees and the Investor, also have the rights of the Investor under this Agreement, but only if the Permitted Transferee signs and delivers to the Company a written acknowledgment (in form and substance satisfactory to the Company) that it has joined with the Investor and the other Permitted Transferees as a party to this Agreement and has assumed the rights and obligations of the Investor hereunder with respect to the rights transferred to it by the Investor.  Each such transfer shall be effective when (but only when) the Permitted Transferee has signed and delivered the written acknowledgment to the Company.  Upon any such effective transfer, the Permitted Transferee shall automatically have the rights so transferred, and the Investor’s obligations under this Agreement, and the rights not so transferred, shall continue, provided that under no circumstances shall the Company be required to provide more than one Demand Registrations or Shelf Registration.  Notwithstanding any other provision of this Agreement, no Person who acquires securities transferred in violation of this Agreement or the Purchase Agreement, or who acquires securities that are not or upon acquisition cease to be Registrable Shares, shall have any rights under this Agreement with respect to such securities, and such securities shall not have the benefits afforded hereunder to Registrable Shares.

Section 12.    Miscellaneous.

(a)          Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Media General, Inc.
333 E. Franklin St.
Richmond, Virginia
Attention:	General Counsel
Chief Financial Officer
Fax No.:	(804) 819-5565

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with a copy to:

Shearman & Sterling, LLP
599 Lexington Avenue
New York, New York 10022
Attention:	Stephen T. Giove
Douglas P. Bartner
Fax No.:	(212) 848-7179

If to the Investor:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska  68131
Fax No.:	(402) 346-3375
Attention:	Marc D. Hamburg

with a copy to:

Munger, Tolles & Olson LLP
355 S. Grand Avenue, 35th Floor
Los Angeles, California 90071
Attention:	Mary Ann Todd
Fax No.:	(213) 687-3702

(b)          No Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)          Assignment.  Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by Investor to a Permitted Transferee in accordance with the terms hereof.

(d)          No Third-Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor (and any Permitted Transferee to which an assignment is made in accordance with this Agreement), any benefits, rights, or remedies (except as specified in Section 9 hereof).

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(e)          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial, Etc.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.  Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 12(a).  To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)          Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by e-mail or facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(g)          Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

(h)          Captions.  The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.

(i)          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j)          The Company agrees that it shall not grant any registration rights to any third party (i) unless such rights are expressly made subject to the rights of Investor in a manner consistent with this Agreement or (ii) if such registration rights are senior to, or take priority over, the registration rights granted to the Investor under this Agreement.

(k)          Amendments.  The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the Company and the Investor.

[Execution Page Follows]

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IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

MEDIA GENERAL, INC.

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

EXHIBIT J

FORM OF

SHAREHOLDERS AGREEMENT

by and among

Media General, Inc.

and

Berkshire Hathaway Inc.

and

D. Tennant Bryan Media Trust

and

the Individual Shareholder Identified on the Signature Pages Hereto

Dated as of May [•], 2012

Page

ARTICLE I. EFFECTIVENESS; DEFINITIONS	3
1.1 Effective Time	3
1.2 Definitions	3

ARTICLE II. VOTING AGREEMENT	3
2.1 Nomination and Election of Investor Nominee	3
2.2 Investor Notice of Investor Nominee	3
2.3 Nomination Following the Date Hereof	4
2.4 Compliance with Organizational Documents and NYSE Rules	4
2.5 Board Observer	4
2.6 Director’s Duties	4

ARTICLE III. TRANSFER RESTRICTIONS	4
3.1 Transfers Allowed	4
3.2 Certain Transferees to Become Parties	5
3.3 Notice of Transfer	5
3.4 Certificate Legending	5

ARTICLE IV. REMEDIES	5
ARTICLE V. AMENDMENT, TERMINATION, ETC.	6
5.1 Termination	6
5.2 Oral Modifications	6
5.3 Written Modifications	6
5.4 Effect of Termination	6

ARTICLE VI. DEFINITIONS	6
6.1 Certain Matters of Construction	6
6.2 Definitions	6

ARTICLE VII. MISCELLANEOUS	9
7.1 Authority: Effect	9
7.2 Notices	9
7.3 Binding Effect, Etc	11
7.4 Descriptive Heading	12
7.5 Counterparts	12
7.6 Severability	12
7.7 No Recourse	12
7.8 Confidentiality	12

ARTICLE VIII. GOVERNING LAW	13
8.1 Governing Law	13
8.2 Consent to Jurisdiction	13
8.3 WAIVER OF JURY TRIAL	14
8.4 Exercise of Rights and Remedies	14

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is made as of May [•], 2012 by and among:

(i)	Media General, Inc., a Virginia corporation (together with its successors and permitted assigns, the “Company”);

(ii)	Berkshire Hathaway Inc., a Delaware corporation (together with its successors and permitted assigns, the “Investor”);

(iii)
D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994, between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees, a Virginia trust (the “Trust”); and

(iv)
the individual shareholder listed on the signature pages hereto (the “Individual Shareholder”; and together with the Trust and each of their respective successors and permitted assigns, the “Shareholder”).

RECITALS

WHEREAS, the Company and its subsidiaries are entering into certain refinancing and recapitalization transactions with Investor and certain of its Affiliates, including entering into the Credit Agreement for the purposes of repaying certain of the Company’s existing indebtedness;

WHEREAS, in connection with such refinancing and recapitalization transactions, the Company has agreed to issue to the Investor warrants to acquire shares of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock pursuant to the Warrant Agreement; and

WHEREAS, in consideration for, and as an inducement to, Investor to enter into such refinancing and recapitalization transactions, the Company and the Shareholder have agreed to enter into this Agreement to provide for the nomination and election of a designee of Investor to the Board of the Company for so long as Investor or its Affiliates hold shares of the Company’s Common Stock, or the right to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement, equal to 9.9% or more of the Company’s then outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

2

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

ARTICLE I.
EFFECTIVENESS; DEFINITIONS

1.1        Effective Time.  This Agreement shall become effective upon the effectiveness of the Credit Agreement and the Warrant Agreement.

1.2        Definitions.  Certain terms are used in this Agreement as specifically defined herein.  These definitions are set forth or referred to in Article VI hereof.

ARTICLE II.
VOTING AGREEMENT

2.1        Nomination and Election of Investor Nominee.

2.1.1 Shareholder Agreement to Nominate and Elect Investor Nominee.  Subject to Section 5.1 hereof, Shareholder hereby agrees that, prior to the occurrence of a Minimum Shareholder Holding Event, it shall exercise such rights as are available to it as a majority shareholder of the Class B Common Stock to nominate the Investor Nominee for election to the Board as a Class B Director at each annual shareholder meeting for the general election of directors and to vote in favor of such election, commencing with the first annual shareholder meeting for the general election of directors following the date hereof.

2.1.2 Company Agreement to Nominate Investor Nominee.  Subject to Section 5.1 hereof, the Company hereby agrees that upon the occurrence of a Shareholder Director Default or a Minimum Shareholder Holding Event, it shall (i) cause the Investor Nominee to be nominated for election to the Board as a Class A Director as part of the Company’s slate of nominees at each annual shareholder meeting for the general election of directors and (ii) use commercially reasonable efforts to cause the Investor Nominee to be elected to the Board as a Class A Director, in each case commencing with the first annual shareholder meeting for the general election of directors following the occurrence of the Shareholder Director Default or the Minimum Shareholder Holding Event.

2.2        Investor Notice of Investor Nominee.  Investor agrees that each year it shall give the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company reasonable prior notice of its choice of Investor Nominee for such year, which in any event shall be no less than 120 days before the Company’s next scheduled annual meeting for the general election of directors, to enable the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company to determine whether such Investor Nominee meets the Director Requirements and to provide sufficient time for the Company to prepare proxy materials.  The Investor shall provide and shall cause the Investor Nominee to provide such information as the Shareholder (prior to the occurrence of a Shareholder Default or a Minimum Shareholder Holding Event) and the Company shall reasonably request in order to make a determination that the Investor Nominee meets the Director Requirements and to prepare the proxy materials.

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2.3        Nomination Following the Date Hereof.  The Investor may, at its option, after the date hereof and prior to the general election of directors immediately following the date hereof, give notice to the Shareholder (prior to the occurrence of a Minimum Shareholder Holding Event) and the Company of its election to seek the appointment of an interim Class B Director to the Board.  As soon as practicable following the receipt of such notice and delivery of information meeting the requirements of Section 2.2 by the Investor to the Company and a determination by the Company that such interim nominee meets the Director Requirements, the Company shall cause the appointment to the Board of such interim nominee to the extent permitted by and in compliance with the Articles of Incorporation and By-laws of the Company.

2.4        Compliance with Organizational Documents and NYSE Rules.  All actions taken under this Article II shall be taken in compliance with (a) the Company’s Articles of Incorporation and By-laws, including without limitation the restrictions on the size and composition of the Board and the distribution of matters that holders of Class A Common Stock and Class B Common Stock, respectively, are permitted to vote on and (b) the applicable rules of the New York Stock Exchange, including any applicable requirements related to director independence.

2.5        Board Observer.  In any year, if for any reason, the Investor Nominee fails to be elected to the Board, Investor shall be entitled to designate a non-voting observer to attend all meetings of the Board.  The observer shall have no voice or vote at meetings he or she attends and shall not be counted for purposes of determining quorum or for any other purpose.  The Company shall, upon receipt of written notice of Investor’s election to designate a non-voting observer to the Board and identifying such observer nominee, cause such observer-nominee to be appointed, provided that the Company shall be entitled to receive such information regarding the non-voting observer nominee as it may reasonably request and provided further that such non-voting observer nominee shall enter into a confidentiality agreement containing provisions comparable to Section 7.8 hereof.

2.6        Director’s Duties.  Notwithstanding anything to the contrary in this Agreement, no provision hereof shall prevent, restrict, encumber or in any way limit the exercise of the fiduciary rights and obligations of any director (including a director that is an Investor Nominee) as a director (but not as a shareholder), or his or her ability to vote on matters, influence management or the other directors or otherwise to discharge his or her fiduciary or other duties as a director.

ARTICLE III.
TRANSFER RESTRICTIONS

3.1        Transfers Allowed.  Subject to Section 3.2, during the term of this Agreement and subject to any other applicable legal restrictions on transfer, Shareholder shall not Transfer any of its Shares of Class B Common Stock to any other Person except as follows:

3.1.1 Permitted Transferees.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to its Permitted Transferees, so long as such Permitted Transferees agree to be bound by the terms of this Agreement (if not already bound hereby).

3.1.2 Bona Fide Charitable Contributions.  Shareholder may Transfer any or all of its Shares of Class B Common Stock to a Charitable Organization as a bona fide charitable contribution.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

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3.1.3 Arm’s-length Transfers.  Shareholder may Transfer any or all its Shares of Class B Common Stock for cash in any transaction at arm’s-length and on arm’s-length terms.  Any Shares of Class B Common Stock so Transferred shall conclusively be deemed thereafter not to be Shares of the Shareholder under this Agreement.

3.1.4 Conversion to Class A Common Stock.  Notwithstanding anything else contained herein, Shareholder may convert any or all its Shares of Class B Common Stock into Class A Common Stock pursuant to and as permitted by the Company’s Articles of Incorporation.

3.1.5 Transfers Upon the Death of the Individual Shareholder.  Notwithstanding anything else contained herein, Transfers by the Trust or the Individual Shareholder by way of succession upon the Individual Shareholder’s death shall be permitted hereunder.

3.2        Certain Transferees to Become Parties.  Any Permitted Transferee receiving Shares from Shareholder in a Transfer pursuant to Section 3.1.1 shall become a Shareholder party to this Agreement and be subject to the terms and conditions of, and be entitled to enforce, this Agreement to the same extent, and in the same capacity, as the Shareholder that Transfers such Shares to such Permitted Transferee.  Prior to the initial Transfer of any Shares to any Permitted Transferee pursuant to Section 3.1.1, Shareholder shall (a) cause such Permitted Transferee to deliver to the Company and Investor its written agreement, in form and substance reasonably satisfactory to the Company and Investor, to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (b) remain directly liable for the performance by such Permitted Transferee of all obligations of such Permitted Transferee under this Agreement.  Notwithstanding anything else contained herein, no transferee receiving Shares in a Transfer permitted by Section 3.1.5 shall be required to become a party to this Agreement.

3.3        Notice of Transfer.  To the extent Shareholder or Permitted Transferee shall Transfer any Shares pursuant to this Article III, such Shareholder or Permitted Transferee shall, within five business days following consummation of such Transfer, deliver notice thereof to the Company and Investor.

3.4        Certificate Legending.  The Company shall and the Shareholder shall allow the Company to affix a legend on any certificates representing the Shareholder’s Shares subject to the restrictions of this Article III such that any applicable requirements of Virginia corporate law are satisfied.

ARTICLE IV.
REMEDIES

The parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  Notwithstanding the right of Investor to nominate an Investor Nominee as a Class A Director pursuant to Section 2.1.2, in the event of a Shareholder Director Default, such Shareholder Director Default shall be a breach of this Agreement.

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ARTICLE V.
AMENDMENT, TERMINATION, ETC.

5.1        Termination.  Notwithstanding anything else contained herein to the contrary, this Agreement shall automatically terminate upon the earliest of (i) the occurrence of a Minimum Investor Holding Event and (ii) the written consent of all parties hereto.

5.2        Oral Modifications.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.

5.3        Written Modifications.  This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by each party hereto.

5.4        Effect of Termination.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.

ARTICLE VI.
DEFINITIONS

For purposes of this Agreement:

6.1        Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Article VI:

(a)       The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Article or provision of this Agreement, and reference to a particular Article of this Agreement shall include all subsections thereof;

(b)        The word “including” shall mean including, without limitation;

(c)        Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)        The masculine, feminine and neuter genders shall each include the other.

6.2        Definitions.  The following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its subsidiaries shall be deemed an Affiliate of the Shareholder or the Investor (and vice versa), (b) if such specified Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof and (c) if such specified Person is a natural Person, any Family Member of such natural Person.

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“Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such person.

“Agreement” shall have the meaning set forth in the Preamble.

“Board” shall mean the board of directors of the Company.

“business day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Class A Common Stock” shall mean the Class A Common Stock of the Company.

“Class A Director” shall mean a director of the Board elected by the holders of the Company’s Class A Common Stock.

“Class B Common Stock” shall mean the Class B Common Stock of the Company.

“Class B Director” shall mean a director of the Board elected by the holders of the Company’s Class B Common Stock.

“Common Stock” shall mean the common stock of the Company, including the Class A Common Stock and the Class B Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Company, as borrower, BH Finance LLC, as Administrative Agent and the lenders from time to time party thereto.

“Director Requirements” shall mean collectively (A) any requirement on director qualifications, character, fitness, background, independence or other similar qualities imposed by: (i) the Company’s Articles of Incorporation and By-laws, (ii) any corporate governance guidelines adopted by the Company, (iii) any stock exchange rules applicable to the Company, and (iv) any requirements under applicable federal or state securities laws, and (B) that such director is “independent” as defined under any stock exchange rules or federal or state securities laws applicable to the Company.

“Family Member” shall mean, with respect to any natural Person, (a) any lineal descendant or ancestor or sibling (by birth or adoption) of such natural Person, (b) any spouse or former spouse of any of the foregoing, (c) any legal representative or estate of any of the foregoing, or the ultimate beneficiaries of the estate of any of the foregoing, if deceased, (d) any not-for-profit corporation or private charitable foundation, and (e) any trust or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing Persons described in clauses (a) through (d) above.

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“Individual Shareholder” shall have the meaning set forth in the Preamble.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Nominee” shall mean any natural person meeting the Director Requirements designated by Investor in accordance with Section 2.2 as being the Investor’s nominee for appointment to the Board.

“Minimum Shareholder Holding Event” shall mean the earliest of (i) the first day on which the Shareholder, along with any of its successors, permitted assigns and Permitted Transferees that have become party to or are otherwise bound by this Agreement, fails to hold the majority of the outstanding shares of the Company’s Class B Common Stock and (ii) the death of the Individual Shareholder.

“Minimum Investor Holding Event” shall mean the first day on which the Investor, along with one or more of its Affiliates, fails to hold shares of Common Stock or rights to acquire shares of Common Stock pursuant to the Warrant Agreement (after giving effect to any adjustments for dilution set forth in Section 8 thereof), equal to at least 9.9% of the Company’s then outstanding Common Stock.

“Permitted Transferee” shall mean, in respect of the Shareholder, (i) any Affiliate or Affiliated Fund of the Shareholder, (ii) other than as provided for in Section 3.1.5 and Section 3.2, upon the death of such Shareholder, such Shareholder’s estate, executors, administrators, personal representatives, heirs, legatees or distributees in each case acquiring the Shares in question pursuant to the will or other instrument taking effect at death of such holder or by applicable laws of descent an distribution and (iii) any Person acquiring such Shares pursuant to a qualified domestic relations order only to the extent such transferee agrees to be bound by the terms of this Agreement in accordance with Section 3.2 (it being understood that any Transfer not meeting the foregoing conditions but purporting to rely on Section 3.1.1 shall be null and void).  In addition, any Shareholder shall be a Permitted Transferee of the Permitted Transferees of itself.  Further, all Transfers between the Trust and the Individual Shareholder during the lifetime of the Individual Shareholder shall be Transfers to Permitted Transferees.

“Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Shares” shall mean all shares of Common Stock held by a Shareholder.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shareholder Director Default” shall mean prior to a Minimum Shareholder Holding Event, the failure by the Shareholder to comply with its obligations under Section 2.1.1 to nominate and elect the Investor Nominee to the Board.

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“Transfer” shall mean any sale, gift, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.  For the avoidance of doubt, it shall constitute a “Transfer” subject to the restrictions on Transfer contained or referenced in Article III if (a) a transferee is not an individual, a trust or an estate, and the transferor or an Affiliate thereof ceases to control such transferee (in which case, to the extent such transferee then holds assets in addition to Shares, the determination of the purchase price deemed to have been paid for the Shares held by such transferee in such deemed Transfer for purposes of the provisions of Article III (including whether a Transfer was made at arm’s-length) shall be made by the Board in good faith) or (b) with respect to a holder of Shares which was formed for the purpose of holding Shares, there is a Transfer of the equity interests of such holder other than to a Permitted Transferee of such holder or of the party transferring the equity of such holder.

“Trust” shall have the meaning set forth in the Preamble.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of May [•], 2012, by and between the Company and Investor, pursuant to which the Company agreed to issue to Investor warrants to purchase shares (subject to certain customary adjustments for dilution) of the Company’s Class A Common Stock equal to up to 19.9% of the Company’s aggregate issued and outstanding Common Stock.

ARTICLE VII.
MISCELLANEOUS

7.1        Authority: Effect.  Each party hereto represents and warrants to and agrees with each other party that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party (to the extent such party is not a natural person) and do not violate any agreement or other instrument applicable to such party or by which its assets are bound and (b) this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that the enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors generally and (ii) general principles of equity.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

7.2        Notices.  Any notices and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by facsimile or e-mail (if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise), or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company:

Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219

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Fax:	(804) 819-5563
Attention:	Chief Financial Officer
General Counsel
Email:	jwoodward@mediageneral.com
acarington@mediageneral.com

with copies to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Fax:	(212) 848-7179
Attention:	Stephen Giove, Esq.
Douglas Bartner, Esq.
E-mail:	sgiove@shearman.com
dbartner@shearman.com

If to Investor:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, NE  68131
Fax:	(402) 346-3375
Attention:	Marc D. Hamburg

with copies to:

Munger, Tolles & Olsen LLP
355 South Grand Avenue
35th Floor
Los Angeles, CA 90071-1560
Fax:	(213) 687-3702
Attention:	Mary Ann Todd, Esq.
Email:	maryann.todd@mto.com

If to the Trust:

D. Tennant Bryan Media Trust dated May 28, 1987, as amended and restated as of April 21, 1994 between D. Tennant Bryan and J. Stewart Bryan, III, as initial trustees
c/o  J. Stewart Bryan III
Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

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with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

If to the Individual Shareholder:

J. Stewart Bryan III
c/o  Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23219
Email:	sbryan@mediageneral.com

with copies to:

McGuireWoods LLP
One James Center
901 East Cary Street
Richmond, Virginia  23219
Fax:	(804) 698-2012
Attention:	Dennis I. Belcher, Esq.
Email:	dbelcher@mcguirewoods.com

Notice to the holder of record of any shares shall be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (x) on the date received, if personally delivered, (y) on the date received if delivered by facsimile or e-mail (subject to the recipient confirming receipt thereof in the case of e-mail) on a business day, or if not delivered on a business day, on the first business day thereafter and (z) two business days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.3        Binding Effect, Etc.  Except for restrictions on the Transfer of shares set forth in other written agreements, plans or documents and except for other written agreements dated on or about the date of this Agreement, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

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7.4        Descriptive Heading.  The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not be construed to define or limit any of the terms or provisions hereof.

7.5        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.  A facsimile of PDF email signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

7.6        Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

7.7        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, partnerships, limited liability companies or trusts, each party to this Agreement covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner, member, manager or trustee of any party or of any partner, member, manager, trustee or Affiliate thereof, solely in their capacity as such (it being understood that liability as an assignee in connection with a permitted assignment that becomes party to this Agreement may exist), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law.

7.8        Confidentiality.  Investor agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than in connection with its investment in the Company and its subsidiaries, any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.8 by Investor or its Affiliates), (b) is or has been independently developed or conceived by Investor without use of the Company’s confidential information or (c) is or has been made known or disclosed to Investor by a third party (other than an Affiliate of Investor) without a breach of any obligation of confidentiality such third party may have to the Company that is known to Investor; provided, however, that Investor may disclose confidential information (v) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (w) to any prospective purchaser of any securities of the Company from Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 7.8 as if Investor, (x) to any Affiliate, partner, member or related investment fund of Investor and their respective directors, employees and consultants, in each case in the ordinary course of business, as may be reasonably determined by Investor to be necessary in connection with Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (z) as may otherwise be required by law or legal, judicial or regulatory process, provided that Investor takes reasonable steps (at the cost and expense of the Company) to minimize the extent of any required disclosure described in this clause (z); and provided, further, however, that the acts and omissions of any Person to whom Investor may disclose confidential information pursuant to clauses (v) through (x) of the preceding proviso shall be attributable to Investor for purposes of determining Investor’s compliance with this Section 7.8.

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Each of the parties hereto acknowledge that Investor or any of its Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company, and may trade in the securities of such enterprises.  Nothing in this Section 7.8 shall preclude or in any way restrict the Investor or its Affiliates or related investment funds from (i) investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company or (ii) acquiring or Transferring shares of the Company’s Common Stock or the rights to acquire shares of the Company’s Common Stock pursuant to the Warrant Agreement so long as Investor complies with the confidentiality restrictions of this section, the Company’s insider trading policy and applicable law.

ARTICLE VIII.
GOVERNING LAW

8.1        Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Virginia without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

8.2        Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Virginia for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard shall be deemed to be included in clause above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Virginia law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.2 hereof is reasonably calculated to give actual notice.

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8.3        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4        Exercise of Rights and Remedies.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[Signature pages follow]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	MEDIA GENERAL, INC.

By:
Name:
Title:

THE INVESTOR:	BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

THE TRUST:	D. TENNANT BRYAN MEDIA TRUST

By:
	Name:	J. Stewart Bryan III, as Trustee

THE INDIVIDUAL SHAREHOLDER:	J. Stewart Bryan III, in his individual capacity

	Name:	J. Stewart Bryan III

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